Exhibit 10.40
Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
KEYSTONE AUTOMOTIVE HOLDINGS, INC.,
LKQ CORPORATION,
KAH ACQUISITION SUB, INC.,
CERTAIN STOCKHOLDERS OF KEYSTONE AUTOMOTIVE HOLDINGS, INC.,
AND
THE EQUITYHOLDERS REPRESENTATIVE

DATED AS OF DECEMBER 5, 2013

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3.22.		Customers; Suppliers	27
3.23.		Bank Accounts; Powers of Attorney	27
3.24.		Interested Party Transactions	28
3.25.		Brokers' and Finders' Fees	28
3.26.		No Other Representations	28
ARTICLE IV REPRESENTATIONS AND WARRANTS OF THE STOCKHOLDER PARTIES			29
4.1.		Organization and Qualification of Stockholder Party	29
4.2.		Ownership	29
4.3.		Authority	29
4.4.		No Conflict	29
4.5.		No Legal Actions	29
4.6.		Brokers' and Finders' Fees	30
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB			30
5.1.		Organization of Parent and Merger Sub	30
5.2.		Authority	30
5.3.		No Conflict	30
5.4.		Consents; Stockholder Approval	30
5.5.		No Legal Actions	31
5.6.		Ownership and Activities of Merger Sub	31
5.7.		Financing	31
5.8.		Solvency	31
5.9.		Acknowledgment	31
5.10.		Brokers' and Finders' Fees	32
5.11.		No Other Representations	32
ARTICLE VI COVENANTS			32
6.1.		Conduct of Business	32
6.2.		Access to Information; Confidentiality	34
6.3.		Satisfaction of Closing Conditions; Regulatory Matters	35
6.4.		Indemnification of Officers and Directors	37
6.5	.	Employees; Benefit Plans	38
6.6	.	Preservation of Records	39
6.7	.	Outstanding Letters of Credit	39
6.8	.	Director Resignations	39
6.9	.	Notice of Certain Events	39
6.1	.	No Solicitation of Other Bids	40
6.11	.	Employee Non-Solicit	41
6.12	.	Transfer of Common Stock; Voting; Company Stockholder Approval	41
6.13	.	Bonus Payments	42
6.14	.	NTP Payments	42
6.15	.	Access to Assets	42
6.16	.	Section 280G of the Code	42
6.17	.	Transfer of Title	42

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6.18	.	Closing Bank Debt	43
6.19	.	Stockholder Termination of Agreements	43
6.20	.	Further Assurances	43
ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING			43
7.1.		Conditions to Each Party's Obligations	43
7.2.		Conditions to the Obligation of Parent and Merger Sub	44
7.3.		Conditions to the Obligation of the Company	45
ARTICLE VIII TERMINATION			46
8.1.		Termination	46
8.2.		Effect of Termination	48
ARTICLE IX INDEMNIFICATION			48
9.1	.	Survival of Representations and Warranties	48
9.2	.	Indemnification	49
9.3	.	Limitations	50
9.4	.	Procedures	52
9.5	.	Third Party Claims	53
9.6	.	Purchase Price Adjustments	54
9.7	.	Fraud and Willful Misconduct	54
ARTICLE X TAX MATTERS			55
10.1	.	Tax Indemnity	55
10.2	.	Responsibility for Filing Tax Returns	56
10.3	.	Tax Contests	57
10.4	.	Assistance and Cooperation	58
10.5	.	Transfer Taxes	58
10.6	.	Treatment of Payments	59
ARTICLE XI DEFINITIONS; CONSTRUCTION			59
11.1.		Definitions	59
11.2.		Construction	71
ARTICLE XII GENERAL PROVISIONS			72
12.1	.	Equityholders Representative; Power of Attorney	72
12.2	.	Expenses	73
12.3	.	Public Announcements	74
12.4	.	Notices	74
12.5	.	Entire Agreement	75
12.6	.	Severability	75
12.7	.	Specific Performance	75
12.8	.	Successors and Assigns; Assignment; Parties in Interest	76
12.9	.	Amendment; Waiver	76
12.10	.	Governing Law; Venue	76
12.11	.	Waiver of Jury Trial	77
12.12	.	Other Remedies	77

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12.13	.	Counterparts; Electronic Delivery	77

Exhibit

Exhibit A    Form of Promissory Note
Exhibit B    Form of Mortgage

CI-9382152 v14     iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of December 5, 2013 (this “Agreement”), is entered into by and among Keystone Automotive Holdings, Inc., a Delaware corporation (the “Company”), LKQ Corporation, a Delaware corporation (“Parent”), KAH Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the undersigned stockholders of the Company (the “Stockholder Parties”), and Sphere Capital, LLC - Series A, a Delaware limited liability company, in its capacity as the representative of the Equityholders (the “Equityholders Representative”). (Unless the context otherwise makes clear, capitalized terms used in this Agreement are defined in ARTICLE XI.)
BACKGROUND
A.    This Agreement constitutes an agreement of merger, as such term is used in Section 251(b) of the General Corporation Law of the State of Delaware (the “DGCL”), providing for the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Merger”) in accordance with the terms and conditions of this Agreement and the DGCL, whereby each issued and outstanding share of capital stock of the Company will be converted into the right to receive the Per Share Merger Consideration.
B.    A special committee of the Board of Directors of the Company (the “Board”) has unanimously recommended that the Board approve this Agreement and declare its advisability to the Company and the Stockholders.
C.    The Board has unanimously adopted resolutions (i) approving this Agreement and declaring its advisability, (ii) approving the transactions contemplated hereby, including the Merger, (iii) determining that the terms of the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and the Stockholders, (iv) directing that this Agreement be submitted to the Stockholders for consideration for adoption or rejection and (v) recommending that the Stockholders adopt this Agreement.
D.    The boards of directors of both Parent and Merger Sub have each unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent and Merger Sub to enter into this Agreement and to consummate the Merger.
E.    The Company, Parent and Merger Sub desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated hereby and prescribe various conditions to the Merger as provided herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1.    The Merger. At the Effective Time, and subject to and on the terms and conditions of this Agreement and the provisions of the DGCL, the Company and Merger Sub shall consummate the Merger pursuant to which: (a) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the applicable Laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its properties, rights, privileges, powers, franchises and immunities, shall continue unaffected by the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.
1.2.    Closing. The closing (the “Closing”) of the Merger shall take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of K&L Gates LLP, 70 West Madison Street, Chicago, Illinois or on such other date or place as shall be agreed in writing between the Company and Parent; provided that the Closing shall not take place earlier than January 3, 2014. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.3.    Effective Time. On the Closing Date, the Parties shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) duly executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to give full effect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).
1.4.    Effects of the Merger. The Merger shall have the effects provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, franchises and immunities of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.5.    Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law, except that the name of the Surviving Corporation shall continue to be Keystone Automotive Holdings, Inc. until amended in accordance with Applicable Law and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law, except that the name of the Surviving Corporation shall continue to be Keystone Automotive Holdings, Inc. until amended in accordance with Applicable Law.

1.6.    Directors and Officers. The members of the board of directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation at the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation at the Effective Time, in each case to hold office until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall cease to be officers of the Company at the Effective Time.
ARTICLE II
EFFECT OF THE MERGER; MERGER CONSIDERATION

2.1.    Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub or on the part of any other Person:
(a)    Except as otherwise provided in Section 2.1(b) and Section 2.2, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and thereafter represent solely the right to receive the Initial Per Share Merger Consideration and the Subsequent Payments to be made with respect thereto as provided in Section 2.4(f) (all such amounts, taken together, the “Per Share Merger Consideration”). From and after the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration.
(b)    Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by Parent, or by any other direct or indirect wholly owned subsidiary of Parent, immediately prior to the Effective Time, shall be automatically canceled and retired and shall cease to exist and no payment or other consideration shall be made with respect thereto.
(c)    Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.
2.2.    Dissenting Shares. Shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Per Share Merger Consideration but instead shall be entitled to receive the fair value of such shares of Common Stock as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto except the rights set forth in Section 262 of the DGCL), unless and until such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share of Common Stock shall be treated as if it had been converted at the Effective Time into the right to receive the Per Share Merger Consideration as and when provided in Section 2.1(a), without any interest thereon. The Company shall give Parent (a) prompt notice of (i) any demands for appraisal pursuant to the DGCL received by the Company, but in any event not later than one (1) day after such demand is received by the Company, (ii) withdrawals of such demands, and (iii) any other instruments served pursuant to the DGCL and received by the Company in connection with such demands, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL prior to the Effective Time. The Company shall not, except with the prior written consent of Parent or as otherwise required by Applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands without Parent’s prior written consent.
2.3.    Treatment of Stock Options; Restricted Stock; and Restricted Stock Units.
(a)    Treatment of Stock Options. Prior to the Effective Time, the Company shall cause each Stock Option that has not expired and is outstanding immediately prior to the Effective Time to become or otherwise be deemed fully vested at such time and to be canceled and converted at the Effective Time into the right to receive payment of the Initial Stock Option Cancellation Payment and the Subsequent Payments to be made with respect thereto as provided in Section 2.4(f).
(b)    Treatment of Restricted Stock. Prior to the Effective Time, the Company shall cause each share of Restricted Stock that is unvested and outstanding immediately prior to the Effective Time to become or otherwise be deemed fully vested Common Stock at such time and, accordingly, each such share shall be converted automatically into and thereafter represent solely the right to receive the Initial Per Share Merger Consideration and the Subsequent Payments with respect thereto as provided in Section 2.4(f).
(c)    Treatment of Restricted Stock Units. Prior to the Effective Time, the Company shall cause each Restricted Stock Unit that is unvested and outstanding immediately prior to the Effective Time to become or otherwise be deemed fully vested at such time and to be canceled and converted at the Effective Time into the right to receive payment of the Initial Per Share Merger Consideration and the Subsequent Payments with respect thereto as provided in Section 2.4(f).
(d)    Company Equity Incentive Plan. After the Effective Time, the Company Equity Incentive Plan shall be terminated and no further Stock Options, shares of Restricted Stock, Restricted Stock Units, or other rights with respect to Common Stock shall be granted thereunder.

2.4.    Payments to the Equityholders.
(a)    Prior to the Closing Date, the Company shall distribute to each Stockholder of record (including holders of Restricted Stock) a customary letter of transmittal in form and substance reasonably satisfactory to Parent (the “Letter of Transmittal”) for use in surrendering the Certificates evidencing the shares of Common Stock held by such Stockholder (or in lieu thereof an Affidavit of Loss as provided in Section 2.4(d)) in exchange for the payments provided for in this Agreement.
(b)    Each Stockholder who has, prior to the Effective Time, properly completed, executed and delivered to the Company a Letter of Transmittal and the Certificate(s) evidencing such Stockholder’s shares of Common Stock (or an Affidavit of Loss in lieu thereof) shall be entitled to receive from Parent on the Closing Date, and Parent shall pay to such Stockholder on the Closing Date, an amount equal to the Initial Per Share Merger Consideration multiplied by the number of shares of Common Stock represented by the Certificate surrendered (or referred to in the Affidavit of Loss delivered in lieu thereof), such payments to be made by check or by wire transfer as requested by such Stockholder in the Letter of Transmittal delivered by such Stockholder; provided, however, that with respect to the holders of Restricted Stock immediately prior to the Effective Time, such payments shall be made through the Company’s or its applicable Subsidiary’s payroll account as provided in Section 2.4(e).
(c)    With respect to any Stockholder who has not properly completed, executed and delivered a Letter of Transmittal to the Company prior to the Effective Time, or who has failed to deliver the Certificate(s) evidencing such Stockholder’s shares of Common Stock (or an Affidavit of Loss in lieu thereof), Parent shall pay to the Equityholders Representative at the Closing an amount equal to the Initial Per Share Merger Consideration multiplied by the total number of shares of Common Stock held by all such Stockholders (other than Dissenting Shares), such funds to be held by the Equityholders Representative (subject to applicable abandoned property, escheat and similar Laws) for further payment to each such Stockholder when and as such Stockholder delivers a properly completed and executed Letter of Transmittal and the Certificate(s) evidencing such Stockholder’s shares of Common Stock (or an Affidavit of Loss in lieu thereof) to the Equityholders Representative (who shall promptly thereafter deliver such documents to Parent), at which time such Stockholder shall be entitled to receive from the funds held by the Equityholders Representative the same amount (payable in the same manner, except with respect to shares of Restricted Stock, which shall be payable as provided in Section 2.4(e)) as such Stockholder would have received from Parent under Section 2.4(b) if such Letter of Transmittal and Certificate(s) (or Affidavit of Loss in lieu thereof) had been delivered to the Company prior to the Effective Time.
(d)    If any Certificate which formerly represented shares of Common Stock held by any Stockholder shall have been lost, stolen or destroyed, such Stockholder may, in lieu of delivering such Certificate with the Letter of Transmittal delivered in accordance with Section 2.4(b) or Section 2.4(c), complete, execute and deliver an affidavit of loss in form reasonably satisfactory to Parent, including customary indemnity provisions (an “Affidavit of Loss”).
(e)    As soon as reasonably practicable after the Effective Time, but in any event not later than the first regular payroll that occurs not earlier than three (3) Business Days following the Effective Time, the Surviving Corporation shall pay through the Company’s or its applicable Subsidiary’s payroll account, in accordance with its regular payroll practices (and subject to all applicable payroll Taxes and withholding Taxes) to (i) each former holder of a Stock Option who has delivered an Option Consent Agreement, the Initial Stock Option Cancellation Payment, (ii) each holder of Restricted Stock, the portion of the Unpaid Class B Dividends specified by the Company not less than three (3) Business Days prior to the Closing Date, (iii) each applicable Employee, the amount of Transaction Expenses specified by the Company for such Employee not less than three (3) Business Days prior to the Closing Date, and (iv) each former holder of shares of Restricted Stock and each former holder of Restricted Stock Units who has delivered a Restricted Stock Unit Consent Agreement an amount in cash equal to the Initial Per Share Merger Consideration multiplied by the number of outstanding shares of Restricted Stock (or number of Restricted Stock Units) held by such holder of Restricted Stock (or Restricted Stock Units) immediately prior to the Effective Time. The Company has accrued, or shall prior to the Closing accrue, all applicable employer payroll Taxes and withholding Taxes payable by the Company in connection with the cash distributions set forth in clauses (i) through (iv) of this Section 2.4(e).
(f)    In addition to the payments to be made to the Equityholders as provided above, the Equityholders shall also be entitled to receive, subject to Section 12.1(b), the Subsequent Payments from the Equityholders Representative in accordance with their respective Equity Ownership Percentages. The foregoing notwithstanding, to the extent required by applicable Law, the Surviving Corporation shall, upon request of the Equityholders Representative, facilitate the payment of any Subsequent Payments to be made to former holders of Stock Options, shares of Restricted Stock and Restricted Stock Units, through its or its applicable Subsidiary’s payroll account, subject to all applicable payroll Taxes and withholding Taxes, in which case, the Equityholders Representative shall reimburse the Surviving Corporation for the employer portion of any applicable payroll Taxes in connection with the foregoing payments.
(g)    In no event shall any Equityholder be entitled to receive interest on any of the funds to be received in connection with the Merger.
2.5.    Other Payments by Parent at Closing. On the Closing Date, Parent shall deliver the executed Promissory Note to the Equityholders Representative and shall make the following payments by wire transfer of immediately available funds:
(a)    on the Company’s behalf, to the appropriate third parties the aggregate amount necessary to repay in full all Closing Bank Debt as set forth in the Payoff Letters, such payments to be remitted to the accounts and in the amounts specified in the Payoff Letters;
(b)    on the Company’s behalf, to the appropriate third parties, the aggregate amount necessary to pay the Transaction Expenses (other than Transaction Expenses payable to Employees) that shall have been determined as of the Closing, such payments to be remitted to the accounts and in the amounts specified by the Company not less than three (3) Business Days prior to the Closing Date;

(c)    to the Equityholders Representative, the Representative Holdback Amount and, if applicable, the WC Estimated Surplus, such payments to be remitted to an account or accounts specified by the Equityholders Representative not less than three (3) Business Days prior to the Closing Date; and
(d)    (A) to the Company, for the benefit of and disbursement to the Option Holders, the aggregate amount of the Initial Stock Option Cancellation Payments, such payment to be remitted to the Company’s or its applicable Subsidiary’s payroll account for further payment to the Option Holders pursuant to Section 2.4(e), (B) to the Company, for the benefit of and disbursement to the holders of Restricted Stock, the aggregate amount of the Unpaid Class B Dividends, such payment to be remitted to the Company’s or its applicable Subsidiary’s payroll account for further payment to such Equityholders pursuant to Section 2.4(e), (C) to the Company, for the benefit of and disbursement to the applicable Employees, the aggregate amount of Transaction Expenses payable to such Employees, such payment to be remitted to the Company’s or its applicable Subsidiary’s payroll account for further payment to such Employees pursuant to Section 2.4(e), (D) to the Company, for the benefit of and disbursement to the holders of Restricted Stock, the aggregate amount equal to the Initial Per Share Merger Consideration multiplied by the number of outstanding shares of Restricted Stock held by such holder of Restricted Stock immediately prior to the Effective Time, such payment to be remitted to the Company’s or its applicable Subsidiary’s payroll account for further payment to the holders of Restricted Stock pursuant to Section 2.4(e), (E) to the Company, for the benefit of and disbursement to the holders of Restricted Stock Units, the aggregate amount equal to the Initial Per Share Merger Consideration multiplied by the number of outstanding Restricted Stock Units held by such holders of Restricted Stock Units immediately prior to the Effective Time, such payment to be remitted to the Company’s or its applicable Subsidiary’s payroll account for further payment to the holders of Restricted Stock Units pursuant to Section 2.4(e), and (F) to the Company for disbursement to the applicable Governmental Entity, all withholding Taxes with respect to the Initial Stock Option Cancellation Payments, the Unpaid Class B Dividends, the Transaction Expenses payable to Employees, and the payments to the holders of Restricted Stock and Restricted Stock Units.
2.6.    Closing Net Working Capital and Net Closing Cash Adjustments.
(a)    No less than four (4) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Statement”), duly executed by the Chief Financial Officer of the Company, setting forth in reasonable detail the Company’s good faith estimate of the Closing Net Working Capital as of the anticipated Closing Date (the “Estimated Closing Net Working Capital”) and of the Net Closing Cash as of the anticipated Closing Date (the “Estimated Closing Cash”). The Estimated Statement shall be based on the books and records of the Company and its Subsidiaries, and shall be prepared in good faith and in accordance with the Accounting Conventions.
(b)    Within seventy-five (75) days after the Closing Date, Parent shall prepare and deliver to the Equityholders Representative a statement (the “Closing Statement”) setting forth Parent’s determination of Closing Net Working Capital and Net Closing Cash showing in reasonable detail any and all changes reflected therein from the amounts reflected in the Estimated Statement of Estimated Closing Net Working Capital and Estimated Closing Cash

delivered pursuant to Section 2.6(a). The Closing Statement shall be based on the books and records of the Company and its Subsidiaries and shall be prepared in good faith and in accordance with the Accounting Conventions.
(c)    The Closing Statement shall be final and binding on the Parties unless the Equityholders Representative, on behalf of the Equityholders, delivers to Parent a written notice of disagreement with the Closing Statement within seventy-five (75) days following the receipt thereof. Such written notice shall describe the nature of any such disagreement in reasonable detail, identifying the specific items as to which the Equityholders Representative disagrees and shall be accompanied by reasonable supporting documentation. During such seventy-five (75) day period, Parent shall cause the Surviving Corporation and its Subsidiaries to provide the Equityholders Representative and the Equityholders Representative’s advisors with on-site access and access via telephone and e-mail communications and transmissions during regular business hours and upon reasonable notice to all relevant books and records and employees (including key accounting and finance personnel) of the Surviving Corporation and its Subsidiaries to the extent necessary to review the matters and information used to prepare and to support the Closing Statement, all in a manner not unreasonably interfering with the business of the Surviving Corporation and its Subsidiaries and if and to the extent that such access is requested but not provided, such seventy-five (75) day review period shall be extended on a day-for-day basis for each full day that such access is requested but not provided. If the Equityholders Representative delivers a notice of disagreement in a timely manner, then the Equityholders Representative, on behalf of the Equityholders, and Parent shall attempt to resolve all such matters identified in such notice. If the Equityholders Representative and Parent are unable to resolve all such disagreements within thirty (30) days after the receipt by Parent of the notice of disagreement (or such longer period as may be agreed by Parent and the Equityholders Representative), then the remaining disputed matters shall be promptly submitted to the Accounting Arbitrator for binding resolution, and the Accounting Arbitrator shall be directed by Parent and the Equityholders Representative to resolve the unresolved objections as promptly as reasonably practicable. The Accounting Arbitrator will consider only those items and amounts set forth on the Closing Statement as to which Parent and the Equityholders Representative have disagreed and shall resolve such disagreements in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall issue a written report containing a final Closing Statement setting forth its determination of Closing Net Working Capital and Net Closing Cash, which determination shall be final and binding upon Parent, the Surviving Corporation, the Equityholders Representative and the Equityholders. Any upfront or other fees or expenses charged by the Accounting Arbitrator prior to the final determination shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders Representative, subject to the remaining provisions of this Section 2.6(c). The final aggregate fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items (including any upfront or other fees previously paid) shall be paid by Parent and by the Equityholders Representative (on behalf of the Equityholders, to be paid from the Representative Holdback Amount) based on the relative success of their positions as compared to the final determination of the Accounting Arbitrator. By way of example, if Parent has taken the position that the Closing Net Working Capital was $1,000,000 less than the Estimated Closing Net Working Capital and the Equityholders Representative has taken the position that the Closing Net Working Capital was $500,000 greater than the Estimated Closing Net Working Capital (and the parties had otherwise agreed on Net Closing Cash) and the Accounting Arbitrator finally determines that the Closing Net Working Capital was equal to the Estimated Closing Net Working Capital, then Parent shall ultimately pay two thirds (2/3) of the fees and expenses of the Accounting Arbitrator and the Equityholders Representative (on behalf of the Equityholders) shall ultimately pay one third (1/3) of the fees and expenses of the Accounting Arbitrator. To the extent either Parent or the Equityholders Representative has made payments to the Accounting Arbitrator in excess of the amount of fees and expenses ultimately determined to be payable by such Party, the other Party shall reimburse such first Party in an amount equal to such excess. Parent and the Equityholders Representative shall, and Parent shall cause the Surviving Corporation to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Statement as promptly as reasonably practicable.
(d)    If the aggregate amount of Closing Net Working Capital plus Net Closing Cash as finally determined in accordance with Section 2.6(c) is less than the aggregate amount of Estimated Closing Net Working Capital plus Estimated Closing Cash, then the amount of such difference (the “WC Deficiency”) shall be paid in the following sequential manner: (i) to the extent there is a WC Estimated Surplus, the Equityholders Representative shall pay to Parent the WC Deficiency from the WC Estimated Surplus, and any remaining portion of the WC Estimated Surplus shall be paid to the Equityholders pursuant to Section 2.6(e); (ii) if the WC Deficiency exceeds the WC Estimated Surplus (if any) the amount of the Promissory Note shall be reduced by the amount of the difference between the WC Deficiency and the WC Estimated Surplus (if any) up to an amount equal to $1,500,000 (and the Surviving Corporation and Equityholders Representative shall amend the Promissory Note to reflect the reduced amount); (iii) to the extent the WC Deficiency exceeds the combined amount of the WC Estimated Surplus (if any) plus $1,500,000, then the Equityholders Representative shall pay to Parent from the remaining Representative Holdback Amount an amount in cash equal to such excess; and (iv) to the extent the WC Deficiency exceeds the combined amount of the WC Estimated Surplus (if any) plus $1,500,000 plus the remaining Representative Holdback Amount, then the Stockholder Parties shall pay (which obligation shall be on a several basis based on their respective Indemnity Pro Rata Share) to Parent an amount in cash equal to such excess. If the aggregate amount of Closing Net Working Capital plus Net Closing Cash as finally determined in accordance with Section 2.6(c) is greater than the aggregate amount of Estimated Closing Net Working Capital plus Estimated Closing Cash, then the amount of such difference shall be paid by Parent or the Surviving Corporation to the Equityholders Representative (for further payment to the Equityholders in accordance with Section 2.6(e)) and the Equityholders Representative shall distribute the WC Estimated Surplus to the Equityholders in accordance with Section 2.6(e). Any payments required to be made pursuant to this Section 2.6(d) shall be made by wire transfer within five (5) Business Days after the final determination of Closing Net Working Capital and Net Closing Cash.
(e)    If Parent or the Surviving Corporation is obligated to make payments to the Equityholders Representative pursuant to Section 2.6(d), then, subject to Section 12.1(b), the Equityholders Representative shall disburse and pay the aggregate amount paid to it pursuant to Section 2.6(d) to the Equityholders in accordance with their respective Equity Ownership Percentages and, with respect to the Stockholders, the payment instructions set forth in their respective Letters of Transmittal.

2.7.    Representative Holdback Amount and WC Estimated Surplus.
(a)    If and to the extent that any portion of the Representative Holdback Amount remains unspent at the time that the final payment is made under the Promissory Note, then, Subject to Section 12.1(b), the Equityholders Representative shall pay over such remaining portion of the Representative Holdback Amount at such time to the Equityholders in the same manner as if such funds were being paid from payments received under the Promissory Note.
(b)    The Equityholders Representative shall retain the WC Estimated Surplus (if any) on behalf of the Equityholders and shall distribute the WC Estimated Surplus to the applicable parties pursuant to and in accordance with Section 2.6(d).
2.8.    Tax Withholding. Each of Parent, the Company, the Surviving Corporation and any applicable Subsidiary thereof, as applicable, shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the person with respect to whom such deduction and withholding was made.
2.9.    Tax Deductions. It is the intent of the Parties that, to the extent permitted by applicable Tax Law, all income Tax deductions with respect to, or resulting from, the payment of any Transaction Expenses, the Initial Stock Option Cancellation Payments, the payments to the holders of Restricted Stock and Restricted Stock Units, the payment of the Closing Bank Debt at Closing (including, for the avoidance of doubt, any Tax deductions that may be available with respect to the acceleration of original issue discount, any deferred underwriting fees or expenses, any deferred sponsor transaction fees and any other deferred financing fees or costs in connection with the repayment of the Closing Bank Debt) and any payments to the former holders of Stock Options, shares of Restricted Stock and Restricted Stock Units in connection with the Closing shall be deducted by the Company in a Pre-Closing Tax Period. The Company shall take all such deductions in the final Tax Returns of the Company for the Tax period ending on the Closing Date, and Parent shall not take any action, or permit the Surviving Corporation to take any action, inconsistent therewith.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to such exceptions as are disclosed in the Disclosure Letter referencing the appropriate Section or subsection of this ARTICLE III (or as may be otherwise readily apparent as responsive to any other Section of this ARTICLE III), the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing as follows:
3.1.    Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a true, correct and complete copy of its Constitutional Documents, each as amended to date, minute books and stock transfer records. The Company is not in violation of its Constitutional Documents in any material respect.
3.2.    Organization and Qualification of the Subsidiaries. Section 3.2 of the Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company and indicates the type of entity and jurisdiction of organization of each Subsidiary of the Company. Except for the Subsidiaries listed on Section 3.2 of the Disclosure Letter, the Company does not have any direct or indirect equity investment or other investment in any Person. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation or formation. Each Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a true, correct and complete copy of each of its Subsidiaries’ Constitutional Documents, each as amended to date, minute books and stock transfer records. None of the Company’s Subsidiaries is in violation of its Constitutional Documents in any material respect.
3.3.    Capitalization.
(a)    Section 3.3(a) of the Disclosure Letter lists a true, correct and complete list of (i) the authorized Equity Securities of the Company, (ii) the number and kind of Equity Securities of the Company that are issued and outstanding as of the date of this Agreement, (iii) the names of each of the holders of such Equity Securities and the respective number and kind of Equity Securities of the Company held by such holder and (iv) the equity holders of each of the Company’s Subsidiaries and the percentage of each such Subsidiary’s Equity Securities held by each such equity holder. All of the outstanding Equity Securities of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights or in violation of any applicable federal or state securities Laws. Except for rights granted to Parent under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting, dividend, ownership or transfer rights of any Equity Securities of the Company or any of its Subsidiaries. There are no outstanding Equity Securities other than shares of Common Stock, Restricted Stock Units and Stock Options. All outstanding shares of Restricted Stock, all outstanding Restricted Stock Units and all outstanding Stock Options will become fully vested prior to the Effective Time. All of the outstanding Equity Securities of the Company and its Subsidiaries have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Company and the Subsidiaries and their respective Equity Securities. Except for the Unpaid Class B Dividends, there are no accrued and unpaid dividends (whether or not declared) with respect to any outstanding shares of Common Stock.
(b)    As of the date of this Agreement, there are outstanding Stock Options to purchase 271,744 shares of Class B Common Stock granted under the Company Equity Incentive Plan and 326,144 shares of Class B Common Stock remain reserved for issuance under the Company Equity Incentive Plan. All of the Stock Options have been granted to eligible current or former officers, employees, consultants or directors of the Company and its Subsidiaries in the ordinary course of business consistent with past practice pursuant to the Company Equity Incentive Plan, and, in each case, initially exercisable for Class B Common Stock at an exercise price equal to fair market value at the time of such grant. Section 3.3(b) of the Disclosure Letter sets forth, with respect to each Stock Option, the name of the holder, the date of grant, current exercise price, the vesting schedule, and the number of shares of Class B Common Stock subject to such Stock Option.
(c)    As of the date of this Agreement, there are outstanding 422,400 shares of Restricted Stock granted under the Company Equity Incentive Plan. All of the shares of Restricted Stock have been granted to eligible current or former officers, employees, consultants or directors of the Company and its Subsidiaries in the ordinary course of business consistent with past practice pursuant to the Company Equity Incentive Plan, and, in each case, represent restricted shares of Class B Common Stock issued under the Company Equity Incentive Plan. Section 3.3(c) of the Disclosure Letter sets forth, with respect to each award of Restricted Stock, the name of the holder, the date of grant, the vesting schedule or vesting contingencies, and the number of shares of Restricted Stock subject to such award.
(d)    As of the date of this Agreement, there are outstanding 24,000 Restricted Stock Units granted under the Company Equity Incentive Plan. All of the Restricted Stock Units have been granted to eligible current or former officers, employees, consultants or directors of the Company and its Subsidiaries in the ordinary course of business consistent with past practice pursuant to the Company Equity Incentive Plan, and, in each case, represent the right to receive Class B Common Stock upon vesting. Section 3.3(d) of the Disclosure Letter sets forth, with respect to each Restricted Stock Unit, the name of the holder, the date of grant, the vesting schedule or vesting contingencies, and the number of shares of Class B Common Stock subject to such Restricted Stock Unit.
3.4.    Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and to comply with the terms, conditions and provisions hereof. Subject to the Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated to be performed by it under this Agreement have been duly authorized by all necessary and proper corporate action on the part of the Company. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
3.5.    No Conflict. The execution, delivery and performance by the Company of this Agreement, the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and the compliance by the Company and its Subsidiaries with the terms, conditions and provisions hereof does not and will not, with or without the giving of notice or the lapse of time or both, (a) result in the creation or imposition of any material Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (b) conflict with the Company’s or any of its Subsidiaries’ respective Constitutional Documents, each as amended to date, or (c) result in a material violation or breach of the terms, conditions or provisions of, or constitute a material default or event of default, or create a right of acceleration, termination or cancellation or a loss of any material rights under (i) any of the terms, conditions or provisions of any Material Contract, or (ii) any Law, License, Judgment or other requirement to which the Company, any of its Subsidiaries or any of their respective properties or assets are subject.
3.6.    Consents; Stockholder Approval. Section 3.6 of the Disclosure Letter lists each material consent, waiver, approval, Judgment and authorization of, and each registration, declaration and filing with, and each material notice to, any Governmental Entity or other Person that is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the Stockholder Approval, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) notices and filings required under the HSR Act and (d) any filings that are required under any applicable federal or state securities Laws. The Stockholder Approval is the only vote of the Stockholders required to adopt this Agreement and approve the Merger. Pursuant to Section 3(d) of the Stockholder Agreement, if this Agreement and the Merger are approved by Sphere, then Sphere will have the right to require the stockholders party to such Stockholder Agreement to (x) vote all of the shares of the Company’s capital stock owned by them in favor of adopting this Agreement and approving the Merger and (y) waive any dissenters’ rights, appraisal rights or similar rights which they may have under Applicable Law, including under Section 262 of the DGCL.
3.7.    Financial Statements.
(a)    Section 3.7(a) of the Disclosure Letter contains true, correct and complete copies of (i) the audited consolidated balance sheets, audited consolidated statements of operations and audited consolidated statements of cash flows of KAO and its Subsidiaries for the fiscal years ended January 1, 2011, December 31, 2011 and December 29, 2012, (ii) the unaudited unconsolidated balance sheet, unaudited unconsolidated statement of operations and unaudited unconsolidated statement of cash flows of the Company for that fiscal year ended December 29, 2012, (iii) the unaudited consolidated balance sheet of KAO and its Subsidiaries and the unaudited unconsolidated balance sheet of the Company (the “Balance Sheets”), each as of June 29, 2013 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and statements of cash flows of KAO and its Subsidiaries and the related unaudited unconsolidated statements of operations of the Company, each for the period then ended (collectively, the “Financial Statements”).

(b)    The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the absence of footnotes in the case of the unaudited interim Financial Statements. The audited consolidated balance sheet of KAO and its Subsidiaries for the fiscal year ended December 29, 2012 was prepared on a basis consistent with the Accounting Conventions. The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. Except as set forth on the Balance Sheets, neither the Company nor any of its Subsidiaries is obligated with respect to, or has any Liability for, Indebtedness as of the Balance Sheet Date.
(c)    Section 3.7(c) of the Disclosure Letter under the heading “Letters of Credit” sets forth a true, correct and complete list of the letters of credit currently outstanding under the Revolving Credit Facility that have been issued for the benefit of third parties in support of the business operations of the Company and its Subsidiaries (the “Letters of Credit”). Other than the Letters of Credit, neither the Company nor any of its Subsidiaries has issued to any Person any letters of credit or other similar security agreements. With respect to each Letter of Credit: (i) such Letter of Credit is legal, valid, binding, enforceable, and in full force and effect; (ii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach of default, or permit termination, modification or acceleration, under such Letter of Credit; (iii) no party has repudiated any provision of such Letter of Credit; (iv) such Letter of Credit is sufficient for the applicable contract or bid to which it related; and (v) Section 3.7(c) of the Disclosure Letter under the heading “Letters of Credit Agreements” (the “Letters of Credit Agreements”) sets forth the agreements to which the Company or any of its Subsidiaries is a party that requires such Letter of Credit or other similar security to be in place. True, correct and complete copies of the Letters of Credit have been made available to Parent.
(d)    Section 3.7(d) of the Disclosure Letter contains a schedule prepared by the Company of the calculation of Net Working Capital as of the end of the accounting period set forth thereon (the “Net Working Capital Schedule”).  The Net Working Capital Schedule was created from the underlying accounting records of the Company and its Subsidiaries and was prepared in the ordinary course consistent with past practice and the amounts reflected thereon are the same as the corresponding amounts that appear on such accounting records as of July 26, 2013.
(e)    Neither the Company nor any of its Subsidiaries have any long term Liabilities to their customers that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or in the notes thereto other than those reflected in the Balance Sheets.
3.8.    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities other than Liabilities (a) reflected or reserved against on the Financial Statements or the notes thereto, (b) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (c) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, (d) as set forth on Section 3.8 of the Disclosure Letter, (e) for future performance under Contracts to which the Company or one of its

Subsidiaries is a party or by which it is bound and under the Company Employee Plans (other than in each case Liabilities arising out of a violation thereof or any noncompliance therewith), and (f) arising with respect to subject matters specifically covered by other representations and warranties in this ARTICLE III.
3.9.    Absence of Certain Changes. Since the Balance Sheet Date, (a) there have not been any events, occurrences, changes, developments or circumstances which would have, or reasonably be anticipated to have, a Company Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries has taken any action of the type referred to in Section 6.1.
3.10.    Assets and Properties.
(a)    The Company and its Subsidiaries have good and valid title to all of their respective material owned assets and properties (whether real, personal or mixed, or tangible or intangible) (including all owned assets and properties reflected on the Balance Sheets, other than assets and properties disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of any Liens, other than Permitted Liens.
(b)    Section 3.10(b) of the Disclosure Letter contains a true, correct and complete list of each lease or license pursuant to which the Company or any of its Subsidiaries leases or licenses the use of any personal property entered into (i) prior to the Balance Sheet Date that provides for annual rental payments of $250,000 or more and (ii) after the Balance Sheet Date that provides for annual rental payments of $100,000 or more (each, a “Personal Property Lease”). With respect to each Personal Property Lease: (a) such Personal Property Lease is valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, (b) there is no material breach or material default under such Personal Property Lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, (c) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or material default under such Personal Property Lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto and (d) the Company or one of its Subsidiaries that is either the tenant or licensee named under such Personal Property Lease has a good and valid leasehold interest in the personal property that is subject to such Personal Property Lease and is in possession of the properties purported to be leased or licensed thereunder.
3.11.    Real Property; Real Property Leases.
(a)    Section 3.11(a) of the Disclosure Letter contains a true, correct, and complete list of all real estate owned by the Company or any of its Subsidiaries (the “Owned Real Property”) including with respect to each parcel of Owned Real Property the street address, the beneficial owner and the current use of the property. With respect to each parcel of Owned Real Property: (a) the Company or one of its Subsidiaries has good and marketable indefeasible fee simple title to such Owned Real Property and to all of the buildings, structures and other improvements thereon free and clear of all Liens other than Permitted Liens, and (ii) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any Person to purchase such Owned Real Property.

(b)    Section 3.11(b) of the Disclosure Letter contains a true, correct and complete list of each lease, sublease, license or similar agreement pursuant to which the Company or any of its Subsidiaries is lessee, sublessee or licensee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”), and any amendments, extensions or renewals thereto (each, a “Real Property Lease”). With respect to each Real Property Lease: (a) such Real Property Lease is valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, (b) there is no material breach or material default under such Real Property Lease by the Company or any of its Subsidiaries party thereto or, to the Company’s Knowledge, any other party thereto, (c) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or material default under such Real Property Lease by the Company or any of its Subsidiaries party thereto or, to the Company’s Knowledge, any other party thereto and (d) the Company or one of its Subsidiaries that is either the tenant or licensee named under such Real Property Lease has a good and valid leasehold interest in each parcel of real property that is subject to such Real Property Lease and is in possession of the properties purported to be leased or licensed thereunder. Except as expressly provided in the Real Property Leases, there are no security deposits under the Real Property Leases. The consummation of the transactions contemplated by this Agreement will not result in any loss or impairment of any of the Company’s or its Subsidiaries’ material rights, or require the delivery of notice to, or consent from, any Person, under any of the Real Property Leases.
(c)    Neither the Company nor any of its Subsidiaries is a party to any lease that is required to be recorded as a capitalized lease under GAAP.
(d)    The Real Property constitutes all of the real property that the Company and the Subsidiaries (or their Affiliates) own, lease, operate or sublease in connection with the operation of the Business. All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Real Property, and each parcel of the Real Property has sufficient access to and from publicly dedicated streets for the conduct of the Business. True, correct and complete copies of (i) all deeds and other instruments (as recorded) by which the Company acquired the Owned Real Property, (ii) the Real Property Leases, and (iii) all title insurance policies, title opinions or commitments, surveys, abstracts, subordination, non-disturbance, and attornment agreements (SNDAs), and appraisals prepared, performed or entered into after April 5, 1999 that are in the Company or its Subsidiaries’ possession with respect to the Real Property have been made available.
(e)    (i) Since January 1, 2012 there have not been actual, threatened or imminent changes in the zoning of any parcel of the Real Property or any part thereof materially and adversely affecting the current use, occupancy or value thereof and (ii) there is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any parcel of Real Property or any part thereof that would impair the existing use of the Real Property. Except for the Permitted Liens, none of the Company or any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Property.
(f)    All buildings, structures, facilities and improvements located on the Real Property, including buildings, structures, facilities and improvements that are under construction

(collectively “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by law for the use thereof, and the Improvements and the conduct of the Business on the Real Property conform in all material respects with all requirements of Law.
3.12.    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Letter lists all Company Intellectual Property that is registered or pending with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents, patent rights and pending applications for any of the foregoing.
(b)    The Company or one of its Subsidiaries owns all right, title and interest in and to the Company Intellectual Property, free and clear of Liens.
(c)    To the Company’s Knowledge, no Employees or current or former independent contractors of the Company or any of its Subsidiaries own any Intellectual Property relating to the Business developed or produced by such Employee or contractor while employed or engaged by the Company or any of its Subsidiaries.
(d)    Section 3.12(d) of the Disclosure Letter lists all licenses, sublicenses and other agreements (other than those relating to off-the-shelf software generally available to the public) whereby the Company or any of its Subsidiaries is granted material rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property for which the Company or one of its Subsidiaries holds exclusive or non-exclusive rights or interests granted by or through a license from other Persons that is used in or necessary for the Business. All such agreements are valid, binding and enforceable between the Company or its Subsidiary party thereto and the other parties thereto, and the Company or such Subsidiary and such other parties are in compliance in all material respects with the terms and conditions of such agreements. The Company has made available true, correct and complete copies of all such agreements.
(e)    To the Company’s Knowledge, the Company Intellectual Property does not infringe the Intellectual Property of any third party and is not being infringed by any third party. Neither the Company nor any of its Subsidiaries is a party to any claim, suit or other action that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Company Intellectual Property and, to the Company’s Knowledge, no such claim, suit or other action is threatened against any the Company or any of its Subsidiaries.
3.13.    Contracts.
(a)    Section 3.13(a) of the Disclosure Letter lists all of the following Contracts (or group of related Contracts) to which the Company or any of its Subsidiaries are a party or by which any of them are bound that:

(i)    during the year ended December 29, 2012 resulted in, or during the year ending December 28, 2013, is reasonably expected to result in, annual aggregate payments or revenue to the Company and its Subsidiaries of at least $250,000;
(ii)    during the year ended December 29, 2012 resulted in, or during the year ending December 28, 2013 is reasonably expected to result in, annual aggregate payments or expenditures by the Company and its Subsidiaries of at least $500,000 and differs in any material respect from the form and content of the Company’s standard form supplier agreement described in Section 3.13(a)(ii) of the Disclosure Letter;
(iii)    is an employment agreement with any Employee or an independent contractor agreement with an independent contractor of the Company or any of its Subsidiaries that provides for annual compensation in excess of $100,000 or that cannot be terminated at will without penalty or on written notice of ninety (90) days or less or is a severance pay practice or agreement with respect to any Employee;
(iv)    contains any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;
(v)    involves future payments for capital expenditures in excess of $250,000 in the aggregate for any single project or related series of projects;
(vi)    is not already fully performed or otherwise contains outstanding obligations, warranties or rights of the Company or any of its Subsidiaries relating to the direct or indirect acquisition or disposition of assets, capital stock or other ownership interest or any other interest in any business enterprise outside the ordinary course of the Company’s or any of its Subsidiaries’ businesses;
(vii)    relates to Indebtedness for borrowed money by the Company or any of its Subsidiaries;
(viii)    is a joint venture, partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person;
(ix)    grants any so-called “most favored nation” or similar rights;
(x)    is with any current or former director, officer or employee of the Company or any of its Subsidiaries or any Stockholder or any Affiliate of any Stockholder or pursuant to which the Company or any of its Subsidiaries has advanced or loaned any amount to any such Person, other than business travel advances in the ordinary course of business consistent with past practice in amounts less than $10,000;
(xi)    would or would reasonably be likely to prohibit or materially delay the Merger or the other transactions contemplated hereby or that would accelerate payment obligations, performance deadlines, or modify or accelerate any other material obligation due to the Merger or the other transactions contemplated hereby;

(xii)    restricts the ability of the Company or any of its Subsidiaries to assert any legal proceedings against any Person; or
(xiii)    is with a Governmental Entity;
(b)    Each Contract that is required to be listed on Section 3.13(a) of the Disclosure Letter, (each, a “Material Contract”) is valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, the other parties thereto, and is in full force and effect and, except for those Material Contracts that by their terms will expire prior to the Closing, will continue in full force and effect after the Closing, in each case without the Consent of any other Person other than the Consents set forth on Section 3.5 of the Disclosure Letter. There is no material breach or material default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the Company’s Knowledge, any other party thereto and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or material default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the Company’s Knowledge, any other party thereto. The Company has made available true, correct and complete copies of each Material Contract.
3.14.    Litigation. There are no material Legal Actions pending or, to the Company’s Knowledge, threatened against or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of their employees, officers, directors or managers in their capacity as such. None of the Company, any of its Subsidiaries, or their respective properties is subject to any Judgment that materially impairs the Company’s or such Subsidiary’s ability to operate the Business or that requires any future payments. Neither the Company nor any of its Subsidiaries are party to any Contract or subject to any Judgment that relates to any settlement involving future payments or providing behavioral remedies or admissions of criminal conduct.
3.15.    Compliance with Laws; Permits.
(a)    The Company and each of its Subsidiaries are, and since January 1, 2009, have been, in material compliance with all Applicable Laws. Since January 1, 2009, neither the Company, nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, verbal notice or follow-up communication from any Governmental Entity regarding any actual, alleged, or potential (i) non-routine administrative, civil or criminal investigation, inquiry or audit (other than Tax audits) relating to the Company or any of its Subsidiaries, or (ii) noncompliance with any Applicable Law or Judgment.
(b)    All material Permits required for the Company and its Subsidiaries to conduct the Business have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. Section 3.15(b) of the Disclosure Letter lists all current material Permits issued to the Company and its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. Neither the transactions contemplated by this Agreement nor any other event has occurred that, with or without notice or lapse of time or both, would or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Section 3.15(b) of the Disclosure Letter.
3.16.    Insurance. Section 3.16 of the Disclosure Letter sets forth all material insurance policies covering the assets, business, equipment, properties, operations, Employees, directors or managers (as applicable), and officers of the Company or any of its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds and there is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies.
3.17.    Environmental Matters.
(a)    The Company and its Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws and with the terms and conditions of all Licenses required under applicable Environmental Laws (all of which are set forth on Section 3.15(b) the Disclosure Letter), and (ii) have not received any written notice from any Governmental Entity or other Person of any pending investigations or actual or threatened liabilities of the Company or any of its Subsidiaries under any applicable Environmental Laws
(b)    No real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or, to the Company’s Knowledge, any similar state list.
(c)    Neither the Company nor any of its Subsidiaries has received any notice that any of the Real Property (including soils, groundwater, surface water, buildings and other structure located on any Real Property) has been contaminated with, or impacted by, any Hazardous Material that could reasonably be expected to result in an material Environmental Claim against, or a material violation of Environmental Law or term of any material Permit by, the Company or any of its Subsidiaries.
(d)    There are no active or abandoned aboveground or underground storage tanks owned or operated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice regarding potential Liabilities with respect to any off site Hazardous Materials treatment, storage, recycling, or disposal facilities or locations used by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any Liabilities of third parties under Environmental Law.
(e)    The Company has made available any and all environmental reports, studies, audits, site assessments, risk assessments, remedial activities and other similar documents with respect to the business or assets of the Company or any of its Subsidiaries that are in the possession or control of the Company or any of its Subsidiaries related to compliance with Environmental Laws, Environmental Claims (including any related notices) or the Release of Hazardous Materials.
3.18.    Employment Matters.
(a)    The Company has made available to Parent a list of all full or part-time Key Employees and such list also sets forth for each such Key Employee the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation.
(b)    Neither the Company nor any of its Subsidiaries is, or has been, a party to any Contract regarding collective bargaining or other Contract with or to any labor union, association, trade union, works council or labor organization (collectively, “Union”) representing any employee of the Company or any of its Subsidiaries, nor does any Union or collective bargaining agent represent any Employee. No Union or other collective bargaining agent has been recognized or certified as the collective bargaining representative of any group or unit of Employees. There are no unfair labor practice charges or complaints pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries. Since January 1, 2009, there has not been any labor strike, slow-down, work stoppage, walk-out, boycott, corporate campaign, “work to rule” campaign, handbilling, picket, arbitration or other concerted labor activity involving the Company or any of its Subsidiaries, and no such labor strike, slow-down, work stoppage, walk-out, boycott, corporate campaign, “work to rule” campaign, handbilling, picket, arbitration or other concerted labor activity is now pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty to bargain with any Union. Neither the Company nor any of its Subsidiaries is or, since January 1, 2009, has been the subject of any organizational efforts, or threatened organizational efforts, by any Union or other collective bargaining association with respect to any Employee.
(c)    The Company and each of its Subsidiaries is and has been in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, affirmative action, immigration, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, posting requirements, working conditions, meal and break periods, rest periods, labor relations, data privacy, data protection, privacy, reductions in force, plant closings, mass layoffs, pay equity, health and safety, workers’ compensation, leaves of absence, unemployment insurance, and the collection and payment of withholding and/or social security taxes and other applicable taxes, or any other employment related matter arising under Applicable Laws.
(d)    There are no Legal Actions against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or any of its Subsidiaries, including any Legal Action relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, affirmative action, immigration, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, posting requirements, working conditions, meal and break periods, rest periods, labor relations, data privacy, data protection, privacy, reductions in force, plant closings, mass layoffs, pay equity, health and safety, workers’ compensation, leaves of absence, unemployment insurance, and the collection and payment of withholding and/or social security taxes and other applicable taxes, or any other employment related matter arising under Applicable Laws.
(e)    All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all Applicable Laws. All Employees classified as exempt under the Fair Labor Standards Act and Applicable Law regarding wages and hours are properly classified as such. Neither the Company nor any of its Subsidiaries has incurred any liability or potential liability under the Fair Labor Standards Act or Applicable Law regarding wages and hours. Each nonexempt Employee under the Fair Labor Standards Act and Applicable Law regarding wages and hours has been paid all overtime compensation consistent with Applicable Laws.
(f)    Since January 1, 2009, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the WARN Act, and neither Company nor its Subsidiaries has any plans to undertake any action in the future that would trigger the WARN Act.
(g)    Neither the Company nor any of its Subsidiaries employ or utilize leased employees.
(h)    Neither the Company nor any of its Subsidiaries are (i) a government contractor subject to the provisions of Executive Order 11246 and similar or related state and local Laws or (ii) party to any Contract that constitutes or relates to an affirmative action plan or program as defined by Executive Order 11246 or similar or related state and local Laws.
(i)    To the Company’s Knowledge, no executive, manager, Key Employee, or group of Employees, has given any notice of termination of employment, or notice of any intent to terminate employment, with the Company or any of its Subsidiaries.
3.19.    Employment Benefit Plans.
(a)    Section 3.19(a) of the Disclosure Letter sets forth a true, correct and complete list of each existing Company Employee Plan. None of the Company Employee Plans is subject to Title IV of ERISA or Section 412 of the Code and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has, during any time in the six (6)-year period preceding the Closing Date, contributed to, sponsored, maintained or administered any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any Affiliate is required, or has during any time in the six (6)-year period preceding the Closing Date been required, to contribute to or has incurred any withdrawal liability in respect of any

“multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Each Company Employee Plan (and each related trust, insurance contract or fund) is, and has been administered and operated, in compliance in all material respects with its terms and with all Applicable Law. There are no pending or, to the Company’s Knowledge, threatened, claims by or on behalf of any of the Company Employee Plans, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than ordinary course claims for benefits). Neither the Company nor any of its Subsidiaries is a party to or participates in or contributes to any scheme, agreement, or arrangement (whether legally enforceable or not) for the provision of any pension, retirement or similar benefits for any Employee or for the widow, widower, surviving civil partner, child or dependent of any Employee.
(b)    With respect to each Company Employee Plan, the Company has made available true, correct and complete copies of each of the following: (i) where the Company Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Company Employee Plan; (v) in the case of any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Company Employee Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Company Employee Plans with respect to the two (2) most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Company Employee Plan.
(c)    Each Company Employee Plan has been established, administered and maintained in accordance with its terms and in material compliance with all Applicable Laws (including ERISA and the Code). Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. There is no pending or, to the Company’s Knowledge, threatened Legal Proceeding (i) relating to the revocation of any such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service or (ii) that could subject the Company or any of its Subsidiaries to a penalty under Section 502 of ERISA or to a tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Company Employee Plan have been timely paid in accordance with the terms of such Company Employee Plan and all Applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Qualified Benefit Plan; or (iv) engaged in any transaction which would give rise to Liability under Section 4069 or Section 4212(c) of ERISA.
(e)    With respect to each Company Employee Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code and no Company Employee Plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such Company Employee Plan.
(f)    Except as required by Applicable Law, no provision of any Company Employee Plan or collective bargaining agreement could reasonably be expected to result in any limitation on the Surviving Corporation or any of its Affiliates from amending or terminating any Company Employee Plan.
(g)    Except as required under Section 601 et. seq. of ERISA or other Applicable Law, no Company Employee Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company, any of its Subsidiaries nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.
(h)    There is no pending or, to the Company’s Knowledge, threatened Legal Action relating to a Company Employee Plan (other than routine claims for benefits), and no Company Employee Plan has since January 1, 2009 been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
(i)    There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the current level of expense with respect to any director, officer or employee, as applicable.

(j)    Section 3.19(j) of the Disclosure Letter lists each agreement, contract, plan or other arrangement (whether or not written and whether or not a Company Employee Plan) to which the Company or any of its Affiliates is a party that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder. Each such nonqualified deferred compensation plan complies with and has been operated and administered in accordance with the requirements of Code Section 409A, the Treasury Regulations promulgated thereunder and any other Internal Revenue Service guidance issued thereunder. As of immediately prior to the Effective Time, each outstanding Stock Option is exempt from Code Section 409A.
(k)    Each individual who is classified by the Company or one of its Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Employee Plan.
(l)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting of, or increase the amount of, compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Employee Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code that have not previously been disclosed to Parent.
3.20.    Taxes.
(a)    The Company and each of its Subsidiaries has timely filed all material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects and all Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any such Tax Return) have been paid or adequate reserves therefor have been established on the Balance Sheets in accordance with GAAP. The Company has made available true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since January 1, 2009.
(b)    Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries that has not been resolved. The Company has disclosed on its or its Subsidiaries’ federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries.

(c)    There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Legal Action pending or, to the Company’s Knowledge, threatened, with respect to any Taxes for which the Company or any of its Subsidiaries are, or might otherwise be, liable, and no taxing authority has given notice of the commencement of any audit, examination or deficiency Legal Action with respect to any such Taxes. The Company has made available to Parent true, correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or any of its Subsidiaries due for any taxable period.
(d)    Neither the Company nor any of its Subsidiaries are liable, nor does the Company nor any of its Subsidiaries have any potential Liability, for the Taxes of another Person (i) under any applicable Tax Law, or (ii) by Contract, indemnity or otherwise.
(e)    The Company and its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.
(f)    All deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.
(g)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.
(h)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.
(i)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(j)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than the current consolidated group of which the Company is the parent.
(k)    Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has taken any action that could defer a Liability for Taxes of the Company or any of its Subsidiaries from any Pre-Closing Tax Period to any Post-Closing Tax Period.
(l)    Neither the Company nor any of its Subsidiaries is a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Stockholder is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(m)    Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(n)    Neither the Company nor any of its Subsidiaries is, or has been, a party to, or a promoter of, a “reportable transaction” or any “listed transaction,” as defined in the Code or Treasury Regulations.
(o)    Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law).
(p)    Neither the Company nor any of its Subsidiaries owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, or (iii) passive foreign investment company, each within the meaning of the Code.
3.21.    Ownership of Assets. All of the buildings, plants, structures, furniture, fixtures, Improvements, machinery, equipment, vehicles and other items of tangible and intangible personal property owned or leased by the Company and its Subsidiaries constitute all of the tangible and intangible personal property used by the Company and its Subsidiaries to conduct the business and operations of the Company and its Subsidiaries. The disclosures set forth on Section 3.21 of the Disclosure Letter shall not have any effect or be deemed an exception to this Section 3.21 for purposes of ARTICLE IX.
3.22.    Customers; Suppliers. Section 3.22 of the Disclosure Letter sets forth the names of the Company’s and its Subsidiaries’ (a) ten (10) largest customers, measured by dollar volume of sales (during each of calendar year 2012 and 2013 to date) and (b) twenty (20) largest suppliers, measured by dollar volume of purchases (during each of calendar year 2012 and 2013 to date). No customer or supplier set forth or required to be set forth on Section 3.22 of the Disclosure Letter has provided written or, to the Company’s Knowledge, oral notice of such customer’s or supplier’s intention to cease or substantially reduce the use or supply of products, goods, or services of or to the Business. Since the Balance Sheet Date and through the date of this Agreement, there has not been any discontinuance of, or material change in, the discount to “jobber” pricing for any applicable products or services supplied or provided by any supplier set forth or required to be set forth on Section 3.22 of the Disclosure Letter and no such supplier has provided any written, or to the Company’s Knowledge, oral notice of any such discontinuance or material change.
3.23.    Bank Accounts; Powers of Attorney.
(a)    Section 3.23(a) of the Disclosure Letter sets forth a true, correct and complete list of (including name of bank, address, account number and title) of all bank accounts and safe deposit boxes utilized by the Company and its Subsidiaries and persons authorized to sign or otherwise act with respect thereto.

(b)    Section 3.23(b) of the Disclosure Letter sets forth a complete and correct list of all Persons holding a general or special power of attorney granted by the Company or any of its Subsidiaries.
3.24.    Interested Party Transactions. No officer, director, employee, stockholder or Affiliate of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such individual, or, to the Company’s Knowledge, any entity in which any such Person or individual owns any material beneficial interest, (a) is a party to any Contract or transaction with the Company or any of its Subsidiaries (other than employment agreements included in the Material Contracts or the ownership of Equity Interests in the Company as set forth on Sections 3.3(a), 3.3(b) and 3.3(c) of the Disclosure Letter), (b) has any direct legal interest in any tangible or intangible asset or property used by the Company or its Subsidiaries, (c) has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries has a business relationship or any Person that competes with the Company or any of its Subsidiaries except for stock ownership of less than three percent (3%) in publicly traded companies or Contracts entered into in the ordinary course of business consistent with past practice on non-exclusive arm’s length terms with a portfolio company of a Stockholder Party, or (d) is directly or indirectly indebted to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is indebted (or committed to make loans or extend or guarantee credit) to any such Person, whether directly or indirectly.
3.25.    Brokers’ and Finders’ Fees. Except for the fees and expenses of Robert W. Baird & Co. Incorporated and UBS Securities, LLC, which will be paid at Closing as Transaction Expenses, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of the Company or any of its Subsidiaries.
3.26.    No Other Representations. Except for the representations and warranties made in this ARTICLE III or in ARTICLE IV or in the Transaction Documents, neither the Company, any Stockholder Party nor any other Person (including any Subsidiary, any Equityholder or any director, officer, manager, employee, Affiliate, advisor, agent or other representative of the Company, any Subsidiary or any Equityholder) makes or has made to Parent or any other Person any representation or warranty, express or implied, relating or with respect to this Agreement, the transactions contemplated thereby, the Company or its Subsidiaries or their business, operations, properties, and liabilities or obligations, whether arising by statute or otherwise in law, including any implied warranty of merchantability, fitness for a particular purpose or otherwise. Except in the case of fraud or willful misconduct, neither the Company, any Subsidiary, any Equityholder nor any of their respective stockholders, directors, officers, managers, employees, Affiliates, advisors, agents or other representatives, will have or be subject to any liability to Parent or any other Person resulting from the use by Parent or its Representatives of any financial information, financial projections, forecasts, budgets or any other document or information furnished to Parent or any other Person (including information in the “data site” maintained by the Company or provided in any formal or informal management presentation); provided, however, that the foregoing is not intended to limit Parent’s or the Surviving Corporation’s rights to recovery set forth in Article IX based on any breach of any of the representations and warranties expressly made by the Company in this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTS OF THE STOCKHOLDER PARTIES

Each Stockholder Party hereby represents and warrants as to itself, himself or herself to Parent and Merger Sub as of the date of this Agreement and as of the Closing as follows:
4.1.    Organization and Qualification of Stockholder Party. Such Stockholder Party is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation or formation. Such Stockholder Party has all requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Stockholder Material Adverse Effect.
4.2.    Ownership. Section 3.3(a) of the Disclosure Letter sets forth for such Stockholder Party the Equity Securities of the Company held of record by such Stockholder Party. Such Stockholder Party has valid and marketable title to all such Equity Securities free and clear of any Liens.
4.3.    Authority. Such Stockholder Party has all requisite power and authority to execute and deliver this Agreement and to perform all of such Stockholder Party’s obligations hereunder. The execution, delivery and performance by such Stockholder Party of this Agreement and the consummation of the transactions contemplated to be performed by such Stockholder Party under this Agreement have been duly authorized by all necessary and proper corporate action on the part of such Stockholder Party. This Agreement constitutes the legal, valid and binding obligation of such Stockholder Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
4.4.    No Conflict. The execution, delivery or performance by such Stockholder Party of this Agreement, the consummation by such Stockholder Party of the transactions contemplated hereby and the compliance by such Stockholder Party with the terms, conditions and provisions hereof does not and will not, with or without the giving of notice or the lapse of time or both, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (a) such Stockholder Party’s Constitutional Documents, each as amended to date; (b) any of the terms, conditions or provisions of any material Contract with such Stockholder Party; or (c) any Law, License, Judgment, or other requirement to which such Stockholder Party or any of such Stockholder Party’s properties or assets, are subject.
4.5.    No Legal Actions. There is no Legal Action pending or, to the knowledge of such Stockholder Party, threatened, against or affecting such Stockholder Party or any of such Stockholder Party’s properties or assets that could reasonably be expected to have a Stockholder Material Adverse Effect.

4.6.    Brokers’ and Finders’ Fees. Except as set forth in Section 3.25, no investment banker, broker, finder or other intermediary is entitled to any fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of such Stockholder Party.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing as follows:
5.1.    Organization of Parent and Merger Sub. Parent and Merger Sub are each corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Parent Material Adverse Effect.
5.2.    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated to be performed by them under this Agreement have been duly authorized by all necessary and proper corporate action on its part. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
5.3.    No Conflict. The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with the terms, conditions and provisions hereof does not and will not, with or without the giving of notice or the lapse of time or both, (a) conflict with Parent’s or Merger Sub’s respective Constitutional Documents, each as amended to date, or (b) result in a material breach of the terms, conditions or provisions of, or constitute a material default, a material event of default or an event creating rights of acceleration, termination or cancellation or a loss of material rights under (i) any of the terms, conditions or provisions of any material Contract with Parent or Merger Sub, or (ii) any Law, License, Judgment or other requirement to which Parent or Merger Sub, or any of their respective properties or assets are subject.
5.4.    Consents; Stockholder Approval. No consent, waiver, approval, Judgment or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or other Person is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the affirmative vote of Parent, as the sole stockholder of Merger Sub, which shall be given immediately following the execution of this Agreement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) notices and filings as may be required under the HSR Act and (d) any filings that are required under any applicable federal or state securities Laws. Without limiting the generality of the foregoing, no vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger.
5.5.    No Legal Actions. There is no Legal Action pending or, to the knowledge of Parent, threatened, against or affecting Parent or Merger Sub or any of their properties or assets that could reasonably be expected to have a Parent Material Adverse Effect.
5.6.    Ownership and Activities of Merger Sub. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
5.7.    Financing. Parent has, as of the date of this Agreement, and will have at the Effective Time, sufficient funds and/or the ability to borrow sufficient funds to pay the amounts required to be paid by Parent pursuant to Sections 2.3, 2.4 and 2.5 and to pay all related fees and expenses to be paid by Parent at Closing. Parent’s and Merger Sub’s obligations under this Agreement are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing to enable Parent to meet its obligations hereunder.
5.8.    Solvency. Assuming the satisfaction of the conditions set forth in Section 7.2(a), immediately after giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement, the Surviving Corporation (on a consolidated basis with its Subsidiaries) (i) will be able to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due and payable, (ii) will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud current creditors of the Company or any of its Subsidiaries, or creditors of the Surviving Corporation or any of its Subsidiaries.
5.9.    Acknowledgment. Parent and Merger Sub acknowledge that (a) except for the representations and warranties made by the Company in ARTICLE III or in any Transaction Documents, neither the Company nor any other Person (including any Subsidiary, any Equityholder or any director, officer, manager, employee, Affiliate, advisor, agent or other representative of the Company, any Subsidiary or any Equityholder) makes or has made to Parent or any other Person any representation or warranty, express or implied, relating or with respect to this Agreement, the transactions contemplated thereby, the Company or its Subsidiaries or their business, operations, properties, and liabilities or obligations, whether arising by statute or otherwise in law, including any implied warranty of merchantability, fitness for a particular purpose or otherwise.
5.10.    Brokers’ and Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission payable by the Company or any Equityholder in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of Parent or Merger Sub.
5.11.    No Other Representations. Except for the representations and warranties contained in this ARTICLE V or in any other Transaction Document, neither Parent nor Merger Sub, nor any other Person acting on their behalf, makes or has made any representation or warranty, express or implied. Neither Parent nor Merger Sub has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub or otherwise, other than those representations and warranties expressly made in this ARTICLE.
ARTICLE VI
COVENANTS

6.1.    Conduct of Business. Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except as (a) expressly contemplated by this Agreement, (b) set forth on Section 6.1 of the Disclosure Letter, or (c) consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to (1) carry on their respective businesses in the ordinary course in all material respects consistent with past practice, (2) use commercially reasonable efforts to keep its business and operations intact, retain its present officers and employees and preserve its material rights, franchises, goodwill and relations with its clients, customers, lessors, suppliers and others with whom it does business so that they will be preserved after the Closing, (3) use commercially reasonable efforts to conduct their business in material compliance with all Applicable Laws, and (4) use commercially reasonable efforts to conduct their business in accordance with the terms and conditions of any Material Contract. Without limiting the generality of the foregoing, except as (a) expressly contemplated by this Agreement, (b) set forth on Section 6.1 of the Disclosure Letter or (c) consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly:
(i)    amend the Company’s or any of its Subsidiaries’ respective Constitutional Documents or any of their outstanding securities;
(ii)    declare or set aside any dividend that is not paid prior to the Closing;
(iii)    adjust split, combine, subdivide or reclassify any Equity Interests of the Company or any of its Subsidiaries;
(iv)    except for the issuance of the Reserved Equity Interests, a true and complete list of which, as of the date of this Agreement, has been made available to Parent, and as provided in the Company Equity Incentive Plan, authorize for issuance, issue, sell, deliver, transfer, dispose of or encumber or agree or commit to any such actions, any Equity Interests in the Company or any of its Subsidiaries, or any security convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interests in the Company or any of its Subsidiaries;
(v)    redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire any Equity Interest of the Company or any of its Subsidiaries;
(vi)    sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any Permitted Liens, any of the properties or assets (including Equity Interests of any Person) of the Company or any of its Subsidiaries other than sales of properties or assets (other than Equity Securities in any Subsidiaries of the Company) with a fair market value of less than $250,000 in the ordinary course of business consistent with past practice;
(vii)    make or commit to make any capital expenditures in excess of $50,000 in the aggregate;
(viii)    acquire or agree to acquire any business or Person in any manner, including by merging or consolidating with such business or Person, or acquiring or agreeing to acquire the Equity Interests or assets of such business or Person;
(ix)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(x)    change its auditor or change its methods of accounting in effect as of the date of this Agreement except as required by changes in GAAP;
(xi)    make, change or revoke any material Tax election, amend any material Tax Return, settle or compromise any material income Tax liability, Tax claim or Tax assessment, adopt or change any of its methods of accounting with respect to Taxes, enter into any closing agreement, settle, compromise or consent to any Tax claim, take any affirmative action to surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim;
(xii)    settle, pay, discharge or compromise, or agree to settle, pay, discharge or compromise, any Legal Action, except for any such settlement or compromise in the ordinary course of business consistent with past practice that is not material to the operations or financial condition of the Company and its Subsidiaries taken as a whole and does not include any equitable relief applicable to any period of time after the Closing;
(xiii)    (i) enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any of its directors or officers or Key Employees, (ii) grant any salary, wage or other increase in compensation to any Key Employee or to any other Employees other than in the ordinary course of business consistent with past practice, or (iii) modify any employee benefit under a Company Employee Plan except as may be required by Law, provided that the Company may take all actions necessary to terminate or cause to lapse, immediately prior to the Effective Time, any repurchase rights of the Company that remain applicable to any shares of Common Stock;

(xiv)    pay any severance or termination pay to any officers, directors or managers (as applicable), or employees of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or as required by Contracts existing as of the date of this Agreement;
(xv)    establish, adopt, enter into, or terminate any Company Employee Plan other than as required by this Agreement.
(xvi)    enter into any material transaction or arrangement with, or for the benefit of, any Affiliate or any directors, former directors, officers or stockholders of any Affiliate;
(xvii)    hire or terminate any Key Employee;
(xviii)    effect or permit a “mass layoff” or “plant closing” as those terms are defined under the WARN Act or engage in any action or conduct that triggers application of the WARN Act;
(xix)    recognize any labor union or any other association as the bargaining representative of the Employees;
(xx)    enter into any collective bargaining agreement, or negotiations for a collective bargaining agreement, with any labor union or other association with respect to the Employees;
(xxi)    enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their present or future Affiliates or any successor thereto from engaging or competing in any line of business and/or in any location;
(xxii)    enter into, amend, modify or terminate any Material Contract or Real Property Lease or otherwise waive, release or assign any material rights, claims or benefits thereunder, except with respect to Material Contracts disclosed or required to be disclosed under clauses (i), (ii), (v), or (vii) of Section 3.13(a) of the Disclosure Letter in the ordinary course of business consistent with past practice;
(xxiii)    do any act or knowingly omit to do any act whereby any material Company Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;
(xxiv)    fail to maintain in full force and effect any policies or binders of insurance coverage in effect as of the date hereof; or
(xxv)    agree, authorize or commit to do any of the foregoing.
6.2.    Access to Information; Confidentiality. Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Parent and its Representatives (including any financing sources and their respective representatives) shall continue to have reasonable access during normal business hours to the facilities, books and records (consistent with Applicable Law regarding privacy) of the Company and its Subsidiaries to conduct such inspections (including non-invasive environmental due diligence activities) as Parent may reasonably request. Any inspection pursuant to this Section 6.2 will be conducted in such a manner so as not to interfere unreasonably with the conduct of the Business and in no event will any provision hereof be interpreted to require the Company or its Subsidiaries to permit any inspection, or to disclose any information, that the Company and its legal representatives determine in good faith may waive any attorney-client or similar privilege that it or its Subsidiaries may hold or conflict with any of its obligations, or the obligations of its Subsidiaries, to a third party with respect to confidentiality. The foregoing notwithstanding, neither Parent nor Merger Sub, nor any of their respective Representatives, shall contact any Employee, landlord, customer, supplier or shareholder of the Company or of any of its Subsidiaries (other than such Persons set forth on Section 6.2 of the Disclosure Letter) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); it being acknowledged that any and all such contacts will be arranged by and coordinated with the Company and the Company shall cooperate in good faith with Parent to facilitate such contact as may be reasonably requested by Parent. All information exchanged pursuant to this Section 6.2 shall be subject to that certain Confidentiality Agreement between Parent and the Company dated as of January 7, 2013 (the “Confidentiality Agreement”).
6.3.    Satisfaction of Closing Conditions; Regulatory Matters.
(a)    Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, and subject to the terms and conditions of this Agreement, each of the Company and Parent shall use commercially reasonable efforts to take or cause to be taken as promptly as reasonably practicable all actions and to do or cause to be done as promptly as reasonably practicable all things necessary under the terms of this Agreement or under Applicable Law to cause the satisfaction of the conditions set forth in ARTICLE VII and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all Consents of all Governmental Entities or third parties that may be or become necessary in connection with its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the Parties shall cooperate with each other with respect to each of the foregoing; provided, however, that (i) such use of commercially reasonable efforts shall not require any Party to make any payment to obtain any Consent from a Governmental Entity or other third party required in order to consummate the transactions contemplated hereby (other than in connection with the HSR Filing), and (ii) neither the Company nor any of its Subsidiaries shall agree orally or in writing to any agreement or understanding affecting the Company, any of its Subsidiaries, or any of their respective assets as a condition for obtaining any Consents from any Governmental Entity or other third party without obtaining the prior written consent of Parent.
(b)    The Company shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, commercially reasonable efforts to obtain any third-party consents, (i) necessary to consummate the transactions contemplated hereby or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Closing; provided, however, that the Company and Parent shall coordinate and reasonably cooperate in determining whether any actions, notices, consents, approvals, or waivers are required to be given or obtained, or should be given or obtained, from parties to any Material Contract in connection with the consummation of the transactions contemplated hereby and seeking any such actions, notices, consents, approvals, or waivers.
(c)    From the date hereof until the Closing Date, each of Parent and the Company shall promptly notify the other in writing of any pending, or to the Company’s Knowledge or the knowledge of Parent (as the case may be), threatened action, suit, arbitration, or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit in any material respect the right of Merger Sub to own or operate all or any portion of the business or assets of the Company or any of its Subsidiaries.
(d)    Parent and the Company agree to file a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as promptly as practicable after the date hereof and in no event more than ten (10) Business Days after the date of this Agreement (the “HSR Filing”). All filing fees payable with respect to such filings shall be paid by Parent. Parent and the Company agree to promptly file any other report required by any other Governmental Entity relating to antitrust matters, and to promptly make any other filings or submissions required under the HSR Act. The Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Each of the Company and Parent shall promptly inform the other Party of any material communication received by such Party from any Governmental Entity in respect of the HSR Filing. Each of the Company and Parent shall (i) use its commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Entity for additional information and documents requested under the HSR Act; and (ii) not (A) extend any waiting period under the HSR Act, or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other.
(e)    Subject to Applicable Law and any applicable confidentiality restrictions, Parent and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to the other that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide any Party with a right to review any such information provided to any Governmental Entity on a confidential basis (including valuation material) in connection with the Merger or the other transactions contemplated by this Agreement. The Parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 6.3 and Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(f)    Notwithstanding the foregoing, nothing in this Section 6.3 shall require, or be construed to require, Parent, Merger Sub, or any of their respective Affiliates to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, Merger Sub, the Company (pre-Closing), the Surviving Corporation (post-Closing) or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
6.4.    Indemnification of Officers and Directors.
(a)    The Surviving Corporation shall, and shall cause each of its Subsidiaries to, indemnify and hold harmless each present and former director or manager (as applicable), officer, fiduciary and agent of the Company and of each of its Subsidiaries (collectively, “Covered Persons”), respectively, to the same extent as such Covered Persons are indemnified as of the date hereof by the Company and each such Subsidiary pursuant to the Constitutional Documents of the Company and each such Subsidiary, respectively, against all costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Legal Action (whether such Legal Action arises before or after the Effective Time but with respect to any act or omission of such Covered Person occurring prior to the Effective Time) arising out of or pertaining to any action or omission in their capacity as an officer, director or manager (as applicable), fiduciary or agent of the Company or one of its Subsidiaries prior to the Effective Time, and which Legal Action is first filed, brought and asserted before the date that is six (6) years after the Effective Time. In the event of any such Legal Action, the Surviving Corporation shall, and shall cause each of its Subsidiaries to, advance, pay or reimburse the fees and expenses of counsel selected by the Covered Persons to the same extent and in the same manner as provided under the Constitutional Documents of the Company and each such Subsidiary, respectively, as of the date hereof and to cooperate in the defense of any such Legal Action with such counsel; provided that such counsel is reasonably satisfactory to the Surviving Corporation; and provided, further, that in the event that any claim for indemnification or for the advancement, payment or reimbursement of expenses is asserted or made within such six (6)-year period, all rights to indemnification or the advancement, payment or reimbursement of expenses in respect of such claim shall continue until the disposition of such claim.
(b)    Without limiting the obligations set forth in Section 6.4(a), for a period of six (6) years following the Effective Time, (i) the Surviving Corporation shall not, and shall cause each of its Subsidiaries not to, make any changes to the provisions of their Constitutional Documents or to the provisions of the employment agreements and indemnification agreements with Covered Persons listed respectively in Sections 3.13(a)(iii) and 3.13(a)(x) the Disclosure Letter or provided to Parent prior to the date hereof, in each case relating to the indemnification and exculpation of any Covered Person, that would adversely affect the right of such Covered Person to claim indemnification from the Surviving Corporation or its Subsidiaries under the terms of such Constitutional Documents, employment agreements or indemnification agreements as in effect on the date hereof for acts taken prior to the Effective Time, and (ii) the Surviving

Corporation shall, and shall cause each of its Subsidiaries to, honor all such indemnification and exculpation obligations thereunder (including with respect to the advancement of expenses).
(c)    At or prior to the Closing, the Company shall purchase a prepaid noncancellable run-off directors’ and officers’ liability insurance policy covering the Covered Persons for a period of six (6) years following the Closing Date with coverage in an amount and scope at least as favorable as the existing coverage of the Company and its Subsidiaries as of the date of this Agreement with a deductible not more than the deductible under the existing coverage.
(d)    The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, as applicable, each Covered Person and the representatives of each Covered Person. For a period of six (6) years following the Closing, in the event the Surviving Corporation or any of its Subsidiaries merges or consolidates with or transfers or assigns all or substantially all of its assets to any other Person, then proper provision shall be made by the Surviving Corporation so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.
(e)    The rights under this Section 6.4 shall be in addition to any rights that any Covered Person may have at common law or otherwise and shall remain in full force and effect following the Closing.
6.5.    Employees; Benefit Plans.
(a)    Parent shall provide to the employees of the Surviving Corporation and its Subsidiaries benefit plans, programs and arrangements with benefits (other than equity-based awards) that are substantially similar in the aggregate to those provided to similarly situated employees of Parent as of the Closing Date. For purposes of determining eligibility to participate or levels of benefits or entitlement to benefits under Parent’s or the Surviving Corporation’s benefit plans, programs and arrangements (“Parent Benefit Plans”), each such employee shall be credited with his or her years of service with the Company or its Subsidiaries prior to the Closing Date (except to the extent such service credit would result in a duplication of benefits for the same period of service) and any pre-existing condition, actively-at-work, or similar requirement under any such benefit plans, programs or arrangements shall be waived by the plan sponsor with respect to such employees to the extent allowed thereunder and under Applicable Law.
(b)    The Company shall permit Parent and its Representatives to perform due diligence with respect to the 401(k) plan of the Company and its Subsidiaries (the “401(k) Plan”), including providing Parent with (i) access to all benefit plan administrators, record keepers, custodians, agents and advisers, (ii) evidence of the 401(k) Plan’s tax-qualified status and timely IRS Form 5500 filings, (iii) such documentation that will allow Parent to determine the amount, if any, of fees, loads or other charges that will be triggered by the ceasing of new contributions to the 401(k) Plan or otherwise by virtue of the transactions contemplated hereby and (iv) such other documentation as Parent shall reasonably request with respect to the 401(k) Plan. If, and only if, requested in writing by Parent at least five (5) Business Days prior to the

Closing Date, the Company shall, and shall cause its Subsidiaries to, take all actions necessary or appropriate to terminate the 401(k) Plan not later than the day prior to the Closing Date and, in connection therewith, the Company shall, not later than the day prior to the Closing Date:
(i)    (1) amend the 401(k) Plan to fully vest all accounts of all participants in the 401(k) Plan and to provide for the distribution of all such accounts, and (2) amend the 401(k) Plan to bring it into compliance with current Applicable Law (the form and substance of which amendments shall be subject to the prior review of Parent); and
(ii)    deliver to Parent a duly executed plan amendment and resolutions of the Company’s board of directors reflecting the termination of the 401(k) Plan and such related amendments to the 401(k) Plan (the form and substance of which documents shall be subject to the prior review of Parent).
(c)    Nothing in this Section 6.5 shall (i) create any third-party beneficiary or other rights in any Employee or other service provider of the Company or any of its Subsidiaries, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Parent Benefit Plan, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to amend or terminate any Company Benefit Plan or Parent Benefit Plan, or (iii) be interpreted as requiring the Company, the Surviving Corporation, Parent or any Affiliate of any of the foregoing to continue to employ any particular Employee or other service provider of the Company or any of its Subsidiaries for any specified period of time.
6.6.    Preservation of Records. Parent agrees that it shall not, for a period of at least six (6) years following the Closing Date, destroy or cause to be destroyed, or permit the Surviving Corporation or any of its Subsidiaries to destroy or cause to be destroyed, any material books or records relating to the pre-Closing operations of the Company or any of its Subsidiaries without first obtaining the consent of the Equityholders Representative (or providing to the Equityholders Representative notice of such intent and a reasonable opportunity to copy such books or records, at the Equityholders’ expense, at least thirty (30) days prior to such destruction).
6.7.    Outstanding Letters of Credit. Parent acknowledges and agrees that the violation of any Letters of Credit Agreement as a result of any failure of Parent to replace any Letter of Credit in connection with the termination of the Revolving Credit Facility shall not constitute a breach of any representation or warranty under this Agreement, cause any condition precedent set forth in Section 7.2 not to be satisfied or give rise to any claim for indemnification under Section 9.2(a).
6.8.    Director Resignations. Prior to the Closing Date, the Company shall cause each member of the Board and the board of directors or managers of its Subsidiaries to execute and deliver a letter, which shall not be revoked or amended prior to the Closing, effectuating his or her resignation as a member of the Board or board of directors or managers of one of its Subsidiaries, as the case may be, effective immediately prior to, and conditional on, the Closing.
6.9.    Notice of Certain Events. From the date hereof until the Closing, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of the following:

(a)    Any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, with respect to the Company, a Company Material Adverse Effect, or, with respect to Parent, a Parent Material Adverse Effect (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Party not being true and correct in any material respect or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions of such Party set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied.
(b)    Any notice or other communication to such Party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.
(c)    Any notice or other communication to such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement.
(d)    Any Legal Actions commenced or, to the Company’s Knowledge or Parent’s knowledge, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.14, 4.5 or 5.5 that relates to the consummation of the transactions contemplated by this Agreement.
Parent’s or the Company’s receipt of information pursuant to this Section 6.9 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Parent, respectively, in this Agreement and shall not be deemed to amend or supplement the Disclosure Letter.
6.10.    No Solicitation of Other Bids.
(a)    Neither the Company nor any Stockholder Party shall, and shall not authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and each Stockholder Party shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.
(b)    The Company and each Stockholder Party agrees that the rights and remedies for noncompliance with this Section 6.10 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

6.11.    Employee Non-Solicit.
(a)    Each Stockholder Party agrees that during the period ending on the third (3rd) anniversary of the Closing Date, such Stockholder Party shall not, and shall cause its Affiliates (other than those of its portfolio companies that have not been (i) provided any employee information or other confidential information relating to the Company and its Subsidiaries, or (ii) purposely influenced or caused to engage in conduct that would otherwise violate this Section 6.11(a)) not to, in any manner, directly or indirectly, induce or attempt to induce any member of the senior management team or department head of the Company or any of its Subsidiaries or any Key Employee to terminate or abandon his or her employment or engagement for any purpose whatsoever. Notwithstanding the foregoing, nothing contained herein shall preclude the hiring of any such Person (i) who responds to a general solicitation of employment through an advertisement not targeted specifically at the Company or any of its Subsidiaries or their respective employees, (ii) who contacts a Stockholder Party on his or her own initiative without any solicitation by such Stockholder Party or (iii) who has been terminated by the Company or any of its Subsidiaries after the Closing or who has not been employed by the Company or any of its Subsidiaries, in each case for a period of at least six (6) months prior to such solicitation.
(b)    If, at any time of enforcement of this Section 6.11, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Applicable Law.
(c)    Without limiting the right of Parent to pursue all other legal and equitable rights available to it for violation of this Section 6.11 by any of the Stockholder Parties or their Affiliates, it is agreed that other remedies cannot fully compensate Parent or the Surviving Corporation for such a violation and that Parent and the Surviving Corporation shall each be entitled to injunctive relief to prevent violation or continuing violation thereof.
6.12.    Transfer of Common Stock; Voting; Company Stockholder Approval.
(a)    Each Stockholder Party covenants that prior to the Closing, such Stockholder Party shall not (i) sell, transfer, mortgage, pledge, otherwise dispose of or suffer to be imposed any Lien on any share of Common Stock held by such Stockholder Party or (ii) grant to any Person (other than Parent) any proxy or other right to vote any shares of Common Stock held by such Stockholder Party or over which such Stockholder Party exercises voting power.
(b)    In order to consummate the Merger, the Company, acting through its board of directors, shall, in accordance with Applicable Law, use its commercially reasonable efforts to obtain, prior to the close of business on the second (2nd) Business Day following the date of this Agreement, pursuant to an executed written consent, the Stockholder Approval. Promptly following receipt of such written consent, the Company shall cause its Secretary to deliver a copy of such written consent to Parent.

(c)    Each Stockholder Party hereby irrevocably waives any dissenters’ rights, appraisal rights or similar right that they may have under Applicable Law, including under Section 262 of the DGCL, in connection with the Merger and agrees not to assert any demands for appraisal with respect to the shares of Common Stock held by such Stockholder Party. Upon approving the Merger, Sphere covenants to exercise its Drag-Along Right (as defined in the Stockholder Agreement) pursuant to and in accordance with the Section 3(c) of the Stockholder Agreement requiring the stockholders party to the Stockholder Agreement to: (x) vote all of the shares of the Company’s capital stock owned by them in favor of adopting this Agreement and approving the Merger and (y) waive any dissenters’ rights, appraisal rights or similar rights which they may have under Applicable Law, including under Section 262 of the DGCL.
6.13.    Bonus Payments. The Surviving Corporation shall maintain the management bonus plan of the Company for fiscal year 2013 as in effect as of the date hereof and shall perform its obligations to pay bonuses thereunder to the Persons eligible for bonuses under such plan in accordance with the terms of such plan, which Persons and terms have been made available to Parent. The aggregate amount of all such bonuses awarded under such plan shall not be less than the aggregate amount accrued for such bonuses and included in the calculation of Closing Net Working Capital, as finally determined pursuant to Section 2.6(c), and all such bonuses awarded shall be paid to the recipients no later than seventy-five (75) days following the Closing.
6.14.    NTP Payments. The Surviving Corporation shall cause KAO to perform its obligations to cause NTP to make the NTP Payments when due pursuant to and in accordance with the NTP SPA.
6.15.    Access to Assets. Each of the Stockholder Parties shall at all times following the Closing maintain funds, or access to capital commitments from its fund investors, sufficient to meet its indemnification obligations under this Agreement.
6.16.    Section 280G of the Code. Prior to the Closing, the Company shall take such actions, in a manner reasonably satisfactory to Parent, as may be necessary to cause a stockholder vote, that if approved, would cause all payments made to any “disqualified individual” who has signed a 280G waiver that would otherwise constitute “excess parachute payments” under Section 280G of the Code as a result of the Merger to satisfy the stockholder approval exemption under Section 280G(b)(5)(A)(ii) of the Code, including providing a form of waiver of payments or benefits to each individual who is a “disqualified individual” of the Company and that may otherwise be entitled to receive “excess parachute payments” as a result of the Merger (as those terms are defined under Section 280G of the Code) (a “280G Waiver”), preparing a Section 280G of the Code disclosure statement, and seeking the execution of the 280G Waiver and the requisite stockholder approval.
6.17.    Transfer of Title. The Company shall use its commercially reasonable efforts to transfer to the Company or one of its Subsidiaries the title of any Owned Real Property that is not currently recorded in the name of the Company or any of its Subsidiaries, which is set forth on Section 3.21 of the Disclosure Letter, and to record with each applicable Governmental Entity each new deed reflecting the Company or one of its Subsidiaries as the legal owner of such Owned Real Property as a result of such transfer of title, in each case prior to the Closing. If any such transfer or recording has not been completed prior to the Closing, the Equityholders Representative shall use its commercially reasonable efforts following the Closing to effect such transfer or recording as promptly as reasonably practicable following the Closing.
6.18.    Closing Bank Debt. The Company shall obtain, prior to the Closing, a payoff letter or payoff letters with respect to the Closing Bank Debt, in form and substance reasonably acceptable to the Purchaser (the “Payoff Letters”), which Payoff Letters shall indicate (a) the amount of Closing Bank Debt that is to be repaid to the lenders thereunder at the Closing, and (b) that upon repayment of such amount that (i) the Company and its Subsidiaries shall be relieved of any obligations thereunder, (ii) the Senior Credit Facilities and related agreements shall be terminated (except for provisions thereunder that customarily survive termination), and (iii) all of the Company’s and its Subsidiaries’ assets and properties shall be free from any and all Liens (including mortgages) related thereto upon repayment of such amount.
6.19    Stockholder Termination of Agreements. Each Stockholder Party and the Surviving Corporation agree that, effective as of the Closing, all agreements between such Stockholder Party or any of its Affiliates and the Surviving Corporation and its Subsidiaries shall be terminated and each party thereto shall be released from any and all obligations, claims, and causes of action against the other party thereto, except in each case for payments which are specified, or any obligations that are required to be performed on or after the Closing Date under, in each case, (i) this Agreement, the Promissory Note or the Mortgage or (ii) the Freight Bill Processing and Services Agreement, dated August 1, 2011, by and between KAO and Data2Logistics, LLC or the Sales Quote and Marketing Agreement for American Racing Custom Wheels, dated as of January 31, 2013, between KAO and American Racing Custom Wheels.
6.20.    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING

7.1.    Conditions to Each Party’s Obligations. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the fulfillment, on or before the Closing Date, of the following conditions:
(a)    The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or early termination shall have been granted;
(b)    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any temporary restraining order, initial or permanent injunction or other Judgment or other legal restraint or prohibition that is in effect and prevents, enjoins or otherwise prohibits the consummation of the Merger; and
(c)    The Stockholder Approval shall have been obtained.

7.2.    Conditions to the Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by Parent:
(a)    The representations and warranties contained in Section 3.1 (Organization and Qualification of the Company), Section 3.2 (Organization and Qualification of Subsidiaries), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.6 (Consents; Stockholder Approval), Section 3.25 (Brokers’ and Finders’ Fees), Section 4.1 (Organization and Qualification of Stockholder Parties), Section 4.2 (Ownership), Section 4.3 (Authority) and Section 4.6 (Brokers’ and Finders’ Fees) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date or dates). All other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all respects (disregarding any “material,” “in all material respects,” “Company Material Adverse Effect,” or similar qualifications contained therein) at and as of the date hereof and at and as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties speak as of a specific date, in which case such representation and warranty shall be true and correct as of such earlier date or dates) and except for those failures to be so true and correct as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.
(b)    The Company shall have performed and complied in all material respects with all of its obligations hereunder required to be performed or complied with by it on or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.
(c)    The Company shall have obtained and delivered to Parent the Consents set forth on Section 7.2(c) of the Disclosure Letter.
(d)    Parent shall have received from the Company (i) a certificate of good standing of the Company as of a recent date from the Secretary of State of the State of Delaware; and (ii) certificates of good standing of each of the Company’s Subsidiaries as of a recent date from the applicable Secretary of State of its jurisdiction of incorporation or organization.
(e)    Parent shall have received from the Company certified copies of the certificate of incorporation of the Company and the certificates of incorporation or formation of its Subsidiaries, in each case dated as of a recent date.
(f)    Parent shall have received a certificate of the Secretary of the Company certifying true and complete copies of (i) the by-laws of the Company, as in effect on the Closing Date; (ii) the resolutions of the Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iii) the Stockholder Approval.

(g)    The Transaction Documents that the Company or any of its Subsidiaries or any Stockholder Party is party to shall have been executed and delivered by the Company and such Subsidiaries and Stockholder Parties and true and complete copies thereof shall have been delivered to Parent.
(h)    Parent shall have received customary pay-off letters or similar acknowledgments of the discharge of the Closing Bank Debt and any other Indebtedness of the Company and its Subsidiaries to be paid off at Closing, setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such Indebtedness will be discharged in full and all related Liens, including mortgage Liens (other than Permitted Liens) will be released and removed.
(i)    The Company shall have delivered to Parent a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Stockholder is not a foreign person within the meaning of Section 1445 of the Code.
(j)    No Company Material Adverse Effect or Stockholder Material Adverse Effect shall have occurred since the date of this Agreement, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect or Stockholder Material Adverse Effect.
7.3.    Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by the Company:
(a)    The representations and warranties of Parent and Merger Sub contained in Section 5.1 (Organization of Parent and Merger Sub), Section 5.2 (Authority), and Section 5.10 (Brokers’ and Finders’ Fees) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date or dates). All other representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto shall be true and correct in all respects (disregarding any “material,” “in all material respects,” “Material Adverse Effect,” or similar qualifications contained therein) at and as of the date hereof and at and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties speak as of a specific date and except for those failures to be so true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to the foregoing effect.
(b)    Parent and Merger Sub shall have performed and complied in all material respects with all of their respective obligations hereunder required to be performed or complied with by them on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to the foregoing effect.
(c)    No Parent Material Adverse Effect shall have occurred since the date of this Agreement, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Parent Material Adverse Effect.
(d)    The Company shall have received a certificate of the Secretary of Parent certifying true and complete copies of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(e)    The Company shall have received from Parent certificates of good standing of Parent and Merger Sub as of a recent date from the Secretary of State of the State of Delaware.
(f)    The Transaction Documents that Parent or Merger Sub are party to shall have been executed and delivered by Parent or Merger Sub and true and complete copies thereof shall have been delivered to the Company.
ARTICLE VIII
TERMINATION

8.1.    Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing (in all cases, by action of the respective boards of directors of the terminating Party or Parties) regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:
(a)    by written agreement of the Company and Parent;
(b)    by either Parent or the Company if:
(i)    the Closing has not occurred by January 31, 2014 (or such later date as shall be mutually agreed to in writing by the Company, the Equityholders Representative and Parent) (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose action or failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement;
(ii)    if a court of competent jurisdiction or other Governmental Entity shall have issued a final non-appealable order or taken any other action prohibiting the consummation of the Merger; provided, however, that the terms of this Section 8.1(b)(ii) shall not be available to the terminating Party (A) if such order or action was caused by the action or the failure to act of the terminating Party and such action or failure constitutes a breach of this Agreement by such Party or (B) such terminating Party did not use its commercially reasonable efforts to oppose any such order or action or to have such governmental order vacated or made inapplicable to this Agreement; or
(iii)    there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that in the opinion of counsel of the terminating Party would make consummation of the Merger illegal.
(c)    by Parent if:
(i)    there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would (A) prohibit Parent’s or the Surviving Corporation’s ownership or operation of any portion of the business of the Surviving Corporation, or (B) compel Parent, the Company (pre-Closing) or the Surviving Corporation (post-Closing) to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company, the Surviving Corporation or Parent;
(ii)    it is not in material breach of its obligations under this Agreement, there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and, as a result of such breach, the conditions set forth in Sections 7.1 or 7.2, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company prior to the Outside Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(c)(ii) prior to the earlier of the Outside Date or that date which is fifteen (15) days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if such breach by the Company is cured within such fifteen (15)-day period so that such conditions would then be satisfied; or
(iii)    the Company has not delivered evidence that the Stockholder Approval has been obtained within twenty four (24) hours from the execution of this Agreement provided that the Company has not delivered evidence of the Stockholder Approval at the time of written notice of termination by Parent.
(d)    by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Sections 7.1 or 7.3, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent prior to the Outside Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(d) prior to the earlier of the Outside Date or that date which is fifteen (15) days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by Parent is cured within such fifteen (15)-day period so that such conditions would then be satisfied.

8.2.    Effect of Termination. Except as otherwise set forth in this Section 8.2, any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of such termination by the terminating Party to the other Parties. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except that (a) this Section 8.2 and ARTICLE XII shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement.
ARTICLE IX
INDEMNIFICATION

9.1.    Survival of Representations and Warranties.
(a)    The representations and warranties regarding the Company set forth in Article III (including the Disclosure Letter) or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall terminate at 5:00 p.m. Eastern time on the eighteen (18) month anniversary of the Closing Date, except that:
(i)    The Company Fundamental Representations shall continue until ninety (90) days following the expiration of the applicable statutes of limitation, if any, applicable to the matters addressed therein;
(ii)    with respect to any claim for Losses made by an Indemnified Party to the Equityholders Representative in accordance with this Agreement prior to such termination, in which case the applicable representations and warranties that are the subject of such claim shall continue to survive solely as to the specific matters as to which the claim is asserted until such claim is fully resolved as provided herein.
(b)    The representations and warranties of the Stockholder Parties set forth in Article IV (including the Disclosure Letter) or in any certificate, document or other instrument delivered by or on behalf of a Stockholder Party pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall terminate at 5:00 p.m. Eastern time on the eighteen (18) month anniversary of the Closing Date, except that:
(i)    the representations and warranties set forth in Sections 4.1, 4.2, 4.3 and 4.6 shall continue until ninety (90) days following the expiration of the applicable statutes of limitation, if any, applicable to the matters addressed therein; and
(ii)    with respect to any claim for Losses made by Parent or the Surviving Corporation to a Stockholder Party in accordance with this Agreement prior to such termination, in which case the applicable representations and warranties that are the subject of such claim shall continue to survive solely as to the specific matters as to which the claim is asserted until such claim is fully resolved as provided herein.

(c)    The representations and warranties of Parent and Merger Sub set forth in Article V or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to or in connection with this Agreement shall survive the Parties’ investigation, execution and delivery of this Agreement and the Closing and terminate at 5:00 p.m. Eastern time on the eighteen (18) month anniversary of the Closing Date, except that:
(i)    the representations and warranties set forth in Sections 5.1, 5.2, and 5.10 shall continue until ninety (90) days following the expiration of the applicable statutes of limitation, if any, applicable to the matters addressed therein; and
(ii)    with respect to any claim for Losses made by an Indemnified Party to Parent in accordance with this Agreement prior to such termination, in which case the applicable representations and warranties that are the subject of such claim shall continue to survive solely as to the specific matters as to which the claim is asserted until such claim is fully resolved as provided herein.
9.2.    Indemnification.
(a)    Subject to the other provisions of this ARTICLE IX, Parent and the Surviving Corporation shall be indemnified as provided in Section 9.3(a) from and against any and all Losses incurred, suffered or paid by Parent or the Surviving Corporation directly or indirectly as a result of, with respect to, in connection with, or arising from:
(i)    any breach of any representation or warranty regarding the Company set forth in Article III or any certificate delivered by or on behalf of the Company pursuant hereto or thereto;
(ii)    any breach by the Company of, or failure by the Company to perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by the Company prior to the Effective Time;
(iii)    any Transaction Expenses or any Indebtedness of the Company that are not taken into account in determining the Net Initial Equity Consideration;
(iv)    any Legal Action instituted by a Stockholder, Option Holder, or holder of Restricted Stock or Restricted Stock Units (or any Person claiming to be such a Person), including pursuant to Section 2.2, against Parent or the Surviving Corporation relating to any action, misrepresentation or omission, occurring on or prior to the Closing Date, by the Company or any of its Subsidiaries or any of their Representatives relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; or
(v)    any act done or omitted hereunder by the Equityholders Representation while acting in bad faith.
(b)    Subject to the other provisions of this ARTICLE IX, each Stockholder Party shall indemnify, defend and hold harmless Parent and the Surviving Corporation against any and all Losses incurred or suffered by any of them directly or indirectly as a result of, with respect to, in connection with, or arising from:

(i)    any breach of any representation or warranty of such Stockholder Party contained in Article IV or any certificate delivered by or on behalf of such Stockholder Party pursuant hereto or thereto; or
(ii)    any breach by such Stockholder Party of, or failure by such Stockholder Party to perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by such Stockholder Party.
(c)    Subject to the other provisions of this ARTICLE IX, Parent shall indemnify, defend and hold harmless the Equityholders Group Members against any and all Losses incurred or suffered by any of them directly or indirectly as a result of, with respect to, in connection with, or arising from:
(i)    any breach of any representation or warranty of Parent or Merger Sub set forth in Article V or any certificate delivered by or on behalf of Parent or Merger Sub pursuant hereto or thereto; or
(ii)    any breach by Parent or Merger Sub of, or failure by such Parent or Merger Sub to perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by Parent or Merger Sub.
(d)    For purposes of this Article IX, if any representation or warranty of a Party contained in this Agreement, or in any certificate delivered hereunder is qualified in any respect by materiality, in all material respects, Material Adverse Effect or words of like import, such materiality, in all material respects, or Material Adverse Effect qualifiers or other qualifiers of like import shall be ignored in determining whether a breach of any representation or warranty has occurred and in determining the amount of any resulting Loss.
9.3.    Limitations.
(a)    Any indemnification for Losses by Parent or the Surviving Corporation pursuant to Section 9.2(a) or Section 10.1(a) shall first be required to be recovered by a reduction in amounts owed under the Promissory Note. If and to the extent that it is not possible to satisfy any Losses by reducing the amounts owed under the Promissory Note at any time for any reason and the Equityholders Representative has not satisfied such Losses by paying to Parent or the Surviving Corporation funds in the amount of such Losses that were withheld by it from Equityholders pursuant to Section 12.1(b), then the Stockholder Parties shall indemnify, defend and hold harmless Parent and the Surviving Corporation for such Losses severally based on their respective Indemnity Pro Rata Shares.
(b)     No claims shall be made by Parent or the Surviving Corporation for indemnification pursuant to Section 9.2(a)(i) unless and until the aggregate amount of Losses (other than Losses incurred as a result of inaccuracies or breaches of the Company Fundamental Representations) for which Parent and the Surviving Corporation are entitled to seek to be indemnified pursuant to Section 9.2(a)(i) exceeds $3,500,000, at which time Parent and the Surviving Corporation shall be entitled to indemnification for the amount in excess of such amount, subject to the other limitations set forth in this ARTICLE IX.

(c)    From and after the time that the claims made by Parent and the Surviving Corporation for indemnification exceed $3,500,000, no claims for indemnification may be made by Parent or the Surviving Corporation pursuant to Section 9.2(a)(i) for any individual item or series of related items where the Losses (other than Losses incurred as a result of inaccuracies or breaches of the Company Fundamental Representations) with respect to such item or series of related items (in the aggregate ) are less than $50,000.
(d)    Notwithstanding anything to the contrary in this Agreement, the aggregate amount of any and all payments required to be made by all Equityholders pursuant to this ARTICLE IX (other than any amounts owed as a result of a breach of Section 10.5(b)) and ARTICLE X, by means of a reduction of the principal amount of the Promissory Note in accordance with this Agreement or otherwise, shall not exceed Forty Five Million Dollars ($45,000,000), and Parent and the Surviving Corporation shall not be entitled to any indemnification under this ARTICLE IX and ARTICLE X in excess of such amount.
(e)    All indemnification payments made pursuant to this ARTICLE IX shall be made on an after-tax basis. Accordingly, in determining the Losses incurred or suffered by an Indemnified Party hereunder, the amount of such Losses shall be (i) increased to take into account any additional Tax cost incurred by such Indemnified Party arising from the receipt of applicable indemnification payments hereunder and (ii) decreased to take into account any deduction, credit or other Tax benefit actually realized by such Indemnified Party with respect to the receipt of applicable indemnification payments hereunder. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of applicable indemnification payments hereunder or the incurrence or payment relating to any Losses; provided that, if any such Tax cost or Tax benefit is not realized in the taxable period during which the Indemnifying Party makes an indemnification payment or the Indemnified Party incurs any Losses, the Parties shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax costs or Tax benefits realized by the Parties in each such subsequent taxable period.
(f)    Any Indemnified Party that becomes aware of any Losses for which it seeks indemnification under this ARTICLE IX shall be required to use commercially reasonable efforts to mitigate such Losses, including seeking all available insurance; provided that the Indemnified Party shall not be required to initiate litigation against any then-current customer, supplier, vendor or other Person (in each case, other than an insurance provider) having a business relationship with such Indemnified Party or any of its Affiliates.
(g)    The Losses suffered by any Indemnified Party shall be calculated after giving effect to any insurance proceeds actually recovered by the Indemnified Party from insurance providers under available insurance policies, net of (i) all out-of-pocket costs and expenses relating to collection from such insurers, (ii) any deductibles associates therewith and (iii) any increase in premiums resulting therefrom.
(h)    Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant. Without limiting the generality of the foregoing, no Indemnified Party shall be able to recover any Loss for which it is otherwise entitled to indemnification under this Agreement if such Loss has already been taken into account in determining the Closing Net Working Capital pursuant to Section 2.6.
(i)    Except for claims for injunctive and other equitable relief, the sole and exclusive remedy of any Indemnified Party for money damages for any matters relating to this Agreement or the consummation of the transactions contemplated hereby shall be the rights to indemnification set forth in this ARTICLE IX. No officer, director, manager, employee, Affiliate, advisor or other representative of the Company or any of its Subsidiaries shall have any Liability under or with respect to this Agreement solely in their capacity as such.
(j)    No party shall be entitled to be indemnified hereunder with respect to any Losses that are in the nature of exemplary or punitive damages (except to the extent such damages are awarded in a Third-Party Claim).
(k)    The limitations on indemnification contained in this Section 9.3 shall not apply in the case of fraud or willful misconduct of the Indemnifying Party.
9.4.    Procedures.
(a)    If any Party believes at any time that it is entitled to be indemnified under this ARTICLE IX, such Party (the “Indemnified Party”) shall promptly deliver to (i) the Equityholders Representative, in the case of claims for indemnification being asserted by Parent or the Surviving Corporation, and (ii) Parent, in the case of claims for indemnification being asserted by the Equityholders Representative, a certificate (a “Claim Certificate”) that (x) states that the Indemnified Party has paid or properly incurred Losses and the amount thereof, or reasonably anticipates that it may or will incur Losses, for which such Indemnified Party is entitled to indemnification under this Agreement, and the estimated amount thereof, and (y) specifies in reasonable detail, to the extent practicable, each individual item of Loss included in the amount so stated, the date (if any) such item was paid or properly incurred, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided, however, that no delay on the part of the Indemnified Party in delivering a Claim Certificate shall diminish the rights of the Indemnified Party to be indemnified hereunder except to the extent that the delay shall increase the amount of such claim or Loss, and then only to such extent.
(b)    If the Equityholders Representative, in the case of indemnification claims by Parent or the Surviving Corporation, or Parent, in the case of indemnification claims by the Equityholders Representative (in either case, the “Indemnifying Party”) objects to a claim of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt of the Claim Certificate by the Indemnifying Party. Thereafter, the

Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon their respective rights within thirty (30) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. If, as a result of such agreement, Parent is entitled to have the principal amount of the Promissory Note reduced, the Equityholders Representative shall promptly execute an amendment to the Promissory Note reflecting such reduction. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts, then the Indemnified Party shall be entitled to pursue its available remedies for resolving the claim for indemnification.
9.5.    Third-Party Claims.
(a)    If a claim for indemnification under this ARTICLE IX is based on, or results from, a claim by a third party for which an Indemnified Party would be entitled to indemnification hereunder (a “Third-Party Claim”), such Indemnified Party shall deliver notice thereof to the Indemnifying Party promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, which (i) in the case of a claim for indemnification by Parent or the Surviving Corporation shall be delivered to the Equityholders Representatives and (ii) in the case of a claim for indemnification by the Equityholders Representative shall be delivered to Parent, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. Any failure or delay in providing such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is prejudiced by such failure or delay.
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) Business Days of receipt of notice from the Indemnified Party of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party acknowledges in such notice that any Losses that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim constitute Losses that are indemnifiable by the Indemnifying Party under this Article IX; (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iii) an adverse judgment or settlement would not or would not reasonably be likely to establish a precedent adverse to the business of the Indemnified Party; (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; and (v) the Indemnifying Party agrees to keep the Indemnified Party apprised of all developments relating to the Third-Party Claim.
(c)    If the Indemnifying Party assumes the defense of such Third-Party Claim and is conducting the defense of the Third-Party Claim in accordance with Section 9.5(b): (i) the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel for the Indemnified

Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party (other than simply arising from the indemnification obligation hereunder), the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense; (ii) the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party; (iii) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (provided that if the Indemnifying Party does not provide its consent to a settlement, compromise or discharge agreed to or recommended by the Indemnified Party, then the monetary indemnification limitations set forth in Section 9.3(d) shall not apply to any Losses resulting from such Third-Party Claim, and the amount of any difference between any such Losses and the proposed settlement amount shall not be considered in determining whether the monetary limitations set forth in Section 9.3(d) have been exceeded; and (iv) the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed with respect to a settlement, compromise or discharge agreed to or recommended by the Indemnifying Party that consists solely of the payment of a monetary amount of $4,500,000 or greater (provided that if the Indemnified Party does not provide its consent to a settlement, compromise or discharge that is agreed to or recommended by the Indemnifying Party and that consists solely of the payment of a monetary amount, then the Indemnified Party shall be responsible for, and the Indemnifying Party shall have no indemnification obligations with respect to, all Losses resulting from such Third-Party Claim that are in excess of such monetary amount).
(d)    In the event any of the conditions in Section 9.5(b) is or becomes unsatisfied, the Indemnified Party may defend against (with the Indemnifying Party responsible for the reasonable fees and expenses of counsel to the Indemnified Party) in connection with such defense, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner the Indemnified Party may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).
9.6.    Purchase Price Adjustment. Parent, the Surviving Corporation and the Equityholders Representative (on behalf of the Equityholders) agree to treat each indemnification payment pursuant to this ARTICLE IX as an adjustment to the consideration being paid to the Equityholders for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law.
9.7.    Fraud and Willful Misconduct. For the avoidance of doubt, nothing in this ARTICLE IX shall limit any Indemnified Party’s right to bring an action in a court of law or equity alleging fraud or willful misconduct in connection with the transactions contemplated hereby that are otherwise available to such Indemnified Party and to recover Losses from any other Party hereto awarded by such court with respect thereto and the survival expiration periods set forth in Section 9.1 and the limitations set forth in Section 9.3 shall not apply with respect to any such action.
ARTICLE X
TAX MATTERS

10.1.    Tax Indemnity.
(a)    Parent and the Surviving Corporation shall be indemnified as provided in Section 9.3(a) from and against, without duplication, any loss, claim, liability, expense or other damage attributable to (a) all Taxes (or the nonpayment thereof) of the Company or any of its Subsidiaries for all Pre-Closing Tax Periods, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (c) any and all Taxes of any person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing: provided, however, that no such indemnification shall be available for (1) any Tax to the extent such Tax relates to any Post-Closing Tax Period; (2) any Tax to the extent such Tax is taken into account in the computation of the Per Share Merger Consideration; or (3) any Tax to the extent the Tax resulted from any breach by Parent of any covenant or other agreement in this ARTICLE X.
(b)    Parent shall be responsible for and indemnify the Equityholders from and against all Taxes (or the nonpayment thereof) of the Company or any of its Subsidiaries for all Post-Closing Tax Periods.
(c)    For the avoidance of doubt, the Equityholders shall be entitled to receive the benefit (whether realized by refund of Taxes or by credit against Taxes of Parent, the Company or any of its Subsidiaries) attributable to any deductions allowed to the Surviving Corporation for the Transaction Expenses, plus any actual interest collected on any such refund or credits attributable to such deductions, received from the applicable Taxing authority; provided, however, that the Stockholder Parties shall indemnify and hold harmless (on a several basis based on their respective Indemnity Pro Rata Share) Parent and the Surviving Corporation for any excess payment made by Parent or the Surviving Corporation to the Equityholders Representative (for further distribution to the Equityholders, subject to Section 12.1(b)) with respect to any such deduction claimed. The Surviving Corporation shall, and shall cause its Subsidiaries to, cooperate with the Equityholders Representative in obtaining any refunds or credits which the Equityholders are entitled to receive the benefit of. Such cooperation shall include (i) informing the Equityholders Representative if and to the extent that Parent, the Company or any Subsidiary of the Company becomes aware of the possible availability of any such refund or credit, (ii) filing claims (including filing carryback claims and claims for the overpayment of estimated taxes on Internal Revenue Service Form 4466 and equivalent State forms) or amended Tax Returns at the request of the Equityholders Representative to obtain any such refund or credit and (iii) paying the amount of such credit or refund over to the Equityholders Representative (for further payment to the Equityholders in accordance with their respective Equity Ownership Percentages and the payment instructions set forth in their respective Letters of Transmittal) by wire transfer within five (5) Business Days after the receipt thereof.
10.2.    Responsibility for Filing Tax Returns.
(a)    The Surviving Corporation shall prepare and file, or cause to be prepared and filed, at its sole cost and expense, all income Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period or Straddle Period that are filed or due (after taking into account all appropriate extensions) after the Closing Date. Such income Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods and by KPMG. At least forty-five (45) days prior to the due date of each such Tax Return, the Surviving Corporation shall submit a draft of such Tax Return to the Equityholders Representative for its review and comment. The Surviving Corporation and the Equityholders Representative shall cooperate in the preparation and filing of such tax return and the Surviving Corporation shall give good faith consideration to any comments made by the Equityholders Representative and shall make all changes (including making or refraining from making any election) requested by the Equityholders Representative that are consistent with applicable Law and are necessary to implement the provisions of Section 2.9 or otherwise maximize the deductions taken in such returns.
(b)    For purposes of preparing all Tax Returns, and for purposes of determining whether to make (or not to make) certain Tax elections, the Stockholder Parties, the Equityholders Representative and Parent agree to use the following conventions (and to cause the Company and Parent’s other Affiliates to use the following conventions):
(i)    Any tax deductions resulting from the payment or accrual of an amount in a Pre-Closing Tax Period shall be treated as occurring on the Closing Date and no Party shall make any election under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. applicable Law) to apply the “next day rule” to such deductions.
(ii)    Any gains, income, deductions, losses, or other items resulting from transactions outside of the ordinary course of business and not contemplated by this Agreement occurring on the Closing Date at the direction of Parent, but after the Closing, shall be treated as occurring on the day after the Closing Date and each Party shall utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. applicable Law) for purposes of reporting such items on applicable Tax Returns.
(iii)    No Party shall make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any similar provision of state, local, or non-U.S. applicable Law) to ratably allocate items incurred by the Company or any of its Subsidiaries.
(iv)    To the extent permissible under applicable Laws, to elect to have the Tax year of the Company end on the Closing Date and, if such election is not permitted or required in a jurisdiction such that the Company is required to file a Tax Return for a Straddle Period, the Parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (a) in the case of Income Taxes, Taxes imposed on sales or receipts, and Taxes imposed on payments, the amount attributable to such portion shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology”; and (b) in the case of all other Taxes, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period that ends on the Closing Date based on the relative number of days in such portion as compared to the number of days in the entire Straddle Period. Notwithstanding anything to the contrary herein, any estimated payments or payments from a prior tax period that are applied to a Straddle Period shall be applied entirely to the portion of the Straddle Period ending on the Closing Date.
(c)    Parent, the Company, the Equityholders Representative and the Stockholder Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this ARTICLE X and any audit, litigation or other proceeding with respect to Taxes (including Tax Contests). Such cooperation shall include the retention for the full period of any statute of limitations and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Equityholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Equityholders, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements relating to Taxes entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Equityholders, as the case may be, shall allow the other party to take possession of such books and records.
10.3.    Tax Contests.
(a)    If any taxing authority issues to the Company or any of its Subsidiaries (1) a notice of its intent to audit or conduct another legal proceeding with respect to a Tax Return or Taxes of the Company for any Pre-Closing Tax Period or Straddle Period or (2) a notice of deficiency for Taxes for any such period, Parent or the Company shall notify the Equityholders Representative of its receipt of such communication from the taxing authority within twenty (20) days of receipt. Such notice shall be accompanied by a copy of any written notice or other document received from the applicable taxing authority.
(b)    Except as otherwise provided in this Section 10.3, the Surviving Corporation shall have the sole right to control, at its expense, the contest of any audit or other

Legal Proceedings in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries (a “Tax Contest”). The Equityholders Representative may, at its expense, participate in any such Tax Contest. No Tax Contest relating to a Pre-Closing Tax Period or a Straddle Period may be settled by the Surviving Corporation without Equityholders Representative’s prior written consent if such settlement involves a matter for which Parent is seeking indemnification hereunder or a matter that is the subject of Section 10.5(b); provided, however, that no such consent by the Equityholders Representative shall be unreasonably withheld or delayed.
(c)    In connection with any Tax Contest in which a Person elects to participate but does not have the right to control, (1) the participating Person shall notify the controlling Person of such intent, (2) the controlling Person shall take all actions necessary to allow the participating Person (and its counsel) to fully participate in such Tax Contest, (3) the controlling Person (and its counsel) shall consult with the participating Person (and its counsel) regarding the conduct of such Tax Contest and vice versa, (4) the controlling Person shall timely provide the participating Person with copies of all correspondence and other documents received regarding the Tax Contest from the applicable taxing authority, and (5) the controlling Person shall permit the participating Person to review and comment on any correspondence and other documents that will be provided to the taxing authority with respect to such Tax Contest to the extent that such correspondence or other documents may reasonably be expected to have an impact on the participating Person.
(d)    In connection with any Tax Contest in which a Person has the right to participate but elects not to do so, the controlling Person nevertheless shall keep such Person reasonably informed regarding the status of such Tax Contest.
10.4.    Assistance and Cooperation. The Equityholders Representative and Parent shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, for the filing of Tax refund claims or amended Tax Returns and for the prosecution or defense of any Tax claim. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, preserve and keep all books and records with respect to Taxes and Tax Returns of the Company and its Subsidiaries until the expiration of the applicable statute of limitations. Any information obtained under this Section 10.4 shall be kept confidential except (a) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (b) with the consent of the party in possession of such information.
10.5.    Transfer Taxes.
(a)    Any and all transfer, documentary, sales, use, stamp, registration and other Taxes and fees payable in connection with the consummation of the transactions contemplated by this Agreement (which for the avoidance of doubt do not include any such transfer or other Taxes referenced under Section 10.5(b)) shall be split equally between Parent, on the one hand, and the Equityholders, on the other hand, and shall be paid by Parent and the Equityholders Representative (on behalf of the Equityholders) when due, and Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Law, the Equityholders Representative, on behalf of the Equityholders, shall join in the execution of any such Tax Returns and documentation.
(b)    Any and all transfer, documentary, sales, use, stamp, registration and other Taxes and fees payable by the Company or any of its Subsidiaries relating to the transfer of title of any Owned Real Property to the Company or any of its Subsidiaries, or any filing or recording made by the Company or any of its Subsidiaries to reflect the Company or any of its Subsidiaries as the legal owner of any Owned Real Property, shall be paid by the Equityholders Representative (on behalf of the Equityholders) when due, and the Equityholders Representative shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Law, the Surviving Corporation and any applicable Subsidiary shall join in the execution of any such Tax Returns and documentation.
10.6.    Treatment of Payments. All amounts paid under this ARTICLE X shall, to the extent permitted by Law, be treated for all purposes as adjustments to the consideration payable to the Equityholders hereunder.

ARTICLE XI
DEFINITIONS; CONSTRUCTION

11.1.    Definitions. For the purposes of this Agreement:
“280G Waiver” is defined in Section 6.16.
“401(k) Plan” is defined in Section 6.5(b).
“Accounting Arbitrator” means Grant Thornton LLP.
“Accounting Conventions” means the illustrative calculation and the accounting principles, procedures, practices, policies and calculations set forth on Section 11.1(a) of the Disclosure Letter.
“Acquisition Date” means March 31, 2011.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning or relating to (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (b) the issuance or acquisition of shares of capital stock or other Equity Securities of the Company or any of its Subsidiaries; or (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any of its Subsidiaries’ properties or assets.
“Affidavit of Loss” is defined in Section 2.4(d).

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For the purpose of this definition, the term “control” of a Person means the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms and phrases “controlling,” “controlled by” and “under common control” have correlative meanings.
“Agreement” is defined in the Preamble.
“Applicable Law” means, with respect to any Person, any Law that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Balance Sheets” is defined in Section 3.7(a).
“Balance Sheet Date” is defined in Section 3.7(a).
“Board” is defined in Recital B.
“Business” means the distribution and marketing of automotive aftermarket parts and accessories as conducted by the Company and its Subsidiaries.
“Business Day” means any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required to close.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Certificate” means a certificate evidencing shares of Common Stock.
“Certificate of Merger” is defined in Section 1.3.
“Claim Certificate” is defined in Section 9.4(a).
“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.
“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.
“Closing” is defined in Section 1.2.
“Closing Bank Debt” means the outstanding obligations of the Company and its Subsidiaries as of immediately prior to the Effective Time under the Senior Credit Facilities (including any interest, fees or penalties (including prepayment penalties) accrued or owed with respect thereto).
“Closing Date” is defined in Section 1.2.

“Closing Net Working Capital” is defined on Section 2.6 of the Disclosure Letter.
“Closing Statement” is defined in Section 2.6(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the Class A Common Stock and the Class B Common Stock (including Restricted Stock).
“Company” is defined in the Preamble.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, change-of-control payments, termination pay, performance awards, stock option, share appreciation right or other stock-related awards, fringe benefits, group or individual health, dental, medical, life insurance, survivor benefit or other welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise.
“Company Equity Incentive Plan” means the Keystone Automotive Holdings, Inc. Stock Incentive Plan.
“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1 through 3.4, 3.20 and 3.25.
“Company Intellectual Property” means any Intellectual Property that is owned by the Company or one of its Subsidiaries.
“Company Material Adverse Effect” means a material adverse effect on the Business, assets, properties, Liabilities, capitalization, operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) events, changes, developments or circumstances relating to the industries or the markets in which the Company and its Subsidiaries operate, including changes resulting from weather or natural conditions, (ii) events, changes, developments, conditions or circumstances that effect the United States economy generally, (iii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States, (iv) changes in Law or GAAP, (v) any change, effect, circumstance or event arising from the announcement of this Agreement or (vii) any action or omission of the Company or any of its Subsidiaries prior to the Closing Date contemplated by this Agreement or taken with the prior written consent of Parent, as long as, in the case of the foregoing clauses (i) through (iv), such change, circumstance, event or effect has not had, or would not reasonably be expected to have, a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Company and its Subsidiaries operate.
“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual or constructive knowledge of any of Edward Orzetti, Rich Paradise, Kevin Canavan or Rudy Esteves.
“Confidentiality Agreement” is defined in Section 6.2.
“Consents” means approvals, consents (including negative consents), waivers, filings, authorizations, Licenses, notices, reports or similar items.
“Constitutional Documents” means, as to any Person, the constitutional or organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company or operating agreement or similar document.
“Contract” means any written or oral agreement, contract, outstanding purchase orders, mortgage, indenture, lease, license, instrument, document, obligation or commitment that is legally binding, including all amendments, modifications and supplements thereto; provided, however, that the term “Contract” does not include purchase orders received in the ordinary course of business.
“Covered Persons” is defined in Section 6.4(a).
“DGCL” is defined in Recital A.
“Disclosure Letter” is the Disclosure Letter, dated as of the date of this Agreement and delivered herewith to Parent.
“Dissenting Shares” is defined in Section 2.2.
“Effective Time” is defined in Section 1.3.
“Employee” means any current, former, or retired employee of the Company or any of its Subsidiaries.
“Environmental Claim” means any Legal Action, Judgment, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Permit.

“Environmental Law” means any and all Applicable Laws and Licenses issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the regulation, manufacture, packaging, transportation, storage, import, export, or disposal of chemical substances, mixtures, articles, or petroleum products, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time.
“Equityholders” means the Stockholders, the holders of any Restricted Stock Units and the Option Holders.
“Equityholders Representative” is defined in the Preamble.
“Equity Interest” means, with respect to any Person, any outstanding Equity Securities, subscriptions, options, calls, warrants or other rights to acquire Equity Securities whether or not currently exercisable.
“Equity Ownership Percentage” means, for each Equityholder, an amount equal to the fraction, expressed as a percentage (rounded to six decimal places), the numerator of which is the sum of (a) the number of shares of Common Stock held by such Equityholder immediately prior to the Effective Time (including any shares of Class B Common Stock issuable upon settlement of the Restricted Stock Units), if any, plus, (b) the number of shares of Class B Common Stock that are the subject of Stock Options held by such Equityholder immediately prior to the cancellation of such Stock Options as contemplated by this Agreement, if any, and the denominator of which is the number of Fully Diluted Shares Outstanding.
“Equity Securities” means, with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities which entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to stockholders of a corporation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder within the past 7 years.
“Estimated Closing Cash” is defined in Section 2.6(a).
“Estimated Closing Net Working Capital” is defined in Section 2.6(a).
“Estimated Statement” is defined in Section 2.6(a).
“Exercise Price” means, with respect to any outstanding Stock Option, the aggregate amount that would be required to be paid in order to exercise such Stock Option.

“Financial Statements” is defined in Section 3.7(a).
“Fully Diluted Shares Outstanding” means, excluding treasury shares, the sum of (a) the number of shares of Common Stock outstanding immediately prior to the Effective Time (including shares of Restricted Stock, without regard to any voting restrictions), plus (b) the number of shares of Common Stock issuable in settlement of any outstanding Restricted Stock Units), plus (c) the number of shares of Class B Common Stock that would be issuable upon exercise of all Stock Options outstanding immediately prior to the Effective Time (without regard to any vesting restrictions).
“GAAP” means generally accepted accounting principles in the United States as in effect on the date of this Agreement.
“Governmental Entity” means any court, administrative agency, department, commission, board, bureau, or other federal, state, county, local or foreign governmental entity, instrumentality, agency or commission.
“Hazardous Material” means those materials, substances, biogenic materials, articles, or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive, radioactive or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, mixtures of chemical substances, special materials, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Filing” is defined in Section 6.3(d).
“Improvements” is defined in Section 3.11(f).
“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (in each case, whether or not matured or payable), other than trade accounts arising in the ordinary course of business consistent with past practice, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (e) all obligations of such Person under any interest rate, currency or other hedging agreement, (f) all obligations of such Person as lessee under arrangements entered into after the Balance Sheet Date, which should be capitalized in accordance with GAAP, (g) without duplication, all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness, and (h) without duplication, all agreements, undertakings or arrangements by which such Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect, contingent or otherwise, agreement to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interests of any other Person; provided, however, that Indebtedness does not include (w) any amounts accrued for financing fees, (x) any obligation to indemnify a Person pursuant to the Company’s and its Subsidiaries’ Constitutional Documents or insurance policies or reimburse ordinary business expenses, (y) any reimbursement obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments (in each case, whether or not matured), or (z) any individual cash account balances that are in an overdraft position (i.e. negative cash), if any, which previously had been recorded under GAAP as indebtedness on the Balance Sheets.
“Indemnified Party” is defined in Section 9.4(a).
“Indemnifying Party” is defined in Section 9.4(b).
“Indemnity Pro Rata Share” means, as to Sphere 70.90%, and to Cetus Capital, LLC, 29.10%.
“Initial Per Share Merger Consideration” means an amount equal to (i) the sum of (A) the Net Initial Equity Consideration, plus (B) the aggregate amount of the Exercise Prices of the Stock Options that are outstanding immediately prior to the cancellation and settlement thereof in accordance with Section 2.3(a), divided by (ii) the number of Fully Diluted Shares Outstanding.
“Initial Stock Option Cancellation Payment” means, with respect to any outstanding Stock Option, an amount in cash equal to (i) the product of (A) the Initial Per Share Merger Consideration multiplied by (B) the total number of shares of Class B Common Stock issuable upon exercise of such Stock Option immediately prior to the cancellation thereof, minus (ii) the Exercise Price of such Stock Option.
“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity and all related user accounts and social networking pages; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.
“Intellectual Property Registrations” is defined in Section 3.12(a).
“Judgment” means, with respect to any Person, any order, injunction, judgment, stipulation, award, decision, decree, verdict, ruling or other similar requirement enacted, adopted, entered, issued, made, rendered, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person.
“KAO” means Keystone Automotive Operations, Inc., a Pennsylvania corporation.
“Key Employee” means any Employee with annual base compensation in excess of $100,000.
“Law” means any federal, state, foreign or local law, statute, ordinance, annex, rule, order, regulation, writ, injunction, directive, judgment, treaty, decree or administrative or judicial decision.
“Leased Real Property” is defined in Section 3.11(b).
“Legal Action” means any action, suit, proceeding, lawsuit, arbitration, notice of violation, litigation, citation or known investigation, in each case of any nature, civil, criminal, administrative, regulatory or otherwise, in Law or in equity, by or before any court, tribunal, arbitrator or other Governmental Entity.
“Letter of Transmittal” is defined in Section 2.4(a).
“Letters of Credit” is defined in Section 3.7(c).
“Letters of Credit Agreement” is defined in Section 3.7(c).
“Liability” means any liability or other similar obligation (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, determined or determinable, accrued or unaccrued, liquidated or unliquidated).
“Licenses” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals or authorizations issued, granted, given, required or otherwise made available by any Governmental Entity.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales or other title retention agreement, adverse claim of ownership or use, title defect, title exception, easement, right of way, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.

“Losses” shall mean, without duplication for purposes of recovery, losses, Liabilities, damages, penalties, costs and expenses, including reasonable attorneys’ fees and expenses, settlement payments, awards, judgments, fines, deficiencies and expenses of investigation and defense.
“Material Contract” is defined in Section 3.13(b).
“Merger” is defined in Recital A.
“Merger Sub” is defined in the Preamble.
“Mortgage” means the Mortgage, by and between KAO and the Equityholders Representative, in substantially the form of Exhibit B attached hereto.
“Net Closing Cash” means the consolidated cash and cash equivalents of the Company and its Subsidiaries as of the close of business on the Closing Date (without giving effect to any increases or decreases in cash and cash equivalents in connection with the Closing), prepared in accordance with the illustrative calculation and the accounting principles, procedures, practices, policies and calculations set forth on Section 2.6(a) of the Disclosure Letter. For the avoidance of doubt, Net Closing Cash shall include any cash or cash equivalents held by the Company or any of its Subsidiaries with respect to the Unpaid Class B Dividends and shall include any individual cash account balances that are in an overdraft position (i.e. negative cash), if any, which previously has been recorded under GAAP as indebtedness on the Balance Sheets.
“Net Initial Equity Consideration” means an amount determined in accordance with the calculation set forth on Section 11.1(b) of the Disclosure Letter.
“Net Working Capital Schedule” is defined in Section 3.7(d).
“NTP Payments” means the deferred payments required to be paid to Messrs. Gregory M. Boyd, Robert L. Morter and Steven M. Whitrock under Section 1.4(a)(iv) and (v) of the NTP SPA.
“NTP SPA” means that certain Stock Purchase Agreement, dated October 14, 2011, by and among NTP Distribution, Inc., KAO, and Messrs. Gregory M. Boyd, Robert L. Morter, and Steven M. Whitrock.
“Option Consent Agreement” means the Option Consent Agreements to be entered into between the Company and the Option Holders in a form satisfactory to the Company and Parent.
“Option Holders” means the holders of the outstanding Stock Options.
“Outside Date” is defined in Section 8.1(b)(i).
“Owned Real Property” is defined in Section 3.11(a).
“Parent” is defined in the Preamble.

“Parent Benefit Plans” is defined in Section 6.5(a).
“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, state of facts, development or effect that, individually or in the aggregate would prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger.
“Parties” means Parent, Merger Sub, the Company, the Stockholder Parties and the Equityholders Representative and “Party” means any of the Parties.
“Payoff Letters” is defined in Section 6.18.
“Permits” means a permit, license, approval, franchise, certificate, waiver, consent, exemption, registration or authority of any Governmental Entity.
“Permitted Liens” means, with respect to any Person, (i) Liens for Taxes, if such Taxes are not yet due and payable or the Person is contesting them in good faith and has established adequate reserves for them; (ii) unrecorded workmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business in respect of obligations which are not overdue, (iii) imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company and its Subsidiaries, (iv) pledges or deposits made in the ordinary course of business consistent with past practice in connection with worker’s compensation, unemployment insurance or other programs required by Applicable Law, and (v) Liens against or affecting leased property which is not a violation of the lease for such property and is not a result of actions of the Company or any of its Subsidiaries.
“Per Share Merger Consideration” is defined in Section 2.1(a).
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Personal Property Lease” is defined in Section 3.10(b).
“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date and (b) the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) the portion of any Straddle Period ending on the Closing Date.
“Promissory Note” means a Secured Promissory Note to be delivered by Parent to the Equityholders Representative at Closing in substantially the form of Exhibit A attached hereto.
“Qualified Benefit Plan” is defined in Section 3.19(c).
“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Lease” is defined in Section 3.11(b).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance, pollutant, contaminant, chemical substance, or mixtures of chemical substances).
“Representative Holdback Amount” means One Million Five Hundred Thousand Dollars ($1,500,000).
“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, accountants, legal counsel, advisors, agents, regulatory, compliance or environmental consultants and other representatives.
“Reserved Equity Interests” means the additional Equity Interests required to be granted in connection with the transactions contemplated by this Agreement pursuant to Section 12 of the Company Equity Incentive Plan.
“Restricted Stock” means the outstanding restricted shares of Class B Common Stock issued under the Company Equity Incentive Plan (including any Reserved Equity Interests that are issued as Restricted Stock).
“Restricted Stock Unit Consent Agreement” means the Restricted Stock Unit Consent Agreement to be entered into between the Company and the holders of Restricted Stock Units in a form satisfactory to the Company and Parent.
“Restricted Stock Units” means the Restricted Stock Units granted pursuant to the Company Equity Incentive Plan (including any Reserved Equity Interests that are issued as Restricted Stock Units).
“Revolving Credit Facility” means the credit facility provided to the Company and its Subsidiaries pursuant to that certain Amended and Restated Revolving Credit Agreement, dated as of August 15, 2013, among the Company, a Subsidiary of the Company, certain lenders party thereto and Bank of America, N.A., as Administrative Agent, Issuing Bank and Swingline Lender.
“Senior Credit Facilities” means the Revolving Credit Facility and the credit facilities provided to the Company and its Subsidiaries pursuant to that certain Term Loan Credit Agreement and that certain Term Loan Credit Agreement (Second Lien), each dated as of August 15, 2013, and each among the Company, a Subsidiary of the Company, various lenders and UBS AG, Stamford Branch, in its capacity as administrative agent.
“Sphere” means Sphere Capital, LLC-Series A, a Delaware limited liability company.
“Stockholder Approval” means the irrevocable adoption of this Agreement by Stockholders (whether at a special meeting of the Stockholders or by written consent) holding more than 50% of the outstanding shares of Common Stock.

“Stockholder Material Adverse Effect” means any event, circumstance, change, occurrence, state of facts, development or effect that, individually or in the aggregate would prevent or materially impair the ability of a Stockholder to perform its obligations under this Agreement.
“Stockholder Parties” is defined in the Preamble.
“Stockholders” means the holders of shares of Common Stock.
“Stockholder Agreement” means the Stockholder Agreement, dated as of March 30, 2011, by and among the Company and certain of its stockholders party thereto.
“Stock Options” means the options to purchase shares of Class B Common Stock granted pursuant to the Company Equity Incentive Plan (including any Reserved Equity Interests that are issued as options to purchase shares of Class B Common Stock).
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsequent Payments” means the payments made (A) under the Promissory Note, when and as provided therein, (B) from the Representative Holdback Amount, when and as provided in Section 2.7, (C) in connection with the final determination of Closing Net Working Capital and Net Closing Cash, when and as provided in Section 2.6(d), and (D) in connection with the receipt of any Tax Refunds or other Tax related payments, when and as provided in Section 10.1(c).
“Subsidiary” of any Person means (a) a corporation of which such Person owns or controls such number of the voting securities which is sufficient to elect at least a majority of its Board of Directors or (b) a partnership or limited liability company of which such Person (either alone or through or together with any other Subsidiary) is the general partner or managing entity.
“Surviving Corporation” is defined in Section 1.1.
“Target Closing Net Working Capital” means $135,700,000.
“Tax” means (a) any federal, state, local, or foreign tax, charge, duty, fee, escheat or unclaimed property, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether disputed or not, imposed by any taxing authority, and including any interest, penalty, or addition thereto, (b) any liability for the payment of any amount imposed on any Person of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes, and (c) any liability for the payment of any amount imposed on any Person of a type described in clause (a) or clause (b) as a transferee or successor or as a result of any existing express or implied indemnification agreement or arrangement.

“Tax Contest” is defined in Section 10.3(b).
“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
“Third-Party Claim” is defined in Section 9.5(a).
“Transaction Documents” means the Letters of Transmittal, the Promissory Note, the Mortgage, the Option Consent Agreements, the Restricted Stock Unit Consent Agreement and the letter agreement, dated as of the date hereof, between Sphere and Parent.
“Transaction Expenses” means (i) all fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ reasonable fees, costs and expenses) incurred by the Company (on behalf of the Company or any Equityholder) in connection with the transactions contemplated by this Agreement and (ii) the change of control bonus payments payable to Don Wittkopp, Tom Berger and Martha Asselin in the cumulative amount of $100,000, plus all applicable payroll Taxes and withholding Taxes. For the avoidance of doubt, Transaction Expenses shall not include any payments made to the Option Holders or the holders of Restricted Stock Units in connection with the cancellation of the Stock Options and the Restricted Stock Units, but shall include the cost of the run-off directors’ and officers’ liability insurance policy purchased in accordance with Section 6.4(c).
“Union” is defined in Section 3.18(b).
“Unpaid Class B Dividends” means the aggregate unpaid amount of the dividends declared by the Company with respect to the outstanding shares of Class B Common Stock, which aggregate amount, as of the date of this Agreement, is $7,770,495.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any other similar Applicable Law of any state, locality or other Governmental Entity.
“WC Deficiency” is defined in Section 2.6(d).
“WC Estimated Surplus” means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Closing Net Working Capital.
11.2.    Construction.
(a)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(b)    The words “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(c)    Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Exhibits” and “Schedules” are intended to refer to the Articles and Sections of this Agreement, and to the Exhibits and Schedules to this Agreement, including the Disclosure Letter, as the context may require. All such Exhibits and Schedules, including the Disclosure Letter, shall be deemed a part of, and are hereby incorporated by this reference into, this Agreement.
(d)    As used in this Agreement, a document shall be deemed to have been “made available” to Parent if, prior to the date of this Agreement and through the date of this Agreement, such document has been made available for viewing by Parent in the electronic data room established by the Company in connection with the transactions contemplated by this Agreement.
(e)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE XII
GENERAL PROVISIONS

12.1.    Equityholders Representative; Power of Attorney.
(a)    The Company hereby initially appoints Sphere as the Equityholders Representative, as the true and lawful agent and attorney-in-fact of the Equityholders to take any action (or refrain from taking any action) on behalf of the Equityholders that is contemplated to be taken by the Equityholders Representative in that capacity by this Agreement, including to (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) relating to this Agreement or the Promissory Note, or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Promissory Note expressly contemplates that any such notice or communication shall be given or received by the Equityholders individually); (ii) object to any claims pursuant to Section 9.4 or Section 9.5; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (iv) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party relating to this Agreement, the Promissory Note or the transactions contemplated hereby or thereby; (v) amend this Agreement or the Promissory Note to reduce the principal amount of the Promissory Note as contemplated by this Agreement); and (vi) take all actions necessary or appropriate in the judgment of the Equityholders Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Sphere hereby accepts such appointment and agrees to act in such capacity. The Person serving as the Equityholders Representative may be replaced at any time by the Equityholders who held a majority of the shares of voting Common Stock immediately prior to the Effective Time. No bond shall be required of the Equityholders Representative, and the Equityholders Representative shall receive no compensation for its services.

(b)    The Equityholders Representative shall not be liable to any Person for any act done or omitted hereunder as the Equityholders Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Equityholders Representative shall be reimbursed from the Equityholders Representative Holdback Amount for any reasonable expenses (including the reasonable fees of counsel) incurred in the performance of the Equityholders Representative’s duties hereunder. Notwithstanding anything to the contrary in this Agreement, if the Equityholders Representative reasonably believes that payments for which it is to be reimbursed from the Representative Holdback Amount pursuant to this Section 12.1(b) or payments in respect of indemnification obligations set forth in Section 9.2(a) are likely to be made in the future, then the Equityholders Representative may withhold the estimated amount of such future payments from any amounts otherwise required to be distributed to the Equityholders under this Agreement.
(c)    Each Stockholder Party agrees that Parent shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, Sphere purporting to act as Equityholders Representative under or pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement has been authorized by the Equityholders to be taken, omitted to be taken or executed on such Equityholders’ behalf so that such Equityholders will be legally bound thereby, and each Stockholder Party agrees not to institute any claim, lawsuit, arbitration or other proceeding against Parent alleging that Sphere did not have the authority to act as the Equityholders Representative on behalf of the Equityholders in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Stockholder Parties to Sphere to serve as the Equityholders Representative shall be effective as against Parent until Parent has received a document signed by Stockholders holding Common Stock representing a majority of the voting power of the Company immediately prior to the Effective Time effecting said modification or revocation.
(d)    The Equityholders Representative may resign at any time by giving thirty (30) days’ written notice to Parent and the Stockholders; provided, however, that such resignation shall not be effective unless and until a successor stockholders’ representative has been appointed by Stockholders holding Common Stock representing a majority of the voting power of the Company immediately prior to the Effective Time and such successor accepts such position and the terms hereof.
(e)    If the Equityholders Representative is a natural Person and dies or is otherwise unable to perform his or her obligations under this Agreement or, if the Equityholders Representative is not a natural Person and becomes bankrupt, insolvent or ceases to exist, then a successor to the Equityholders Representative shall be appointed by Stockholders holding Common Stock representing a majority of the voting power of the Company immediately prior to the Effective Time.
12.2.    Expenses. Except as otherwise specifically provided herein, each Party shall bear all fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ fees, costs and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.

12.3.    Public Announcements. No public release or announcement concerning the Merger or the transactions contemplated hereby shall be issued by any Party without the prior written consent of Parent and the Company (for any such release or announcement prior to the Effective Time) or the Equityholders Representative (for any such release or announcement after the Effective Time), which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by Applicable Law or the rules or regulations of any stock exchange or applicable Governmental Entity to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to provide the other Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party; provided, that this Section 12.3 shall not apply to (i) Parent’s filings with the Securities and Exchange Commission on forms 10-Q, 10-K or 8-K, including any filing that includes this Agreement as an exhibit or (ii) any regularly scheduled earnings call conducted by Parent.
12.4.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed as provided below as follows: (a) if delivered personally or by facsimile or other electronic transmission (with acknowledgment of a complete transmission), on the day of delivery; (b) if delivered by a nationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after dispatch; or (c) if delivered by registered or certified mail (return receipt requested) or by first class mail, three (3) Business Days after mailing. Notices shall be deemed to be properly addressed if addressed to the following addresses or facsimile numbers (or at such other address or facsimile number as shall be specified by like notice):
(a)    if to Parent or Merger Sub (or to the Surviving Corporation after the Effective Time), to:
LKQ Corporation
500 West Madison Street, Suite 2800
Chicago, Illinois 60661
Attention: General Counsel
Facsimile: (312) 207-1529
with a copy (which shall not constitute notice) to:
K&L Gates LLP
70 West Madison Street, Suite 3100
Chicago, Illinois 60602
Attention: J. Craig Walker
Facsimile: (312) 827-8179
Email: craig.walker@klgates.com

(b)    if to the Company prior to the Effective Time, to:
Keystone Automotive Holdings, Inc.
44 Tunkahannock Avenue
Exeter, PA 18643
Attention: President
Facsimile: (570) 655-8203
with a copy (which shall not constitute notice) to:
Bingham McCutchen LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, CA 92626
Attention: James W. Loss, Esq.
Facsimile: (714) 830-0726

(c)    if to the Equityholders Representative to:
Sphere Capital, LLC-Series A
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention: General Counsel
Facsimile: (310) 712-1863
with a copy (which shall not constitute notice) to:
Bingham McCutchen LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, CA 92626
Attention: James W. Loss, Esq.
Facsimile: (714) 830-0726

12.5.    Entire Agreement. This Agreement, the Exhibits and the Schedules hereto, including the Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
12.6.    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
12.7.    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
12.8.    Successors and Assigns; Assignment; Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns (if any). Except as otherwise specifically provided herein, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a Party any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement, except that the indemnification provisions of this Agreement are intended to benefit the Indemnified Parties, and the provisions of Section 6.4 are intended to benefit the Covered Persons, and all such intended third-party beneficiaries shall be entitled to enforce such provisions of this Agreement.
12.9.    Amendment; Waiver. This Agreement may be amended by the Parties only by execution of an instrument in writing signed by (a) Parent and the Company if such instrument is executed prior to the Effective Time or (b) Parent and the Equityholders Representative if such instrument is executed after the Effective Time. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement by any Party to any such extension or waiver shall be valid only if, and to the extent, set forth in an instrument in writing signed on behalf of such Party. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
12.10.    Governing Law; Venue.
(a)    This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without giving effect to conflicts of law or choice of law provisions thereof.
(b)    Unless otherwise explicitly provided in this Agreement, any Legal Action relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Party (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such Legal Action, (ii) agrees that each such court shall be deemed to be a convenient forum and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such Legal Action commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such Legal Action has been brought in an inconvenient forum, that the venue of such Legal Action is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
12.11.    Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.
12.12.    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
12.13.    Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other Party that requests such original counterpart, it being understood and agreed that the failure to deliver any such original counterpart upon request shall not affect the binding nature of the signature page delivered by facsimile or electronic image transmission.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first written above.

THE COMPANY:		PARENT:
KEYSTONE AUTOMOTIVE HOLDINGS, INC.		LKQ CORPORATION

By:	/s/ EVA M. KALAWSKI	By:	/s/ ROBERT L. WAGMAN
Name:	Eva M. Kalawski	Name:	Robert L. Wagman
Title:	Vice President and Secretary	Title:	President and CEO

MERGER SUB:
KAH ACQUISITION SUB, INC.

		By:	/s/ ROBERT L. WAGMAN
		Name:	Robert L. Wagman
		Title:	President

STOCKHOLDER PARTIES:
SPHERE CAPITAL, LLC - SERIES A

By:	/s/ EVA M. KALAWSKI
Name:	Eva M. Kalawski
Title:	Vice President and Secretary

CETUS CAPITAL, LLC

By:	/s/ ROBERT E. DAVIS
Name:	Robert E. Davis
Title:	Managing Director

EQUITYHOLDERS REPRESENTATIVE:
SPHERE CAPITAL, LLC - SERIES A

By:	/s/ EVA M. KALAWSKI
Name:	Eva M. Kalawski
Title:	Vice President and Secretary

Exhibit A - Form of Promissory Note
Confidential

THE SECURITY REPRESENTED BY THIS NOTE (AS DEFINED BELOW) WAS ORIGINALLY ISSUED ON THE ISSUE DATE (AS DEFINED BELOW), AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN RIGHTS OF OFFSET SET FORTH HEREIN.
The Stockholder Parties (as defined in the Merger Agreement) have made certain representations and warranties, entered into certain covenants and agreed to provide certain indemnities as set forth in the Merger Agreement (as defined below). Holder agrees that, in addition to any other remedy that Maker (as defined below) may have available at law or equity and subject in all cases to the limitations set forth in the Merger Agreement, Maker may, subject to the limitations and procedures set forth in the Merger Agreement and this Note (as defined below), reduce the amount outstanding under this Note by any Loss (as defined below) for which the Stockholder Parties are responsible under the Merger Agreement.

NON-NEGOTIABLE SECURED
PROMISSORY NOTE
Issue Date:     Original Principal Amount:
[ ], 2014 $31,500,000
FOR VALUE RECEIVED, LKQ Corporation, a Delaware corporation (“Maker”), hereby promises to pay to the order of Sphere Capital, LLC – Series A, a Delaware limited liability company, in its capacity as the designated representative of the Equityholders (as defined in the Merger Agreement) (together with its successor and assigns in such capacity as permitted by the terms of the Merger Agreement or applicable Laws, the “Holder”), the principal amount of $31,500,000, or such lesser principal amount then outstanding, together with interest thereon calculated in accordance with the provisions of this non-negotiable secured promissory note (this “Note”).
This Note is the Promissory Note referred to in, and originally issued on [ ], 2014 (the “Issue Date”) pursuant to, the Merger Agreement. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in Section 6 hereof or, if not so defined therein, the meaning ascribed to such term in the Merger Agreement.
1.Interest. Commencing on the Issue Date and continuing until payment of all amounts due hereunder, interest shall accrue on the then outstanding principal amount of this Note at the rate (the “Interest Rate”) of one percent (1%) per annum (based on a year of 365 days and computed on the number of days actually elapsed).
2.    Payments on Note.
(a)    Scheduled Payment. Subject to Section 2(e) below, the outstanding principal amount of this Note and unpaid accrued interest thereon shall be due and payable on the fifteen (15) month anniversary of the Issue Date or such earlier date as shall be specified pursuant to Section 5(b) or as permitted pursuant to applicable Laws (the “Maturity Date”), and Maker shall

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pay such amounts on such date. Any payment shall be applied first to accrued interest and then to outstanding principal.
(b)    Optional Prepayments. Maker may, at any time or from time to time, without premium or penalty, prepay all or any portion of the unpaid principal amount of this Note together with any unpaid interest which has accrued on the portion of the principal so prepaid. Any payment shall be applied first to accrued interest and then to outstanding principal.
(c)    Time of Payment. If any payment on this Note becomes due on a day that is not a Business Day, then such payment shall be made on the next Business Day and such extension of time will be included in computing interest in connection with such payment.
(d)    Right of Setoff. The principal amount of this Note shall be reduced, retroactive to the Closing Date, by any amounts for which Losses by Parent or the Surviving Corporation is entitled to indemnification pursuant to Sections 9.2(a) or 10.1 of the Merger Agreement (whether now existing or hereinafter arising) in accordance with Section 9.4(b) of the Merger Agreement. Notwithstanding anything to the contrary set forth herein, the satisfaction or reduction of any principal or interest hereunder pursuant to Maker’s right of setoff under this Section 2(d) shall not be considered a prepayment for the purposes hereof.
(e)    Payments in Cash. All payments on this Note shall be made in cash (it being understood that any reduction pursuant to Section 2(d) or the Merger Agreement in amounts owing under this Note shall not be deemed to be, or treated as, payments or prepayments for purposes of this Section 2(e)).
(f)    Equityholders Representative. The Holder shall (i) disburse any payments made to it under this Note to the Equityholders in accordance with Section 2.6(e) of the Merger Agreement and (ii) have authority on behalf of the Equityholders, to contest or settle any Pending Claim, and any agreement between Maker and the Holder with respect to any Pending Claim shall be binding on the Equityholders.
(g)    Limitation on Repayment and Prepayment. For the avoidance of doubt, notwithstanding any other provision of this Note or the Merger Agreement, no repayment or prepayment of any amount owed under this Note, whether pursuant to Section 2 or otherwise, shall be made, and no such failure to make such repayment shall constitute an Event of Default pursuant to Section 5(a), in each case if the principal amount outstanding under this Note after such repayment or prepayment would be less than the amount that would be required to satisfy in full the Aggregate Pending Claim Amount.
3.    Mortgage(s). The payment and performance in full of each of the obligations hereunder, including, without limitation, the payment in full of the amounts due hereunder by Maker, is secured by all that certain real estate and improvements thereon, erected or to be erected, situate in the Borough of Exeter, County of Luzerne, Commonwealth of Pennsylvania, and more particularly described in Exhibit “A” attached hereto and made a part hereof.

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4.    Representations.
(a)    Organization and Standing. Maker is duly incorporated and validly existing under the laws of Delaware. Maker is in good standing in those jurisdictions in which its ownership of property or conduct of business requires such qualification. Keystone Automotive Operations, Inc. (“Mortgagor”) is duly incorporated and validly existing under the laws of Pennsylvania. Mortgagor is in good standing in those jurisdictions in which its ownership of property or conduct of business requires such qualification.
(b)    Authority. Maker has full right, power and authority to execute, deliver and perform its obligations under this Note. Mortgagor has full right, power and authority to execute, deliver and perform its obligations under the Mortgage.
(c)    Execution and Delivery. The execution and delivery by Maker of this Note has been duly authorized by all necessary corporate action. The execution and delivery by Mortgagor of the Mortgage has been duly authorized by all necessary corporate action
(d)    Enforceability. Maker has duly executed and delivered this Note and this Note constitutes Maker’s legal, valid and binding obligation, enforceable against it in accordance with its terms, and Mortgagor has duly executed and delivered the Mortgage and the Mortgage constitutes Mortgagor’s legal, valid and binding obligation, enforceable against it in accordance with its terms, in each case, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
(e)    No Conflicts. The execution, delivery and performance of this Note by Maker and the execution and delivery of the Mortgage by Mortgagor, do not conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, result in acceleration of, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, require any notice under, or result in the imposition or creation of any lien (other than in favor of Holder) upon any of the material properties or assets of Maker or Mortgagor under, any provision of (i) the organizational documents of Maker or Mortgagor, (ii) any material agreement to which Maker or Mortgagor is a party or by which any of Maker or Mortgagor’s material properties or assets is bound, or (iii) any judgment or law applicable to Maker, Mortgagor or their respective material properties or assets.
5.    Defaults and Remedies.
(a)    Events of Default. An “Event of Default” shall occur under this Note if:
(i)    Maker shall fail to make any payment of unpaid principal or accrued interest under this Note, when and as the same shall become due and payable upon the occurrence of the Maturity Date pursuant to and in accordance with this Note;
(ii)    An Insolvency Event shall occur;
(iii)    Maker or any of its Affiliates shall fail to perform or observe any covenant or other agreement contained herein or in the Mortgage (other than as set forth in clause (a)(i)

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above) and such failure continues for a period of 10 days after the earlier of (A) the date on which such failure shall first become known to Maker or any of its Affiliates or (B) the date on which written notice thereof is delivered to Maker or Mortgagor;
(iv)    Any representation or warranty herein or in the Mortgage proves to be untrue in any material respect when made or deemed made;
(v)     The validity or enforceability of this Note or the Mortgage shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by Maker, Mortgagor or any of their respective Affiliates, or by any governmental authority having jurisdiction over Maker, Mortgagor or any of their respective Affiliates, seeking to establish the invalidity or unenforceability thereof, or Maker, Mortgagor or any of their respective Affiliates shall deny (to the extent it is a party thereto) that it has any liability or obligation under this Note or the Mortgage.
(b)    Remedies. So long as an Event of Default shall have occurred and is continuing:
(i)    Upon and after the election of the Holder on behalf of the Equityholders, the interest rate hereunder shall increase from one percent (1%) to five percent (5%) per annum; provided, however, that such rate shall automatically increase as a result of an Event of Default described in Sections 5(a)(i) or 5(a)(ii). Any increase of the interest rate resulting from the operation of this Section 5(b)(i) shall, at the option of Holder, be retroactive to the date upon which such Event of Default shall have occurred and terminate as of the close of the business on the date on which such Event of Default is waived by the Holder.
(ii)    Upon and after the election of the Holder on behalf of the Equityholders, declare the aggregate unpaid principal amount of this Note and all accrued interest thereon to be immediately due and payable and Maker shall immediately pay to the then holder of this Note all such amounts, in full, without presentment, demand, protects or further notice or other requirements of any kinds, all of which are hereby expressly waived by Maker; provided, however, that if an Event of Default of the type described in Section 5(a)(ii) hereof occurs, no such election shall be required and the aggregate unpaid principal amount of this Note and all accrued interest thereon shall become immediately due and payable without any action on the part of the Holder and Maker shall immediately pay to the then holder of this Note, all such amounts, in full.
6.    Definitions.
“Aggregate Pending Claim Amount” at any time means the aggregate of all Losses, as set forth in Claim Certificate delivered pursuant to Section 9.4(a) of the Merger Agreement, in respect of Pending Claims.
“Insolvency Event” means if: (i) Maker or any of its Affiliates commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a

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receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker or any of its Affiliates shall make a general assignment for the benefit of its creditors; or (ii) there is commenced against Maker or any of its Affiliates any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there is commenced against Maker or any of its Affiliates any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.
“Merger Agreement” means the Agreement and Plan of Merger dated as of December 5, 2013, by and among the Keystone Automotive Holdings, Inc., Maker, Merger Sub, the Stockholder Parties, and the Holder.
“Mortgage” means the Mortgage, effective as of the date hereof, by and between Keystone Automotive Operations, Inc. and Holder, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Pending Claim” means any claim made by Parent or the Surviving Corporation as reflected in a Claim Certificate delivered pursuant to Section 9.4(a) of the Merger Agreement, other than a claim which theretofore has been finally resolved in accordance with Section 9.4(b) of the Merger Agreement.
7.    Amendment and Waiver. The provisions of this Note may be amended if, and Maker may take any action herein prohibited or omit to perform any act herein required to be performed by it if, and only if, Maker has obtained the written consent of the Holder, in its sole discretion. No failure on the part of either party hereto to exercise any right or remedy hereunder shall constitute a waiver of that right or remedy.
8.    Restrictions on Transfer. Maker may not sell, transfer, assign or otherwise dispose of all or any part of its obligations under this Note. So long as no Event of Default shall have occurred and be continuing, the Holder may not sell, transfer, assign, negotiate, pledge or otherwise dispose of all or any portion of or any interest in this Note (and any purported sale, transfer, assignment, negotiation, pledge or other disposition in violation of this provision shall be void) other than to any successor representative of the Equityholders to the extent permitted by the terms of the Merger Agreement or applicable Laws.
9.    Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered by the Holder to Maker for cancellation and shall not be reissued; provided, however, that if any amounts paid to Holder hereunder are required to be repaid, refunded, restored or returned to Maker or any of its Affiliates for any reason, whether because such payment is asserted or declared to be void, voidable or otherwise recoverable under any law relating to fraudulent transfers, preferences, creditors rights generally or otherwise, then as to any such amount, the obligations under this Note shall be immediately and automatically revived, restored and reinstated together with any corresponding lien on the assets or Maker or

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any of its Affiliates to the extent such lien existed prior to payment in respect of the obligations hereunder.
10.    Place of Payment; Notices. Payments of principal and interest are to be made by Maker in the lawful money of the United States of America in immediately available funds to the Holder on behalf of the Equityholders to the account specified by the Holder not less than three (3) Business Days prior to the Maturity Date.
11.    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
12.    No Strict Construction. Maker and the Holder have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by Maker and the Holder, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Note.
13.    Waiver of Jury Trial. THIS NOTE IS ISSUED SUBJECT TO THE EXPRESS UNDERSTANDING THAT EACH OF HOLDER AND MAKER HAS WAIVED, ON BEHALF OF ITSELF OR, WITH RESPECT TO HOLDER, THE EQUITYHOLDERS UNDER THIS NOTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.
14.    Consent to Jurisdiction; Enforcement Expenses. Each of Maker and Holder hereby irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Note. Each of Maker and Holder further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth below shall be effective service of process for any action, suit or proceeding arising out of this Note. Each of Maker and Holder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note or the transactions contemplated hereby in any state or federal court located in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
15.    Notices. Notice shall be given as set forth in Section 12.4 of the Merger Agreement.

* * * * * *

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IN WITNESS WHEREOF, Maker has executed and delivered this Note on the date first above written.

LKQ CORPORATION By:_________________________________ Name: Title:

THE UNDERSIGNED HOLDER HEREBY ACKNOWLEDGES AND AGREES TO THE TERMS SET FORTH ABOVE, AS OF THE DATE ABOVE SPHERE CAPITAL, LLC - SERIES A By:______________________________________ Name: Title:

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Exhibit A
Legal Description
PROPERTY 1:
Parcel 1: (DBK 2647, Pg 1196)
ALL THAT CERTAIN piece or parcel of land situated in the Borough of Exeter, County of Luzerne and Commonwealth of Pennsylvania bounded and described as follows, to wit:
BEGINNING at a concrete monument in the southerly sideline of Pennsylvania State Highway, Legislative Route No. 11 (Extension), also known as Back Road, said point monument also being in the dividing line between lands now or formerly of Joseph and Anita DePascale as recorded in Luzerne County Deed Book 1680, Page 515 and the lands herein described;
THENCE from said concrete monument and along said dividing line, and along lands now or formerly of Joseph Mirra, et. ux., South 34 degrees 13 minutes East, two hundred thirty-seven and thirty one hundredths (237.30) feet to a point in the northwesterly right-of-way line of the Lehigh Valley Railroad Company (West Pittston Branch);
THENCE from said point and along said right-of-way line, South 43 degrees 36 minutes West, one thousand one hundred twenty-one and twenty-five one-hundredths (1,121.25) feet to a point in the northeasterly sideline of Stevens Lane;
THENCE from said point and along said Stevens Lane sideline, North 29 degrees 28 minutes West, one hundred fifty-six and fifty-five one-hundredths (156.55) feet to a point on the southerly bank of Hick's (Carpenter's) Creek;
THENCE from said point and along the southerly bank of said Creek, along the end of Stevens Lane, along lands now or formerly State Automotive Corporation as recorded in Luzerne County Deed Book 1865 at Page 401, and along lands now or formerly of the Greater Pittston Chamber of Commerce as recorded in Luzerne County Deed Book 1908 at Page 622, by the two (2) following described lines: (1) North 79 degrees 00 minutes West, three hundred twenty-two and eighty-six one-hundredths (322.86) feet to a point; (2) South 81 degrees 55 minutes West, three hundred seventy-two and eighty-six one-hundredths (372.86) feet to a point in line of lands now or formerly of The First Ward Social Club of Exeter as recorded in Luzerne County-Deed Book 1529, at Page 458;
THENCE from said point and along said lands, North 12 degrees 01 minute West, four hundred eighty-seven (487.00) feet to a point in the aforesaid sideline of the Back Road;
THENCE from said point and along said sideline by the two (2) following described lines: (1) North 74 degrees 03 minutes East, ninety-seven and seventy-eight one-hundredths (97.78) feet to a point; (2) North 75 degrees 42 minutes East, one thousand four hundred fifty-five and twenty-eight one-hundredths (1,455.28) feet to a point, the place of BEGINNING.
CONTAINING 20.087 acres, be the same more or less.

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PARCEL 2: (DBK 2293, Page 1197)
ALL the surface and right of soil of all that certain piece or parcel of land situate in the Borough of Exeter, County of Luzerne and Commonwealth of Pennsylvania, bounded and described as follows, to wit:
BEGINNING at a point in the southerly right-of-way line of State Highway Route #11, Extension, known as the "Back Road", and located about one thousand nine hundred eighty (1,980) feet westwardly along said highway from the center of Exeter Avenue, said point also being the northwesterly corner of Parcel #1 conveyed to the Pittston Area Industrial Development by Deed dated April 15, 1957; THENCE along the westerly side of said Parcel #1 of Pittston Area Industrial Development, South 14° 35' East, five hundred thirteen (513) feet, more or less, to a point in the southerly side of Carpenter's Creek, said point also being the southwesterly corner of Parcel #1 aforesaid; THENCE westwardly along the said southerly side of Carpenter's Creek also being the northerly line of Parcel #3 of Deed above-mentioned dated April 15, 1957, ninety (90) feet, more or less, to a point; THENCE North 14° 35' West, five hundred (500) feet, more or less, to a point in the southerly right-of-way line of State Highway Route #11 Extension aforesaid; THENCE eastwardly along said right-of-way line, ninety (90) feet, more or less, to the place of BEGINNING.
CONTAINING one acre, more or less.
PARCEL 3:
ALL those certain pieces or parcels of land situate in the Borough of Exeter, County of Luzerne and State of Pennsylvania, bounded and described as follows, to wit:
PURPART NO. 1: (DBK 2283, Page 930)
BEGINNING at a point in the southeasterly right-of-way line of State Highway Route No. 11 extension, Back Road, said point being the Northwest corner of a parcel of land conveyed by Troback Development Company to the First Ward Social Club of Exeter, by Deed dated September 9, 1963, and recorded in Luzerne County Deed Book 1529, page 458;
THENCE along said lands now or formerly of the First Ward Social Club of Exeter, South fourteen degrees fifteen minutes East, four hundred eighty-three and ninety-four hundredths (483.94) feet to a point in line of lands now or formerly of Jewelcor Incorporated;
THENCE along lands now or formerly of Jewelcor Incorporated the following two (2) courses and distances:
(1)    South seventy-six degrees forty-nine minutes forty-six seconds West, twenty-eight and fifty-six hundredths (28.56) feet to a point;
(2)    South seventy-five degrees forty-seven minutes twenty-four seconds West, seventy one and forty-four tenths (71.44) feet to a point:
THENCE through other lands of the Grantors herein, North fourteen degrees 15 minutes West (N. 14° 15' W.) four hundred seventy-two (472) feet more or less to a point on the Southeasterly right-of-way of State Highway Rt. 11 extension, Back Road;
THENCE along the Southeasterly right-of-way of State Highway Rt. 11, Back Road, North sixty-six degrees thirty-nine minutes forty-three seconds East (N. 66° 39' 43" E.) one hundred (100) feet to the place of BEGINNING.

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PURPART NO. 2: (DBK 2283, Page 930)
BEGINNING at a point in the southeasterly right-of-way line of State Highway Route No. 11 extension, Back Road, said point being the Northwest corner of a parcel of land conveyed to Elvira Chiavacci, a/k/a Vera Chiavacci and Jacquelyn E. Troback, by and through H. Deno Chiavacci, Attorney In Fact to James H. Belmont and Carmena T. Belmont, his wife, by deed dated May 13, 1982, and recorded in Luzerne County Deed Book 2073 at page 1027; THENCE along said lands now or formerly of James S. Belmont and Carmena T. Belmont, South fourteen degrees fifteen minutes East, (S. 14° 15' E.) four hundred seventy-two feet more or less to a point in line of lands now or formerly of Jewelcor, Incorporated;
THENCE along the lands now or formerly of Jewelcor, Incorporated the following three (3) courses and distances:
(1)    South seventy-five degrees forty-seven minutes twenty-four seconds West, thirty-three and twenty-six hundredths (33.26) feet to a point;
(2)    South seventy-five degrees fifteen minutes fifty-seven seconds West, fifty-two and twenty hundredths (52.20) feet to a point;
(3)    South forty degrees twenty minutes thirty-two seconds West, twenty-seven feet plus or minus to a point;
THENCE through other lands of the Grantors herein, North fourteen degrees fifteen minutes West (N. 14° 15' W) four hundred sixty-two feet (462) more or less to a point on the Southeasterly right-of-way of State Highway Rt. 11, extension, Back Road;
THENCE along the said Southeasterly right-of way of State Highway Rt. 11, Back Road, North sixty-four degrees twenty-five minutes East (N. 64° 25' E.) fourteen and fifty-eight hundredths (14.58) feet to a point;
THENCE along the said Southeasterly right-of-way of State Highway Rt. 11, Back Road, North sixty-six degrees thirty-nine minutes forty-three seconds East, eighty-five and forty-two hundredths (85.42) feet to the place of BEGINNING.
PARCEL 4: (RBK 3005, Page 185663)
ALL THAT CERTAIN piece or parcel of land situate in the Borough of Exeter, County of Luzerne and State of Pennsylvania, bounded and described as follows, to wit:
BEGINNING at a point in the southeasterly right-of-way line of State Highway Route No. 11 extension, Back Road, said point being the Northwest corner of a parcel of land conveyed by Elvira Chiavacci, a/k/a Vera Chiavacci and Jacquelyn E. Troback by and through H. Deno Chiavacci, attorney in fact to James S. Belmont and Carmena T. Belmont, his wife, by deed dated June 20, 1983 and recorded in the Office of the Recorder of Deeds of Luzerne County In Deed Book 2105, page 170;
THENCE along said lands now or formerly of James S. Belmont and Carmena T. Belmont, his wife, South fourteen degrees fifteen minutes East (S. 14° 15' E.) four hundred sixty and ten one-hundredths (460.10) feet more or less to a point in line of lands now or formerly of Jewelcor Incorporated;
THENCE along the lands now or formerly of Jewelcor Incorporated the following two (2) courses and directions:
(1)    South forty degrees twenty minutes thirty-two seconds West, seventy-three and twenty-five hundredths (73.25) feet to a point;

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(2)    South fifty-six degrees twenty-two minutes thirty-seven seconds West, forty and sixty-five hundredths feet plus or minus to a point;
THENCE through other lands now or formerly of Chiavacci, North fourteen degrees fifteen minutes West (N. 14° 15' W) four hundred ninety-six and thirty-seven hundredths feet more or less to a point on the southeasterly right-of-way of State Highway Rt. 11 extension, Back Road;
THENCE along the said southeasterly right-of-way of State Highway Rt. 11 extension, Back Road, North sixty-four degrees twenty-five minutes East (N. 64° 25' E) one hundred feet to the place of BEGINNING.
BEING the northerly half of Lot Number 3, Troback Development Number 1.
EXCEPTING AND RESERVING unto the appropriate person or other entity, the portion of the demised premises to which a declaration of taking by eminent domain was filed by the Borough of Exeter. The said declaration of taking is filed to No. 4123 of 1978 in the Office of the Prothonotary or the Court of Common Pleas of Luzerne County.

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Exhibit B - Final Form of Mortgage
Confidential

MORTGAGE
THIS MORTGAGE (hereinafter referred to as “Mortgage”) is dated this      day of             , 2014 and effective as of the ____ day of ____________, 2014 (the “Effective Date”) between KEYSTONE AUTOMOTIVE OPERATIONS, INC., a Pennsylvania corporation (hereinafter referred to as “Mortgagor”), and SPHERE CAPITAL, LLC - SERIES A, a Delaware limited liability company (hereinafter referred to as “Mortgagee”).
W I T N E S E T H:
WHEREAS, pursuant to the provisions of a Non-Negotiable Secured Promissory Note dated the Effective Date executed by LKQ Corporation, a Delaware corporation (the “Maker”), the parent company of Mortgagor, in favor of Mortgagee (the “Note”), Maker agreed to pay to Mortgagee the principal sum of THIRTY ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($31,500,000.00), lawful money of the United States of America, with interest thereon at the rate and times and in the manner and according to the terms and conditions specified in the Note, which is incorporated herein by reference; and
WHEREAS, Mortgagor has been directed by Maker to execute and deliver this Mortgage to Mortgagee for the purpose of providing security to Mortgagee with respect to the undertakings of Maker pursuant to the Note.
NOW THEREFORE, in consideration of the indebtedness, and as security for payment to Mortgagee of the principal with interest, and all other sums provided for in the Note, and in this Mortgage, and as further security for the full and faithful performance by Maker of its obligations under the Note, according to the terms and conditions thereof, and for performance of the agreements, conditions, covenants, provisions and stipulations contained herein and therein, Mortgagor has granted, conveyed, bargained, sold, aliened, enfeoffed, released, confirmed, assigned to, granted a security interest in and mortgaged, and by these presents does hereby grant, convey, bargain, sell, alien, enfeoff, release, confirm, assign to, grant a security interest in and mortgage unto Mortgagee:
(1)all that certain real estate situate in the Borough of Exeter, County of Luzerne, Commonwealth of Pennsylvania, and more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Land”);
(2)    all buildings and other improvements erected or hereafter erected on the Land (the “Improvements” and together with the Land, the “Real Estate”);
(3)    all fixtures, appliances, machinery, fittings, apparatus, furniture and equipment of any nature whatsoever, and other articles of Mortgagor’s personal property now or at any time hereafter installed in, attached to or situated in or upon the Land or the Improvements, or used or intended to be used in connection with the Land, or in the operation of the Improvements, or in the operation or maintenance of the Improvements (but not including the inventory of Mortgagor situated on the Real Estate);

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(4)    any and all tenements, hereditaments and appurtenances belonging to the Land or any part thereof hereby mortgaged or intended so to be, or in any way appertaining thereto, and all streets, alleys, passages, ways, water courses, and all easements and covenants now existing or hereafter created for the benefit of Mortgagor or any subsequent owner or tenant of the Real Estate over ground adjoining the Real Estate and all rights to enforce the maintenance thereof, and all other rights, liberties and privileges of whatsoever kind or character, and the reversions and remainders, income, rents, issue and profits arising therefrom, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, at law, of Mortgagor in and to the Real Estate or any part thereof;
(5)    all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards; and
(6)    all leases, licenses, occupancy agreements or agreements to lease all or any part of the Real Estate and all extensions, renewals, amendments, and modifications thereof, and any options, rights of first refusal, or guarantees relating thereto (collectively, “Leases”); and all rents, income, receipts, revenues, security deposits, escrow accounts, reserves, issues, profits, awards, and payments of any kind payable under the Leases or otherwise arising from the Real Estate (collectively, the “Income”).
All of the above-mentioned Land, Improvements, fixtures, machinery, furniture, equipment, tenements, hereditaments and appurtenances, and other property interests are sometimes collectively referred to herein as the “Mortgaged Property”.
TO HAVE AND TO HOLD the Mortgaged Property hereby conveyed or mentioned and intended so to be, unto Mortgagee, its successors and assigns to its own use forever.
PROVIDED ALWAYS, and this instrument is upon the express condition that, if Maker pays to Mortgagee the principal sum mentioned in the Note, the interest thereon and all other sums payable by Mortgagor to Mortgagee as are secured hereby, in accordance with the provisions of the Note and this Mortgage, then this Mortgage and the estate hereby granted shall cease and become void.
Subject to Section 26 of this Mortgage, Mortgagor hereby irrevocably, absolutely and unconditionally guarantees and becomes surety for the prompt payment by Maker, as and when due and payable, whether by acceleration or otherwise of all amounts now or hereafter owing by Maker in respect of the Note, whether for principal, interest, fees, expenses or otherwise, and the due performance and observance by Maker of its other obligations now or hereafter existing in respect of any of the Note and any renewals, extensions and modifications thereof. The liability of Mortgagor hereunder shall be absolute and unconditional, irrespective of: (i) any lack of validity or enforceability of the Note; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, the Note, or any other amendment or waiver of or consent to any departure from the terms of the Note; (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Maker or Mortgagor

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in respect hereof; or (iv) the absence of any action on the part of Mortgagee to obtain payment of the Note from Maker or from Mortgagor or from any other guarantor or obligor.
The Mortgaged Property shall secure the following obligations (“Obligations”) of Maker or Mortgagor to Mortgagee:
(a)all amounts at any time owing or payable under the Note as guaranteed by Mortgagor in this Mortgage;
(b)    all covenants, agreements and obligations of Mortgagor under this Mortgage; and
(c)    all future advances made by Mortgagee for taxes, levies, insurance, and repairs to or maintenance of the Mortgaged Property.
MORTGAGOR REPRESENTS, COVENANTS AND WARRANTS to and with Mortgagee that until the indebtedness secured hereby is fully repaid:
1.Title. Mortgagor hereby represents and warrants that [except as set forth in Schedule 1] it has good and marketable title in fee simple (subject to the Permitted Liens, as that term is defined in the Merger Agreement (as that term is defined in the Note)) to the Real Estate.
2.    Maintenance of Mortgaged Property. Mortgagor shall keep and maintain or cause to be kept and maintained the Improvements in good order and condition and will promptly make or cause to be made, as and when necessary for such purpose, all repairs, renewals and replacements, structural and nonstructural, exterior and interior, ordinary and extraordinary, foreseen and unforeseen. Mortgagor shall abstain from and shall not permit the commission of waste in or about the Mortgaged Property.
3.    Insurance. Mortgagor shall keep the Mortgaged Property continuously insured against loss or damage by fire or other casualty in an amount not less than the full replacement cost (evidenced by a “Replacement Cost Endorsement”) of the Mortgaged Property. The insurance coverage required under this Section shall be insured under policies: (a) in form reasonably satisfactory to Mortgagee; (b) endorsed with a standard mortgagee clause in favor of Mortgagee providing not less than thirty days’ notice to Mortgagee of any cancellation or change in coverage; and (c) endorsed to name Mortgagee as loss payee. If the insurance, or any part thereof, shall expire, or be withdrawn or not renewed, or become void or unsafe by Mortgagor’s breach of any condition thereof, or become void or unsafe by reason of the failure or impairment of the capital of any company in which the insurance may then be carried, Mortgagor shall place new insurance on the Mortgaged Property. In the event that Mortgagor fails or refuses to place such new insurance on the Mortgaged Property on or before the expiration or withdrawal or nonrenewal of the existing coverage, then Mortgagee may obtain such insurance as Mortgagee deems necessary to satisfy the terms and conditions of this Mortgage. In such event, the cost of such insurance plus a reasonable amount to reimburse Mortgagee for its administrative expenses in obtaining such insurance shall be immediately paid to Mortgagee by Mortgagor. In the event that such costs and expenses are not immediately paid to Mortgagee by Mortgagor, then the amount of such costs and expenses shall be added to the outstanding principal balance of the Note,

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shall accrue interest thereon and shall be secured by this Mortgage. Evidence of all renewal policies, with premiums paid, shall be delivered to Mortgagee prior to the expiration of the old policies. In the event of loss greater than $50,000 Mortgagor will give immediate notice thereof to Mortgagee, and Mortgagee may make proof of loss if not timely made by Mortgagor.
4.    Taxes and Other Charges. Mortgagor shall pay when due and payable and before interest or penalties are due thereon, without any deduction, defalcation or abatement, all taxes, assessments, water and sewer rents and all other charges or claims which may be assessed, levied, or filed at any time against Mortgagor, the Mortgaged Property or any part thereof or against the interest of Mortgagee therein, or which by any present or future law may have priority over the indebtedness secured hereby either in lien or in distribution out of the proceeds of any judicial sale; and Mortgagor shall produce to Mortgagee upon request receipts for the payment thereof. If no Event of Default (as hereinafter defined) is then continuing and Mortgagor in good faith and by appropriate legal action shall contest the validity or amount of any such taxes, assessments, water and sewer rents or other charges and shall have established a reserve for the payment thereof in such form and amount as Mortgagee may reasonably require (including any interest and penalties which may be payable in connection therewith), then Mortgagor shall not be required to pay such taxes, assessments, water and sewer rents or other charges or to produce the receipts while the reserve is maintained and so long as the contest operates to prevent collection, is maintained and prosecuted with diligence, and shall not have been terminated or discontinued adversely to Mortgagor.
5.    Future Taxes. If hereafter any law or ordinance shall be adopted imposing a tax directly or indirectly on Mortgagee with respect to the Mortgaged Property, the value of Mortgagor’s equity therein, or the indebtedness evidenced by the Note and secured by this Mortgage, then Mortgagor agrees to pay the tax whenever it becomes due and payable thereafter, which agreement shall then constitute a part of this Mortgage.
6.    Compliance with Laws and Regulations. Mortgagor, at its sole cost and expense, shall promptly comply with all requirements of all laws, ordinances, regulations and orders of all Federal, state, municipal and other governmental authorities relating to the Mortgaged Property (“Legal Requirements”), construction thereon and the use and occupancy thereof, including but not limited to all laws and regulations relating to environmental matters.
7.    Further Assurances. Mortgagor will, from time to time, make, do execute and acknowledge, as the situation may require from time to time, such further acts, deeds, conveyances, mortgages, security agreements, financing statements, continuation statements and other assurances in law as may be required for the purpose of effectuating the intent hereof and for better assuring and confirming to Mortgagee, its successors and assigns, the lien and security interest created by this Mortgage.
8.    Declaration of No Set-Off. Within twenty (20) days after being requested to do so by Mortgagee, Mortgagor shall certify to Mortgagee or to any proposed assignee of this Mortgage, in a writing duly acknowledged, the amount of principal, interest and other charges then owing on the Obligations secured by this Mortgage and by prior liens, if any, and whether there are any setoffs or defenses against them.

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9.    Additional Covenants. Mortgagor covenants and agrees that until the Obligations secured hereunder have been paid in full, Mortgagor shall:
(a)    [subject to the matters described on Schedule 1,] maintain at all times good and marketable title to all Mortgaged Property, and defend such title against the claims and demands of all persons;
(b)    pay all charges for water, sewer, gas, electric and other utility services provided to the Mortgaged Property promptly as and when due;
(c)    permit, and cause any lessee or occupant of the Mortgaged Property to permit, Mortgagee and its agents and representatives, to enter upon the Mortgaged Property at any reasonable time, and upon prior reasonable notice to Mortgagor under the circumstances, to appraise and photograph the Mortgaged Property and to inspect for compliance with Legal Requirements (excluding subsurface or other invasive investigations), insurance requirements, and the Obligations of Mortgagor under this Mortgage;
(d)    not commit or suffer waste with respect to the Mortgaged Property;
(e)    not remove or demolish any material portion of the Mortgaged Property without the prior written consent of Mortgagee;
(f)    not make, install or permit to be made or installed, any additions or improvements to the Mortgaged Property except in a good and workmanlike manner, free of mechanic’s or materialmen’s liens, in compliance with Legal Requirements; and
(g)    pay, upon demand, all amounts incurred by Mortgagee in connection with any action or proceeding taken or commenced by Mortgagee to enforce or collect this Mortgage or protect, insure or realize upon the Mortgaged Property, including reasonable attorney’s fees and expenses.
10.    Required Notices. Mortgagor shall notify Mortgagee promptly of the occurrence of any of the following:
(a)    a fire or other casualty causing damage to the Mortgaged Property in excess of $50,000,
(b)    receipt of written notice of condemnation or threatened condemnation of the Mortgaged Property, or any part thereof,
(c)    receipt of written notice from any governmental authority relating to any material violation of any Legal Requirements;
(d)    commencement of any litigation affecting the Mortgaged Property; or
(e)    discovery, discharge or release of any hazardous materials for which Mortgagor is or may be responsible under any Legal Requirements.

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11.    Condemnation; Casualty.
(a)    Condemnation.
(i)    In the event of any condemnation or taking of any part of the Mortgaged Property by eminent domain, alteration of the grade of any street, or other injury to or decrease in the value of the Mortgaged Property by any public or quasi-public authority or corporation, all proceeds (that is, the award or agreed compensation for the damages sustained) allocable to Mortgagor shall be applicable first to payment of the indebtedness secured hereby, subject to the terms of the Note. No settlement for the damages sustained shall be made by Mortgagor without Mortgagee’s prior written approval. Receipt by Mortgagee of any proceeds less than the full amount of the then outstanding debt secured hereby shall not alter or modify Maker’s obligation to continue to pay the installments of principal, interest and other charges specified in the Note. All the proceeds shall be applied in the order and in the amounts that Mortgagee, in Mortgagee’s sole discretion, may elect, to the payment of principal, interest or any sums secured by this Mortgage, in each case, subject to the terms of the Note, or toward payment to Mortgagor, on such reasonable terms as Mortgagee may specify, to be used for the sole purpose of altering, restoring or rebuilding any part of the Mortgaged Property which may have been altered, damaged or destroyed as a result of the taking, alteration of grade or other injury to the Mortgaged Property. Receipt of such proceeds by Mortgagee shall not be subject to a prepayment penalty hereunder or under the Note.
(ii)    If prior to the receipt of the proceeds by Mortgagee the Mortgaged Property shall have been sold by foreclosure of this Mortgage, Mortgagee shall have the right to receive the proceeds, to the extent of:
(A)    any deficiency found to be due to Mortgagee in connection with the foreclosure sale, with legal interest thereon, and
(B)    reasonable counsel fees, costs and disbursements incurred by Mortgagee in connection with collection of the proceeds and the proceedings to establish the deficiency.
(iii)    If the amount of the initial award of damages for the condemnation is insufficient to pay in full the indebtedness secured hereby with interest and other appropriate charges, Mortgagee shall have the right to prosecute to final determination or settlement an appeal or other appropriate proceedings in the name of Mortgagee or Mortgagor, for which Mortgagee is hereby appointed irrevocably as attorney-in fact for Mortgagor (without requiring Mortgagee to act as such), which appointment, being for security, is irrevocable. In that event, the expenses of the proceedings, including reasonable counsel fees and expenses, shall be paid first out of the proceeds and only the excess, if any, paid to Mortgagee shall be credited against the amounts due under this Mortgage.
(iv)    Nothing herein shall limit the rights otherwise available to Mortgagee, at law, including the right to intervene as a party to any condemnation proceeding.

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(b)    Casualty. If the Mortgaged Property is damaged by fire or other casualty, Mortgagor shall promptly repair and restore the same to its condition prior to the damage. In the event of any fire or other casualty damaging any part of the Mortgaged Property, all insurance proceeds shall, subject to the terms of the Note, be applicable first to payment of the indebtedness secured hereby. No settlement for the damages sustained shall be made by Mortgagor without Mortgagee’s prior written approval. Receipt by Mortgagee of any insurance proceeds less than the full amount of the then outstanding debt secured hereby shall not alter or modify Maker’s obligation to continue to pay the installments of principal, interest and other charges specified in the Note. All the insurance proceeds shall be applied in the order and in the amounts that Mortgagee, in Mortgagee’s sole discretion, may elect, to the payment of principal (whether or not then due and payable), interest or any sums secured by this Mortgage, or toward payment to Mortgagor, on such reasonable terms as Mortgagee may specify, to be used for the sole purpose of altering, restoring or rebuilding any part of the Mortgaged Property which may have been damaged or destroyed as a result of the fire or other casualty to the Mortgaged Property. Receipt of such proceeds by Mortgagee shall not be subject to a prepayment penalty hereunder or under the Note. Notwithstanding anything to the contrary contained herein, so long as no Event of Default shall exist under this Mortgage, the insurance proceeds shall be delivered by Mortgagee to Mortgagor on such reasonable terms as Mortgagee may specify for the sole purpose of restoring or rebuilding any part of the Mortgaged Property which may have been damaged or destroyed as a result of the event of fire or other casualty.
12.    No Transfer. For the purpose of protecting Mortgagee’s security, Mortgagor agrees that (a) any sale or other transfer of title to the Mortgaged Property, or (b) any transfer of any stock, partnership, company or other ownership interests in Mortgagor (other than to an Affiliate (as that term is defined in the Merger Agreement) of Maker), in either case, without Mortgagee’s prior written consent, shall result in immediate acceleration of the Obligations.
13.    Mortgagee’s Rights. In the event that Mortgagor should fail to pay real estate or other taxes, assessments, water and sewer rents, charges and claims, insurance premiums, or fail to make necessary repairs, or permit waste, Mortgagee, at its election, shall have the right to make any payment or expenditure and to take any action which Mortgagor should have made or taken, or which Mortgagee deems advisable to protect the security of this Mortgage or the Mortgaged Property, including, without limitation, any rights granted to Mortgagee under the Note, without prejudice to any of Mortgagee’s rights or remedies available hereunder or otherwise, at law. In addition, Mortgagor hereby authorizes Mortgagee, and Mortgagee shall have the continuing right (but not the obligation), at its sole option and discretion, to:
(a)    do anything which Mortgagor is required but fails to do hereunder, and in particular Mortgagee may, if Mortgagor fails to do so within ten (10) business days after receipt by Mortgagor of written notice from Mortgagee, (i) insure or take any reasonable steps to protect the Mortgaged Property, (ii) pay all taxes, levies, expenses and costs arising with respect to the Mortgaged Property, or (iii) pay any premiums payable on any policy of insurance required to be obtained or maintained hereunder, and add any amounts paid under this Section 13(a) to the principal amount of the indebtedness secured by this Mortgage; and

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(b)    pay any amounts Mortgagee elects to pay or advance hereunder following the occurrence of an Event of Default on account of insurance, taxes or other costs, fees or charges arising in connection with the Mortgaged Property, either directly to the payee of such cost, fee or charge, directly to Mortgagor, or to such payee(s) and Mortgagor jointly.
All such sums, as well as costs, advanced by Mortgagee pursuant to this Mortgage shall be due immediately from Mortgagor to Mortgagee, shall be secured hereby, and shall bear interest at a rate which shall be two and one-half percent (2.5%) higher than the then highest effective rate specified in the Note (the “Default Rate”) from the date of payment by Mortgagee until the date of repayment.
14.    Events of Default. Each of the following shall constitute an “Event of Default” hereunder:
(a)    The occurrence of an Event of Default, as that term is defined in the Note;
(b)    Failure to comply with any term, obligation, covenant or condition contained in this Mortgage. If such failure is curable and if Mortgagor has not been given notice of a breach of the same provision of this Mortgage within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Mortgagor, after Mortgagee sends written notice demanding cure of such failure; (i) cures the failure within fifteen (15) days; or (ii) if the cure requires more than fifteen (15) days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical;
(c)    Any warranty, representation or statement made to Mortgagee by Mortgagor under this Mortgage is false or misleading in any material respect as of the date hereof; or
(d)    Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Mortgagor or by any governmental agency against any of the Mortgaged Property; provided, however, that this subsection (d) shall not apply in the event of a good faith dispute by Mortgagor as to the validity or reasonableness of the claim which is the basis of the foreclosure or forfeiture proceeding, provided that Mortgagor gives Mortgagee written notice of such claim and furnishes reserves or a surety bond for the claim satisfactory to Mortgagee.
15.    Rights and Remedies On Default. Upon the occurrence of any Event of Default under this Mortgage and at any time thereafter prior to the cure of such Event of Default, Mortgagee, at its option, may exercise any one or more of the following rights and remedies, in addition to any other rights or remedies provided by law:
(a)    Subject to applicable law, Mortgagee shall have the right at is option without notice to Mortgagor to declare the Obligations immediately due and payable. Mortgagee shall have the right to obtain judgment for the Obligations (including all amounts advanced or to be advanced by Mortgagee under Section 13 above, all costs and expenses of collection and suit, including any bankruptcy or insolvency proceeding affecting Mortgagor, and

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reasonable attorneys’ fees incurred in connection with any of the foregoing) together with interest on such judgment at the Default Rate until payment in full is received by Mortgagee and Mortgagee shall have the right to obtain execution upon the Mortgaged Property on account of such judgment;
(b)    Mortgagee shall have the right to have a receiver appointed to take possession of all or any part of the Mortgaged Property, with the power to protect and preserve the Mortgaged Property, to operate the Mortgaged Property preceding foreclosure or sale, and to collect rents, if any, from the Mortgaged Property and apply the proceeds, over and above the cost of the receivership, against the Obligations. The receiver may serve without bond if permitted by law. Mortgagee’s right to the appointment of a receiver shall exist whether or not the apparent value of the Mortgaged Property exceeds the Obligations by a substantial amount. Employment by Mortgagee shall not disqualify a person from serving as a receiver;
(c)    Mortgagee may obtain a judicial decree foreclosing Mortgagor’s interest in all or any part of the Mortgaged Property;
(d)    Mortgagee may obtain a judgment for any deficiency remaining in the Obligations due to Mortgagee after application of all amounts received from the exercise of the rights provided in this section;
(e)    If Mortgagor remains in possession of the Mortgaged Property after the Mortgaged Property is sold as provided above or Mortgagee otherwise becomes entitled to possession of the Mortgaged Property upon default of Mortgagor, Mortgagor shall become a tenant at sufferance of Mortgagee or the purchaser of the Mortgaged Property and shall, at Mortgagee’s option, either (i) pay a reasonable rental for the use of the Mortgaged Property, or (ii) vacate the Mortgaged Property immediately upon the demand of Mortgagee;
(f)    Mortgagee shall have the right to take possession of any portion of the Mortgaged Property constituting fixtures or other personal property and any records pertaining thereto. In addition, upon ten (10) calendar days’ prior written notice to Mortgagor (which Mortgagor hereby acknowledges to be sufficient and commercially reasonable) Mortgagee shall have the right to sell, lease or otherwise dispose of all or any of such Mortgaged Property at any time and from time to time at public or private sale, with or without advertisement thereof, with the right of Mortgagee or its nominee to become purchaser at any sale (unless prohibited by statute) free from any equity of redemption and from all other claims, and after deducting all legal and other expenses for maintaining or selling such Mortgaged Property, and all attorneys’ fees, legal or other expenses for collection, sale and delivery, apply the remaining proceeds of any sale to pay (or hold as a reserve against) the Obligations and exercise all other rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law; and
(g)    Mortgagee shall have all other rights and remedies provided in this Mortgage or available at law.
16.    Rights and Remedies Cumulative.

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(a)    The rights and remedies of Mortgagee as provided in this Mortgage and the Note shall be cumulative and concurrent; may be pursued separately, successively or together against Mortgagor, Maker or against the Mortgaged Property, or both, at the sole discretion of Mortgagee, and may be exercised as often as occasion therefor shall arise. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.
(b)    Any failure by Mortgagee to insist upon strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms or provisions of this Mortgage and Mortgagee shall have the right thereafter to insist upon strict performance by Mortgagor of any and all of them.
(c)    Neither Mortgagor nor any other person now or hereafter obligated for payment of all or any part of the sums now or hereafter secured by this Mortgage shall be relieved of such obligation by reason of the failure of Mortgagee to comply with any request of Mortgagor or of any other person so obligated to take action to foreclose on this Mortgage or otherwise enforce any provisions of this Mortgage, or by reason of the release, regardless of consideration, of all or any part of the security held for the indebtedness secured by this Mortgage, or by reason of any agreement or stipulation between any subsequent owner of the Mortgaged Property and Mortgagee extending the time of payment or modifying the terms of this Mortgage without first having obtained the consent of Mortgagor or such other person; and in the latter event Mortgagor and all such other persons shall continue to be liable to make payments according to the terms of any such extension or modification agreement, unless expressly released and discharged in writing by Mortgagee.
(d)    Mortgagee may release, regardless of consideration, any part of the security held for the indebtedness secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or its priority over any subordinate lien.
17.    Assignment of Leases. This Mortgage is also an absolute and unconditional assignment to Mortgagee of all Leases and Income, whether now in existence or hereafter arising, for the purpose of vesting in Mortgagee a first priority, perfected security interest in the Leases and the Income. Mortgagor hereby assigns, transfers and sets over to Mortgagee all Leases, all Income and all rights of Mortgagor to enforce the Leases and collect the Income. This assignment includes any award received or receivable by Mortgagor in any legal proceeding involving any tenant under a Lease whether under the Bankruptcy Code or otherwise. Mortgagor shall notify any person which Mortgagee may from time to time specify that the Income should be paid directly to Mortgagee and that any modification of the Leases must be approved by Mortgagee. So long as no Event of Default is then continuing, Mortgagor shall have a license, revocable at the will of Mortgagee, to enforce the Leases and collect the Income. Mortgagor hereby authorizes and directs that all other parties now or hereafter owing or paying Income under any Lease or now or hereafter having in their possession or control any Income from or allocated to the Mortgaged Property, or any part thereof, shall, upon the request of Mortgagee and until Mortgagee directs otherwise, pay and deliver such Income directly to Mortgagee at Mortgagee’s address set forth below, or in such other manner as Mortgagee may direct such parties in writing and this authorization shall continue until this Mortgage is released

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of record. No payor making payments to Mortgagee at its request under the assignment contained in this Mortgage shall have any responsibility to see to the application of any of such funds, and any party paying or delivering Income to Mortgagee under such assignment shall be released thereby from any and all liability to Mortgagor to the full extent and amount of all such Income so delivered. Notwithstanding any legal presumption to the contrary, Mortgagee shall not be obligated by reason of its acceptance of this assignment to perform any obligation of Mortgagor as lessor under any Lease. Neither the acceptance of this assignment nor the collection of Income under the Leases shall constitute a waiver of any rights of Mortgagee hereunder or under the Note or constitute a cure of any default by Mortgagor hereunder or thereunder.
18.    Mortgagor’s Waivers. Mortgagor hereby waives and releases all benefit that might accrue to Mortgagor by virtue of any present or future law exempting the Mortgaged Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any stay of execution, exemption from civil process or extension of time for payment.
19.    Communications. All notices and other communications provided for in this Mortgage shall be in writing and shall be given in the manner and become effective as set forth in the Note, and addressed to the respective parties at their addresses specified below or as to either party hereto at such other address as shall be designated by such party in a written notice to the other party hereto.
If to Mortgagor, to:
Keystone Automotive Operations, Inc.
c/o LKQ Corporation
500 West Madison Street, Suite 2800
Chicago, Illinois 60661
Attention: General Counsel
Facsimile: (312) 207-1529
If to Mortgagee, to:

Sphere Capital, LLC - Series A
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention: General Counsel
Facsimile: (310) 712-1863
20.    Covenant Running with the Land. Any act or agreement to be done or performed by Mortgagor shall be construed as a covenant running with the land and shall be binding upon Mortgagor and its successors and assigns as if they had personally made such agreement.
21.    Amendment. This Mortgage cannot be changed or amended except by agreement in writing signed by the party against whom enforcement of the change is sought.

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22.    Applicable Law. This Mortgage shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law analysis or choice of law provisions.
23.    Construction. Whenever used in this Mortgage, unless the context clearly indicates a contrary intent:
(a)    The use of any gender shall include all genders;
(b)    The singular number shall include the plural and the plural the singular as the context may require; and
(c)    Initially capitalized terms not defined herein shall have the meanings ascribed thereto in the Note.
24.    Non-Usury and Severability Provisions. Notwithstanding anything in this Mortgage or the Note to the contrary, neither this Mortgage nor the Note shall be deemed to impose on Mortgagor or Maker, as the case may be, any obligation of payment, except to the extent that the same may be legally enforceable, and any provision to the contrary shall be of no force or effect. If any term or provision of this Mortgage or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons, properties and circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the fullest extent permitted by law.
25.    Captions. The captions preceding the text of the paragraphs or subparagraphs of this Mortgage are inserted only for convenience of reference and shall not constitute a part of this Mortgage, nor shall they in any way affect its meaning, construction or effect.
26.    Non-Recourse. Mortgagee acknowledges and agrees that Mortgagor shall have no personal liability hereunder and that Mortgagee’s remedies against Mortgagor shall be limited to enforcement of this Mortgage against the Mortgaged Property. In no case shall Mortgagor have any claim against any other assets of Mortgagor.

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IN WITNESS WHEREOF, Mortgagor has duly executed this Mortgage the day and year first above written.

KEYSTONE AUTOMOTIVE OPERATIONS, INC., a Pennsylvania corporation

By:_______________________________
Name:
Its:

ACKNOWLEDGMENT

STATE OF     )
) SS:
COUNTY OF    )

On the _______ day of ____________, 2014, before me, a Notary Public in and for the State and County aforesaid, personally appeared _________________________, who acknowledged her/himself to be the ______________________________________ of KEYSTONE AUTOMOTIVE OPERATIONS, INC., a Pennsylvania corporation, and that she/he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by her/himself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

MY COMMISSION EXPIRES:

I hereby certify that the address
of Mortgagee is:

360 North Crescent Drive, South Building
Beverly Hills, CA 90210
__________________________________
On behalf of Mortgagee

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Exhibit A
Legal Description
PROPERTY 1:
Parcel 1: (DBK 2647, Pg 1196)
ALL THAT CERTAIN piece or parcel of land situated in the Borough of Exeter, County of Luzerne and Commonwealth of Pennsylvania bounded and described as follows, to wit:
BEGINNING at a concrete monument in the southerly sideline of Pennsylvania State Highway, Legislative Route No. 11 (Extension), also known as Back Road, said point monument also being in the dividing line between lands now or formerly of Joseph and Anita DePascale as recorded in Luzerne County Deed Book 1680, Page 515 and the lands herein described;
THENCE from said concrete monument and along said dividing line, and along lands now or formerly of Joseph Mirra, et. ux., South 34 degrees 13 minutes East, two hundred thirty-seven and thirty one hundredths (237.30) feet to a point in the northwesterly right-of-way line of the Lehigh Valley Railroad Company (West Pittston Branch);
THENCE from said point and along said right-of-way line, South 43 degrees 36 minutes West, one thousand one hundred twenty-one and twenty-five one-hundredths (1,121.25) feet to a point in the northeasterly sideline of Stevens Lane;
THENCE from said point and along said Stevens Lane sideline, North 29 degrees 28 minutes West, one hundred fifty-six and fifty-five one-hundredths (156.55) feet to a point on the southerly bank of Hick's (Carpenter's) Creek;
THENCE from said point and along the southerly bank of said Creek, along the end of Stevens Lane, along lands now or formerly State Automotive Corporation as recorded in Luzerne County Deed Book 1865 at Page 401, and along lands now or formerly of the Greater Pittston Chamber of Commerce as recorded in Luzerne County Deed Book 1908 at Page 622, by the two (2) following described lines: (1) North 79 degrees 00 minutes West, three hundred twenty-two and eighty-six one-hundredths (322.86) feet to a point; (2) South 81 degrees 55 minutes West, three hundred seventy-two and eighty-six one-hundredths (372.86) feet to a point in line of lands now or formerly of The First Ward Social Club of Exeter as recorded in Luzerne County-Deed Book 1529, at Page 458;
THENCE from said point and along said lands, North 12 degrees 01 minute West, four hundred eighty-seven (487.00) feet to a point in the aforesaid sideline of the Back Road;
THENCE from said point and along said sideline by the two (2) following described lines: (1) North 74 degrees 03 minutes East, ninety-seven and seventy-eight one-hundredths (97.78) feet to a point; (2) North 75 degrees 42 minutes East, one thousand four hundred fifty-five and twenty-eight one-hundredths (1,455.28) feet to a point, the place of BEGINNING.
CONTAINING 20.087 acres, be the same more or less.
PARCEL 2: (DBK 2293, Page 1197)

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ALL the surface and right of soil of all that certain piece or parcel of land situate in the Borough of Exeter, County of Luzerne and Commonwealth of Pennsylvania, bounded and described as follows, to wit:
BEGINNING at a point in the southerly right-of-way line of State Highway Route #11, Extension, known as the "Back Road", and located about one thousand nine hundred eighty (1,980) feet westwardly along said highway from the center of Exeter Avenue, said point also being the northwesterly corner of Parcel #1 conveyed to the Pittston Area Industrial Development by Deed dated April 15, 1957; THENCE along the westerly side of said Parcel #1 of Pittston Area Industrial Development, South 14° 35' East, five hundred thirteen (513) feet, more or less, to a point in the southerly side of Carpenter's Creek, said point also being the southwesterly corner of Parcel #1 aforesaid; THENCE westwardly along the said southerly side of Carpenter's Creek also being the northerly line of Parcel #3 of Deed above-mentioned dated April 15, 1957, ninety (90) feet, more or less, to a point; THENCE North 14° 35' West, five hundred (500) feet, more or less, to a point in the southerly right-of-way line of State Highway Route #11 Extension aforesaid; THENCE eastwardly along said right-of-way line, ninety (90) feet, more or less, to the place of BEGINNING.
CONTAINING one acre, more or less.
PARCEL 3:
ALL those certain pieces or parcels of land situate in the Borough of Exeter, County of Luzerne and State of Pennsylvania, bounded and described as follows, to wit:
PURPART NO. 1: (DBK 2283, Page 930)
BEGINNING at a point in the southeasterly right-of-way line of State Highway Route No. 11 extension, Back Road, said point being the Northwest corner of a parcel of land conveyed by Troback Development Company to the First Ward Social Club of Exeter, by Deed dated September 9, 1963, and recorded in Luzerne County Deed Book 1529, page 458;
THENCE along said lands now or formerly of the First Ward Social Club of Exeter, South fourteen degrees fifteen minutes East, four hundred eighty-three and ninety-four hundredths (483.94) feet to a point in line of lands now or formerly of Jewelcor Incorporated;
THENCE along lands now or formerly of Jewelcor Incorporated the following two (2) courses and distances:
(1)    South seventy-six degrees forty-nine minutes forty-six seconds West, twenty-eight and fifty-six hundredths (28.56) feet to a point;
(2)    South seventy-five degrees forty-seven minutes twenty-four seconds West, seventy one and forty-four tenths (71.44) feet to a point:
THENCE through other lands of the Grantors herein, North fourteen degrees 15 minutes West (N. 14° 15' W.) four hundred seventy-two (472) feet more or less to a point on the Southeasterly right-of-way of State Highway Rt. 11 extension, Back Road;
THENCE along the Southeasterly right-of-way of State Highway Rt. 11, Back Road, North sixty-six degrees thirty-nine minutes forty-three seconds East (N. 66° 39' 43" E.) one hundred (100) feet to the place of BEGINNING
PURPART NO. 2: (DBK 2283, Page 930)

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BEGINNING at a point in the southeasterly right-of-way line of State Highway Route No. 11 extension, Back Road, said point being the Northwest corner of a parcel of land conveyed to Elvira Chiavacci, a/k/a Vera Chiavacci and Jacquelyn E. Troback, by and through H. Deno Chiavacci, Attorney In Fact to James H. Belmont and Carmena T. Belmont, his wife, by deed dated May 13, 1982, and recorded in Luzerne County Deed Book 2073 at page 1027; THENCE along said lands now or formerly of James S. Belmont and Carmena T. Belmont, South fourteen degrees fifteen minutes East, (S. 14° 15' E.) four hundred seventy-two feet more or less to a point in line of lands now or formerly of Jewelcor, Incorporated;
THENCE along the lands now or formerly of Jewelcor, Incorporated the following three (3) courses and distances:
(1)    South seventy-five degrees forty-seven minutes twenty-four seconds West, thirty-three and twenty-six hundredths (33.26) feet to a point;
(2)    South seventy-five degrees fifteen minutes fifty-seven seconds West, fifty-two and twenty hundredths (52.20) feet to a point;
(3)    South forty degrees twenty minutes thirty-two seconds West, twenty-seven feet plus or minus to a point;
THENCE through other lands of the Grantors herein, North fourteen degrees fifteen minutes West (N. 14° 15' W) four hundred sixty-two feet (462) more or less to a point on the Southeasterly right-of-way of State Highway Rt. 11, extension, Back Road;
THENCE along the said Southeasterly right-of way of State Highway Rt. 11, Back Road, North sixty-four degrees twenty-five minutes East (N. 64° 25' E.) fourteen and fifty-eight hundredths (14.58) feet to a point;
THENCE along the said Southeasterly right-of-way of State Highway Rt. 11, Back Road, North sixty-six degrees thirty-nine minutes forty-three seconds East, eighty-five and forty-two hundredths (85.42) feet to the place of BEGINNING.
PARCEL 4: (RBK 3005, Page 185663)
ALL THAT CERTAIN piece or parcel of land situate in the Borough of Exeter, County of Luzerne and State of Pennsylvania, bounded and described as follows, to wit:
BEGINNING at a point in the southeasterly right-of-way line of State Highway Route No. 11 extension, Back Road, said point being the Northwest corner of a parcel of land conveyed by Elvira Chiavacci, a/k/a Vera Chiavacci and Jacquelyn E. Troback by and through H. Deno Chiavacci, attorney in fact to James S. Belmont and Carmena T. Belmont, his wife, by deed dated June 20, 1983 and recorded in the Office of the Recorder of Deeds of Luzerne County In Deed Book 2105, page 170;
THENCE along said lands now or formerly of James S. Belmont and Carmena T. Belmont, his wife, South fourteen degrees fifteen minutes East (S. 14° 15' E.) four hundred sixty and ten one-hundredths (460.10) feet more or less to a point in line of lands now or formerly of Jewelcor Incorporated;
THENCE along the lands now or formerly of Jewelcor Incorporated the following two (2) courses and directions:
(1)    South forty degrees twenty minutes thirty-two seconds West, seventy-three and twenty-five hundredths (73.25) feet to a point;
(2)    South fifty-six degrees twenty-two minutes thirty-seven seconds West, forty and sixty-five hundredths feet plus or minus to a point;

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THENCE through other lands now or formerly of Chiavacci, North fourteen degrees fifteen minutes West (N. 14° 15' W) four hundred ninety-six and thirty-seven hundredths feet more or less to a point on the southeasterly right-of-way of State Highway Rt. 11 extension, Back Road;
THENCE along the said southeasterly right-of-way of State Highway Rt. 11 extension, Back Road, North sixty-four degrees twenty-five minutes East (N. 64° 25' E) one hundred feet to the place of BEGINNING.
BEING the northerly half of Lot Number 3, Troback Development Number 1.
EXCEPTING AND RESERVING unto the appropriate person or other entity, the portion of the demised premises to which a declaration of taking by eminent domain was filed by the Borough of Exeter. The said declaration of taking is filed to No. 4123 of 1978 in the Office of the Prothonotary or the Court of Common Pleas of Luzerne County.

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Schedule 1
The deeds evidencing the following parcels of the Mortgaged Property reflect a grantee other than the Mortgagor:

Property Name/Use	Property Address	Record Book & Page Number of Vesting Deed	Grantee (Exactly as Appears on the Vesting Deed Provided to Date)
Exeter Warehouse	100 Slocum Avenue Exeter, PA 18643	Bk 2647 Pg 1196	Keystone Automotive Warehouse, a partnership
		Bk 2283 Pg 930	Keystone Automotive Warehouse
		Bk 2293 Pg 1197	Keystone Automotive Warehouse

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Prepared by:

[name]
[address]
(___) ____- _____

Return to:

[name]
[address]
(___) ____- _____

Parcel No(s). _________________

MORTGAGE

From

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

Mortgagor

To

SPHERE CAPITAL, LLC - SERIES A

Mortgagee

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